AGREEMENT

by and between

Pac-West Telecomm, Inc.

and

VERIZON CALIFORNIA INC., F/K/A GTE CALIFORNIA INCORPORATED

FOR THE STATE OF

CALIFORNIA

TABLE OF CONTENTS

AGREEMENT *

1. The Agreement *

2. Term and Termination *

3. Glossary and Attachments *

4. Applicable Law *

5. Assignment *

6. Assurance of Payment *

7. Audits *

8. Authorization *

9. Billing and Payment; Disputed Amounts *

10. Confidentiality *

11. Counterparts *

12. Default *

13. Discontinuance of Service by Pac-West *

14. Dispute Resolution *

15. Force Majeure *

16. Forecasts *

17. Fraud *

18. Good Faith Performance *

19. Headings *

20. Indemnification *

21. Insurance *

22. Intellectual Property *

23. Joint Work Product *

24. Law Enforcement. *

25. Liability *

26. Network Management *

27. Non-Exclusive Remedies *

28. Notice of Network Changes *

29. Notices *

30. Ordering and Maintenance *

31. Performance Standards *

32. Point of Contact for Pac-West Customers *

33. Predecessor Agreements *

34. Publicity and Use of Trademarks or Service Marks *

35. References *

36. Relationship of the Parties *

37. Reservation of Rights *

38. Subcontractors *

39. Successors and Assigns *

40. Survival *

41. Taxes *

42. Technology Upgrades *

43. Territory *

44. Third Party Beneficiaries *

45. [Intentionally Left Blank] *

46. 252(i) Obligations *

47. Use of Service *

48. Waiver *

49. Warranties *

50. Withdrawal of Services *

SIGNATURE PAGE *

GLOSSARY *

1. General Rule *

2. Definitions *

ADDITIONAL SERVICES ATTACHMENT *

1. Alternate Billed Calls *

2. Dialing Parity - Section 251(b)(3) *

3. Directory Assistance (DA) and Operator Services (OS) *

4. Directory Listing and Directory Distribution *

5. Voice Information Service Traffic *

6. Intercept and Referral Announcements *

7. Originating Line Number Screening (OLNS) *

8. Operations Support Systems (OSS) Services *

9. Poles, Ducts, Conduits and Rights-of-Way *

10. Telephone Numbers *

11. Routing for Operator Services and Directory Assistance Traffic *

INTERCONNECTION ATTACHMENT *

1. General *

2. Methods for Interconnection and Trunk Types *

3. Alternative Interconnection Arrangements *

4. Initiating Interconnection *

5. Transmission and Routing of Telephone Exchange Service Traffic *

6. Traffic Measurement and Billing over Interconnection Trunks *

7. Reciprocal Compensation Arrangements Pursuant to Section 251(b)(5) of the Act *

8. Classification of Traffic *

9. Other Types of Traffic *

10. Responsibilities of the Parties *

11. Reciprocal Compensation for Local and ISP-Bound Traffic *

12. Transmission and Routing of Exchange Access Traffic *

13. Meet-Point Billing Arrangements *

14. Toll Free Service Access Code (e.g., 800/888/877) Traffic *

15. Tandem Transit Traffic *

16. Number Resources, Rate Center Areas and Routing Points *

17. Joint Network Implementation and Grooming Process; and Installation, Maintenance, Testing and Repair *

18. Number Portability - Section 251(B)(2) *

RESALE ATTACHMENT *

1. General *

2. Use of Verizon Telecommunications Services *

3. Availability of Verizon Telecommunications Services *

4. Responsibility for Charges *

5. Operations Matters *

6. Rates and Charges *

NETWORK ELEMENTS ATTACHMENT *

1. General *

2. Verizon's Provision of Network Elements *

3. Loop Transmission Types *

4. Line Sharing *

5. Line Splitting *

6. Sub-Loop *

7. Inside Wire *

8. Dark Fiber *

9. Network Interface Device *

10. Unbundled Switching Elements *

11. Unbundled Interoffice Facilities *

12. Signaling Networks and Call-Related Databases *

13. Operations Support Systems *

14. Availability of Other Network Elements on an Unbundled Basis *

15. Maintenance of Network Elements *

16. Combinations *

17. Rates and Charges *

COLLOCATION ATTACHMENT *

1. Verizon's Provision of Collocation *

2. Pac-West's Provision of Collocation *

911 ATTACHMENT *

1. 911/E-911 Arrangements *

2. Electronic Interface *

3. 911 Interconnection *

4. 911 Facilities *

5. Local Number Portability for use with 911 *

6. PSAP Coordination *

7. 911 Compensation *

8. 911 Rules and Regulations *

PRICING ATTACHMENT *

1. General *

2. Verizon Telecommunications Services Provided to Pac-West for Resale Pursuant to the Resale Attachment *

3. Pac-West Prices *

4. Section 271 *

5. Regulatory Review of Prices *

AGREEMENT

PREFACE

This Agreement ("Agreement") shall be deemed effective upon Commission approval pursuant to Section 252 of the Act (the "Effective Date"), between Pac-West Telecomm, Inc. ("Pac-West"), a corporation organized under the laws of the State of California, with offices at 1776 W. March Lane, Suite 250, Stockton, CA 95207 and Verizon California Inc., f/k/a GTE California Incorporated ("Verizon"), a corporation organized under the laws of the State of California with offices at One Verizon Way, Thousand Oaks, CA 91362 (Verizon and Pac-West may be referred to hereinafter, each, individually as a "Party", and, collectively, as the "Parties").

GENERAL TERMS AND CONDITIONS

In consideration of the mutual promises contained in this Agreement, and intending to be legally bound, pursuant to Section 252 of the Act, Verizon and Pac-West hereby agree as follows:

  The Agreement
    This Agreement includes: (a) the Principal Document; (b) the Tariffs of each Party applicable to the Services that are offered for sale by it in the Principal Document (which Tariffs are incorporated into and made a part of this Agreement by reference); and, (c) an Order by a Party that has been accepted by the other Party.
    Except as otherwise expressly provided in the Principal Document (including, but not limited to, the Pricing Attachment), conflicts among provisions in the Principal Document, Tariffs, and an Order by a Party that has been accepted by the other Party, shall be resolved in accordance with the following order of precedence, where the document identified in subsection "(a)" shall have the highest precedence: (a) the Principal Document; (b) the Tariffs; and, (c) an Order by a Party that has been accepted by the other Party. The fact that a provision appears in the Principal Document but not in a Tariff, or in a Tariff but not in the Principal Document, shall not be interpreted as, or deemed grounds for finding, a conflict for the purposes of this Section 1.2.
    This Agreement constitutes the entire agreement between the Parties on the subject matter hereof, and supersedes any prior or contemporaneous agreement, understanding, or representation, on the subject matter hereof. Except as otherwise provisioned in the Principal Document, the Principal Document may not be waived or modified except by a written document that is signed by the Parties. Subject to the requirements of Applicable Law, a Party shall have the right to add, modify, or withdraw, its Tariff(s) at any time, without the consent of, or notice to, the other Party.
  Term and Termination
    This Agreement shall be effective as of the Effective Date and, unless cancelled or terminated earlier in accordance with the terms as provided in this Agreement, shall continue in effect for three years from the Effective Date (the "Initial Term"). Thereafter, this Agreement shall continue in force and effect unless and until cancelled or terminated, or the new Agreement is effective, as provided in this Agreement.
    Either Pac-West or Verizon may terminate this Agreement effective upon the expiration of the Initial Term or effective upon any date after expiration of the Initial Term by providing written notice of termination at least ninety (90) days in advance of the date of termination.
    If either Pac-West or Verizon provides notice of termination pursuant to Section 2.2 and on or before the proposed date of termination either Pac-West or Verizon has requested negotiation of a new interconnection agreement, unless this Agreement is cancelled or terminated earlier in accordance with the terms hereof (including, but not limited to, pursuant to Section 12), this Agreement shall remain in effect until the effective date of a new interconnection agreement between Pac-West and Verizon.
    If either Pac-West or Verizon provides notice of termination pursuant to Section 2.2 and by 11:59 PM Eastern Time on the proposed date of termination neither Pac-West nor Verizon has requested negotiation of a new interconnection agreement, (a) this Agreement will terminate at 11:59 PM Eastern Time on the proposed date of termination, and (b) the Services being provided under this Agreement at the time of termination will be terminated, except to the extent that the Purchasing Party has requested that such Services continue to be provided pursuant to an applicable Tariff or SGAT.
  Glossary and Attachments

  The Glossary and the following Attachments are a part of this Agreement:

  Additional Services Attachment

  Interconnection Attachment

  Resale Attachment

  UNE Attachment

  Collocation Attachment

  911 Attachment

  Pricing Attachment

  Applicable Law
    The construction, interpretation and performance of this Agreement shall be governed by (a) the laws of the United States of America and (b) the laws of the State of California, without regard to its conflicts of laws rules. All disputes relating to this Agreement shall be resolved through the application of such laws.
    Each Party shall remain in compliance with Applicable Law in the course of performing this Agreement.
    Neither Party shall be liable for any delay or failure in performance by it that results from requirements of Applicable Law, or acts or failures to act of any governmental entity or official.
    Each Party shall promptly notify the other Party in writing of any governmental action that limits, suspends, cancels, withdraws, or otherwise materially affects, the notifying Party's ability to perform its obligations under this Agreement.
    If any provision of this Agreement shall be invalid or unenforceable under Applicable Law, such invalidity or unenforceability shall not invalidate or render unenforceable any other provision of this Agreement, and this Agreement shall be construed as if it did not contain such invalid or unenforceable provision; provided, that if the invalid or unenforceable provision is a material provision of this Agreement, or the invalidity or unenforceability materially affects the rights or obligations of a Party hereunder or the ability of a Party to perform any material provision of this Agreement, the Parties shall promptly renegotiate in good faith and amend in writing this Agreement in order to make such mutually acceptable revisions to this Agreement as may be required in order to conform the Agreement to Applicable Law.
    If any legislative, regulatory, judicial or other governmental decision, order, determination or action, or any change in Applicable Law, materially affects any material provision of this Agreement, the rights or obligations of a Party hereunder, or the ability of a Party to perform any material provision of this Agreement, the Parties shall promptly renegotiate in good faith and amend in writing this Agreement in order to make such mutually acceptable revisions to this Agreement as may be required in order to conform the Agreement to Applicable Law.
    Notwithstanding anything in this Agreement to the contrary, if, as a result of any published legislative, judicial, regulatory or other governmental decision, order, determination or action, or any change in Applicable Law, Verizon is not required by Applicable Law to provide any Service, payment or benefit, otherwise required to be provided to Pac-West hereunder. Verizon will provide ninety (90) days prior written notice to Pac-West of its intent to discontinue such Service, unless a different notice period or different conditions are specified in this Agreement (including, but not limited to, in an applicable Tariff) or Applicable Law for termination of such Service in which event such specified period and/or conditions shall apply. The Parties will mutually agree to amend this Agreement to discontinue the Service, payment or benefit, within the ninety day notice period and will cooperate to ensure that there will be no service interruption to Pac-West's customers as a result of such discontinuance. If the Parties are unable to mutually agree to amend this Agreement, either Party may pursue dispute resolution pursuant to Section 14 below.
  Assignment

  Neither Party may assign this Agreement or any right or interest under this Agreement, nor delegate any obligation under this Agreement, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted assignment or delegation in violation of this Section 5 shall be void and ineffective and constitute default of this Agreement.

  Assurance of Payment
    Upon request by either Party, the other Party shall provide to the requesting Party adequate assurance of payment of amounts due (or to become due) to the requesting Party hereunder.
    Assurance of payment of charges may be requested by either Party if the other Party (a) in the reasonable judgment of the requesting Party, at the Effective Date or at any time thereafter, does not have established credit with the requesting Party, (b) in the reasonable judgment of the requesting Party, at the Effective Date or at any time thereafter, is unable to demonstrate that it is creditworthy, (c) fails to timely pay an undisputed bill rendered to it by the other Party, or (d) admits its inability to pay its debts as such debts become due, has commenced a voluntary case (or has had a case commenced against it) under the U.S. Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding-up, composition or adjustment of debts or the like, has made an assignment for the benefit of creditors or is subject to a receivership or similar proceeding.
    Unless otherwise agreed by the Parties, the assurance of payment shall, consist of (a) a cash security deposit in U.S. dollars held by the other Party or (b) an unconditional, irrevocable standby letter of credit naming the other Party as the beneficiary thereof and otherwise in form and substance satisfactory to the other Party from a financial institution acceptable to the other Party. The cash security deposit or letter of credit shall be in an amount equal to two (2) months anticipated charges (including, but not limited to, both recurring and non-recurring charges), as reasonably determined by the other Party, for the Services to be provided by either Party to the other in connection with this Agreement.
    To the extent that either Party elects to require a cash deposit, the Parties intend that the provision of such deposit shall constitute the grant of a security interest in the deposit pursuant to Article 9 of the Uniform Commercial Code as in effect in any relevant jurisdiction.
    If payment of interest on a cash deposit is required by an applicable Tariff or by Applicable Law, interest will be paid on any such cash deposit held by either Party at the higher of the interest rate stated in such Tariff or the interest rate required by Applicable Law.
    Either Party may (but is not obligated to) draw on the letter of credit or cash deposit, as applicable, upon notice to the other Party in respect of any undisputed amounts to be paid by the other Party hereunder that are not paid within thirty (30) days of the date that payment of such amounts is required by this Agreement.
    If either Party draws on the letter of credit or cash deposit, upon request by that Party, the other Party shall provide a replacement or supplemental letter of credit or cash deposit conforming to the requirements of Section 6.3.
    Notwithstanding anything else set forth in this Agreement, if either Party makes a request for assurance of payment in accordance with the terms of this Section, then that Party shall have no obligation thereafter to perform under this Agreement until such time as the other Party has provided the first Party with such assurance of payment.
    The fact that a deposit or a letter of credit is requested by either Party hereunder shall in no way relieve the other Party from compliance with the requirements of this Agreement (including, but not limited to, any applicable Tariffs) as to advance payments and payment for Services, nor constitute a waiver or modification of the terms herein pertaining to the discontinuance of Services for nonpayment of any amounts payment of which is required by this Agreement.
  Audits
    Except as may be otherwise specifically provided in this Agreement, either Party ("Auditing Party") may audit the other Party's ("Audited Party") books, records, documents, facilities and systems for the purpose of evaluating the accuracy of the Audited Party's bills. Such audits may be performed once in each Calendar Year; provided, however, that audits may be conducted more frequently (but no more frequently than once in each Calendar Quarter) if the immediately preceding audit found previously uncorrected net inaccuracies in billing in favor of the Audited Party having an aggregate value of at least $1,000,000.
    The audit shall be performed by independent certified public accountants selected and paid by the Auditing Party. The accountants shall be reasonably acceptable to the Audited Party. Prior to commencing the audit, the accountants shall execute an agreement with the Audited Party in a form reasonably acceptable to the Audited Party that protects the confidentiality of the information disclosed by the Audited Party to the accountants. The audit shall take place at a time and place agreed upon by the Parties; provided, that the Auditing Party may require that the audit commence no later than sixty (60) days after the Auditing Party has given notice of the audit to the Audited Party.
    Each Party shall cooperate fully in any such audit, providing reasonable access to any and all employees, books, records, documents, facilities and systems, reasonably necessary to assess the accuracy of the Audited Party's bills.
    Audits shall be performed at the Auditing Party's expense, provided that there shall be no charge for reasonable access to the Audited Party's employees, books, records, documents, facilities and systems necessary to assess the accuracy of the Audited Party's bills.
  Authorization
    Verizon represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.
    Pac-West represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.
    Notwithstanding any other provision of this Agreement, Verizon shall have no obligation to perform under this Agreement until such time as Pac-West has obtained such FCC and Commission authorization as may be required by Applicable Law for conducting business in California. Pac-West shall not place any orders under this Agreement until it has obtained such authorization. Pac-West shall provide proof of such authorization to Verizon upon request.
  Billing and Payment; Disputed Amounts
    Except as otherwise provided in this Agreement, each Party shall submit to the other Party on a monthly basis in an itemized form, statement(s) of charges incurred by the other Party under this Agreement.
    Except as otherwise provided in this Agreement, payment of amounts billed for Services provided under this Agreement, whether billed on a monthly basis or as otherwise provided in this Agreement, shall be due, in immediately available U.S. funds, on the later of the following dates (the "Due Date"): (a) the due date specified on the billing Party's statement; or, (b) twenty (20) days after the date the statement is received by the billed Party. Payments shall be transmitted by electronic funds transfer.
    If any portion of an amount billed by a Party under this Agreement is subject to a good faith dispute between the Parties, the billed Party shall give notice to the billing Party of the amounts it disputes ("Disputed Amounts") and include in such notice the specific details and reasons for disputing each item. A Party may also dispute prospectively with a single notice a class of charges that it disputes. Notice of a dispute may be given by a Party at any time, either before or after an amount is paid, and a Party's payment of an amount shall not constitute a waiver of such Party's right to subsequently dispute its obligation to pay such amount or to seek a refund of any amount paid. The billed Party shall pay by the Due Date all undisputed amounts. Billing disputes shall be subject to the terms of Section 14, Dispute Resolution.
    Charges due to the billing Party that are not paid by the Due Date, shall be subject to a late payment charge. The late payment charge shall be in an amount specified by the billing Party which shall not exceed a rate of one-and-one-half percent (1.5%) of the overdue amount (including any unpaid previously billed late payment charges) per month.
    Although it is the intent of both Parties to submit timely statements of charges, failure by either Party to present statements to the other Party in a timely manner shall not constitute a breach or default, or a waiver of the right to payment of the incurred charges, by the billing Party under this Agreement, and, except for assertion of a provision of Applicable Law that limits the period in which a suit or other proceeding can be brought before a court or other governmental entity of appropriate jurisdiction to collect amounts due, the billed Party shall not be entitled to dispute the billing Party's statement(s) based on the billing Party's failure to submit them in a timely fashion.
  Confidentiality
    As used in this Section 10, "Confidential Information" means the following information that is disclosed by one Party ("Disclosing Party") to the other Party ("Receiving Party") in connection with, or anticipation of, this Agreement:
      Books, records, documents and other information disclosed in an audit pursuant to Section 7;
      Any forecasting information provided pursuant to this Agreement;
      Customer Information (except to the extent that (a) the Customer information is published in a directory, (b) the Customer information is disclosed through or in the course of furnishing a Telecommunications Service, such as a Directory Assistance Service, Operator Service, Caller ID or similar service, or LIDB service, or, (c) the Customer to whom the Customer Information is related has authorized the Receiving Party to use and/or disclose the Customer Information);
      information related to specific facilities or equipment (including, but not limited to, cable and pair information);
      any information that is in written, graphic, electromagnetic, or other tangible form, and marked at the time of disclosure as "Confidential" or "Proprietary;" and any information that is communicated orally or visually and declared to the Receiving Party at the time of disclosure, and by written notice with a statement of the information given to the Receiving Party within ten (10) days after disclosure, to be "Confidential or "Proprietary".

    Notwithstanding any other provision of this Agreement, a Party shall have the right to refuse to accept receipt of information which the other Party has identified as Confidential Information pursuant to Sections 10.1.5 or 10.1.6.

    Except as otherwise provided in this Agreement, the Receiving Party shall:
      use the Confidential Information received from the Disclosing Party only in performance of this Agreement; and, using the same degree of care that it uses with similar confidential information of its own (but in no case a degree of care that is less than commercially reasonable), hold Confidential Information received from the Disclosing Party in confidence and restrict disclosure of the Confidential Information solely to those of the Receiving Party's Affiliates and the directors, officers, employees, Agents and contractors of the Receiving Party and the Receiving Party's Affiliates, that have a need to receive such Confidential Information in order to perform the Receiving Party's obligations under this Agreement. The Receiving Party's Affiliates and the directors, officers, employees, Agents and contractors of the Receiving Party and the Receiving Party's Affiliates, shall be required by the Receiving Party to comply with the provisions of this Section 10 in the same manner as the Receiving Party. The Receiving Party shall be liable for any failure of the Receiving Party's Affiliates or the directors, officers, employees, Agents or contractors of the Receiving Party or the Receiving Party's Affiliates, to comply with the provisions of this Section 10.
    The Receiving Party shall return or destroy all Confidential Information received from the Disclosing Party, including any copies made by the Receiving Party, within thirty (30) days after a written request by the Disclosing Party is delivered to the Receiving Party, except for (a) Confidential Information that the Receiving Party reasonably requires to perform its obligations under this Agreement, and (b) one copy for archival purposes only.
    Unless otherwise agreed, the obligations of Sections 10.2 and 10.3 do not apply to information that:
      was, at the time of receipt, already in the possession of or known to the Receiving Party free of any obligation of confidentiality and restriction on use;
      is or becomes publicly available or known through no wrongful act of the Receiving Party, the Receiving Party's Affiliates, or the directors, officers, employees, Agents or contractors of the Receiving Party or the Receiving Party's Affiliates;
      is rightfully received from a third person having no direct or indirect obligation of confidentiality or restriction on use to the Disclosing Party with respect to such information;
      is independently developed by the Receiving Party;
      is approved for disclosure or use by written authorization of the Disclosing Party (including, but not limited to, in this Agreement); or
      is required to be disclosed by the Receiving Party pursuant to Applicable Law, provided that the Receiving Party shall have made commercially reasonable efforts to give adequate notice of the requirement to the Disclosing Party in order to enable the Disclosing Party to seek protective arrangements.
    Notwithstanding the provisions of Sections 10.1 through 10.4, the Receiving Party may use and disclose Confidential Information received from the Disclosing Party to the extent necessary to enforce the Receiving Party's rights under this Agreement or Applicable Law. In making any such disclosure, the Receiving Party shall make reasonable efforts to preserve the confidentiality and restrict the use of the Confidential Information while it is in the possession of any person to whom it is disclosed, including, but not limited to, by requesting any governmental entity to whom the Confidential Information is disclosed to treat it as confidential and restrict its use to purposes related to the proceeding pending before it.
    The Disclosing Party shall retain all of the Disclosing Party's right, title and interest in any Confidential Information disclosed by the Disclosing Party to the Receiving Party. Except as otherwise expressly provided in this Agreement, no license is granted by this Agreement with respect to any Confidential Information (including, but not limited to, under any patent, trademark or copyright), nor is any such license to be implied solely by virtue of the disclosure of Confidential Information.
    The provisions of this Section 10 shall be in addition to and not in derogation of any provisions of Applicable Law, including, but not limited to, 47 U.S.C. § 222, and are not intended to constitute a waiver by a Party of any right with regard to the use, or protection of the confidentiality of, CPNI provided by Applicable Law.
    Each Party's obligations under this Section 10 shall survive expiration, cancellation or termination of this Agreement for a period of five years.
  Counterparts

  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

  Default

  If either Party ("Defaulting Party") fails to make a payment required by this Agreement (including, but not limited to, any payment required by Section 9.3 of undisputed amounts to the billing Party) or materially breaches any other material provision of this Agreement, and such failure or breach continues for thirty (30) days after written notice thereof from the other Party, the other Party may, by written notice to the Defaulting Party, (a) suspend the provision of any or all Services hereunder, or (b) cancel this Agreement and terminate the provision of all Services hereunder. A Party shall not suspend Services or terminate this Agreement in accordance with items (a) or (b) above if the Defaulting Party has initiated dispute resolution in good faith in accordance with Section 14 with respect to the particular breach specified in the other Party's notice of default and provided that the Defaulting Party has initiated such dispute resolution within 30 days of receipt of the notice of default. The foregoing shall not limit in any way either Party's rights (including the right to suspend or interrupt a Service) under Section 26.3 of this Agreement.

  Discontinuance of Service by Pac-West
    If Pac-West proposes to discontinue, or actually discontinues, its provision of service to all or substantially all of its Customers, whether voluntarily, as a result of bankruptcy, or for any other reason, Pac-West shall provide advance written notice to Verizon, and comply with any requirements of Applicable Law with regard to giving advance notice to Verizon, Pac-West's customers and the Commission of Pac-West's intent to discontinue provision of service. Unless the period for advance notice to Verizon of discontinuance of service required by Applicable Law is more than thirty (30) days, to the extent commercially feasible, Pac-West shall send such notice at least thirty (30) days prior to its discontinuance of service.
    The content of any notice that Pac-West is required to provide pursuant to Section 13.1 shall comply with Commission rules.
    If Pac-West discontinues provision of service, or gives notice of an intent to discontinue service, and a Pac-West Customer requests Verizon to provide service to the Customer, or the Commission orders Verizon to provide service to the customer, upon request by Verizon, Pac-West shall provide Verizon with all information necessary for Verizon to establish service for the Pac-West Customer, including, but not limited to, the Pac-West Customer's billed name, listed name, service address, and billing address, and the services being provided to the Pac-West Customer.
    Nothing in this Section 13 shall limit Verizon's right to cancel or terminate this Agreement or suspend provision of Services under this Agreement.
  Dispute Resolution
    Except as otherwise provided in this Agreement, any dispute between the Parties regarding the interpretation or enforcement of this Agreement or any of its terms shall be addressed by good faith negotiation between the Parties. To initiate such negotiation, a Party must provide to the other Party written notice of the dispute that includes both a detailed description of the dispute or alleged nonperformance and the name of an individual who will serve as the initiating Party's representative in the negotiation. The other Party shall have ten Business Days to designate its own representative in the negotiation. The Parties' representatives shall meet at least once within 45 days after the date of the initiating Party's written notice in an attempt to reach a good faith resolution of the dispute. Upon agreement, the Parties' representatives may utilize other alternative dispute resolution procedures such as private mediation to assist in the negotiations.
    If the Parties have been unable to resolve the dispute within 45 days of the date of the initiating Party's written notice, either Party may pursue any remedies available to it under this Agreement, at law, in equity, or otherwise, including, but not limited to, instituting an appropriate proceeding before the Commission, including an Expedited Complaint pursuant to Commission D. 95-12-056 at pp. 36-39, the FCC, or a court of competent jurisdiction.
  Force Majeure
    Neither Party shall be responsible for any delay or failure in performance which results from causes beyond its reasonable control ("Force Majeure Events"), whether or not foreseeable by such Party. Such Force Majeure Events include, but are not limited to, adverse weather conditions, flood, fire, explosion, earthquake, volcanic action, power failure, embargo, boycott, war, revolution, civil commotion, acts of public enemies, labor unrest (including, but not limited to, strikes, work stoppages, slowdowns, picketing or boycotts), inability to obtain equipment, parts, software or repairs thereof, acts or omissions of the other Party, and acts of God.
    If a Force Majeure Event occurs, the non-performing Party shall give prompt notification of its inability to perform to the other Party. During the period that the non-performing Party is unable to perform, the other Party shall also be excused from performance of its obligations to the extent such obligations are reciprocal to, or depend upon, the performance of the non-performing Party that has been prevented by the Force Majeure Event. The non-performing Party shall use commercially reasonable efforts to avoid or remove the cause(s) of its non-performance and both Parties shall proceed to perform once the cause(s) are removed or cease.
    Notwithstanding the provisions of Sections 15.1 and 15.2, in no case shall a Force Majeure Event excuse either Party from an obligation to pay money as required by this Agreement.
    Nothing in this Agreement shall require the non-performing Party to settle any labor dispute except as the non-performing Party, in its sole discretion, determines appropriate.
  Forecasts

  In addition to any other forecasts required by this Agreement, upon request by Verizon, Pac-West shall provide to Verizon forecasts regarding the Services that Pac-West expects to purchase from Verizon, including, but not limited to, forecasts regarding the types and volumes of Services that Pac-West expects to purchase and the locations where such Services will be purchased.

  Fraud

  The Parties shall work cooperatively in a commercially reasonable manner to minimize and to investigate fraud associated with third number billed calls, calling card calls, and other services related to this Agreement; provided that, nothing in this section shall require a party (a) to deploy new systems or facilities or (b) to take action with regard to minimizing or investigating fraud beyond that which it regularly provides at no charge to Telecommunications Carriers who are not parties to this Agreement.

  Verizon shall bear no responsibility for, and shall have no obligation to make adjustments to, Pac-West's account in cases of fraud by Pac-West's Customers, Pac-West's contractors or employees, or other third parties using or accessing Pac-West's network.

  Good Faith Performance

  The Parties shall act in good faith in their performance of this Agreement. Except as otherwise expressly stated in this Agreement (including, but not limited to, where consent, approval, agreement or a similar action is stated to be within a Party's sole discretion), where consent, approval, mutual agreement or a similar action is required by any provision of this Agreement, such action shall not be unreasonably withheld, conditioned or delayed.

  Headings

  The headings used in the Principal Document are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of the Principal Document.

  Indemnification
    Each Party ("Indemnifying Party") shall indemnify, defend and hold harmless the other Party ("Indemnified Party"), the Indemnified Party's Affiliates, and the directors, officers and employees of the Indemnified Party and the Indemnified Party's Affiliates, from and against any and all Claims that arise out of bodily injury to or death of any person, or damage to, or destruction or loss of, tangible real and/or personal property of any person, to the extent such injury, death, damage, destruction or loss, was proximately caused by the grossly negligent or intentionally wrongful acts or omissions of the Indemnifying Party, the Indemnifying Party's Affiliates, or the directors, officers, employees, Agents or contractors (excluding the Indemnified Party) of the Indemnifying Party or the Indemnifying Party's Affiliates, in connection with this Agreement.
    Indemnification Process.
      As used in this Section 20, "Indemnified Person" means a person whom an Indemnifying Party is obligated to indemnify, defend and/or hold harmless under Section 20.1.
      An Indemnifying Party's obligations under Section 20.1 shall be conditioned upon the following:
      The Indemnified Person: (a) shall give the Indemnifying Party notice of the Claim promptly after becoming aware thereof (including a statement of facts known to the Indemnified Person related to the Claim and an estimate of the amount thereof); (b) prior to taking any material action with respect to a Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Claim; (c) shall not consent to any settlement or compromise of a Third Party Claim without the written consent of the Indemnifying Party; (d) shall permit the Indemnifying Party to assume the defense of a Third Party Claim (including, except as provided below, the compromise or settlement thereof) at the Indemnifying Party's own cost and expense, provided, however, that the Indemnified Person shall have the right to approve the Indemnifying Party's choice of legal counsel.
      If the Indemnified Person fails to comply with Section 20.2.3 with respect to a Claim, to the extent such failure shall have a material adverse effect upon the Indemnifying Party, the Indemnifying Party shall be relieved of its obligation to indemnify, defend and hold harmless the Indemnified Person with respect to such Claim under this Agreement.
      Subject to 20.2.6 and 20.2.7, below, the Indemnifying Party shall have the authority to defend and settle any Third Party Claim.
      With respect to any Third Party Claim, the Indemnified Person shall be entitled to participate with the Indemnifying Party in the defense of the Claim if the Claim requests equitable relief or other relief that could affect the rights of the Indemnified Person. In so participating, the Indemnified Person shall be entitled to employ separate counsel for the defense at the Indemnified Person's expense. The Indemnified Person shall also be entitled to participate, at its own expense, in the defense of any Claim, as to any portion of the Claim as to which it is not entitled to be indemnified, defended and held harmless by the Indemnifying Party.
      In no event shall the Indemnifying Party settle a Third Party Claim or consent to any judgment with regard to a Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. In the event the settlement or judgment requires a contribution from or affects the rights of an Indemnified Person, the Indemnified Person shall have the right to refuse such settlement or judgment with respect to itself and, at its own cost and expense, take over the defense against the Third Party Claim, provided that in such event the Indemnifying Party shall not be responsible for, nor shall it be obligated to indemnify or hold harmless the Indemnified Person against, the Third Party Claim for any amount in excess of such refused settlement or judgment.
      The Indemnified Person shall, in all cases, assert any and all provisions in applicable Tariffs and Customer contracts that limit liability to third persons as a bar to, or limitation on, any recovery by a third-person claimant.
      The Indemnifying Party and the Indemnified Person shall offer each other all reasonable cooperation and assistance in the defense of any Third Party Claim.
    Each Party agrees that it will not implead or bring any action against the other Party, the other Party's Affiliates, or any of the directors, officers or employees of the other Party or the other Party's Affiliates, based on any claim by any person for personal injury or death that occurs in the course or scope of employment of such person by the other Party or the other Party's Affiliate and that arises out of performance of this Agreement.
    Each Party's obligations under this Section 20 shall survive expiration, cancellation or termination of this Agreement.
  Insurance
    Pac-West shall maintain during the term of this Agreement and for a period of two years thereafter all insurance and/or bonds required to satisfy its obligations under this Agreement (including, but not limited to, its obligations set forth in Section 20 hereof) and all insurance and/or bonds required by Applicable Law. The insurance and/or bonds shall be obtained from an insurer having an A.M. Best insurance rating of at least A-, financial size category VII or greater. At a minimum and without limiting the foregoing undertaking, Pac-West shall maintain the following insurance:
      Commercial General Liability Insurance, on an occurrence basis, including but not limited to, premises-operations, broad form property damage, products/completed operations, contractual liability, independent contractors, and personal injury, with limits of at least $2,000,000 combined single limit for each occurrence.
      Commercial Motor Vehicle Liability Insurance covering all owned, hired and non-owned vehicles, with limits of at least $2,000,000 combined single limit for each occurrence.
      Excess Liability Insurance, in the umbrella form, with limits of at least $10,000,000 combined single limit for each occurrence.
      Worker's Compensation Insurance as required by Applicable Law and Employer's Liability Insurance with limits of not less than $2,000,000 per occurrence.
      All risk property insurance on a full replacement cost basis for all of Pac-West's real and personal property located at any Collocation site or otherwise located on or in any Verizon premises (whether owned, leased or otherwise occupied by Verizon), facility, equipment or right-of-way.
    Any deductibles, self-insured retention or loss limits ("Retentions") for the foregoing insurance must be disclosed on the certificates of insurance to be provided to Verizon pursuant to Sections 21.4 and 21.5, and Verizon reserves the right to reject any such Retentions in its reasonable discretion. All Retentions shall be the responsibility of Pac-West.
    Pac-West shall name Verizon and Verizon's Affiliates as additional insureds on the foregoing liability insurance.
    Pac-West shall, within two (2) weeks of the Effective Date hereof at the time of each renewal of, or material change in, Pac-West 's insurance policies, and at such other times as Verizon may reasonably specify, furnish certificates or other proof of the foregoing insurance reasonably acceptable to Verizon. The certificates or other proof of the foregoing insurance shall be sent to: Director - Contract Performance & Administration, Verizon Wholesale Markets, 600 Hidden Ridge, HQEWMNOTICES, Irving. TX 75038.
    Pac-West shall require its contractors, if any, that may enter upon the premises or access the facilities or equipment of Verizon or Verizon's affiliates to maintain insurance in accordance with Sections 21.1 through 21.3 and, if requested, to furnish Verizon certificates or other adequate proof of such insurance acceptable to Verizon in accordance with Section 21.4
    If Pac-West or Pac-West's contractors fail to maintain insurance as required in Sections 21.1 through 21.5, above, Verizon may (but shall not be obligated to) purchase such insurance and Pac-West shall reimburse Verizon for the cost of the insurance.
    Certificates furnished by Pac-West or Pac-West's contractors shall contain a clause stating: "Verizon California, Inc. f/k/a GTE California Incorporated shall be notified in writing at least thirty (30) days prior to cancellation of, or any material change in, the insurance."
  Intellectual Property
    Except as expressly stated in this Agreement, this Agreement shall not be construed as granting a license with respect to any patent, copyright, trade name, trademark, service mark, trade secret or any other intellectual property, now or hereafter owned, controlled or licensable by either Party. Except as expressly stated in this Agreement, neither Party may use any patent, copyrightable materials, trademark, trade name, trade secret or other intellectual property right, of the other Party except in accordance with the terms of a separate license agreement between the Parties granting such rights.
    Except as stated in Section 22.4, neither Party shall have any obligation to defend, indemnify or hold harmless, or acquire any license or right for the benefit of, or owe any other obligation or have any liability to, the other Party or its Affiliates or Customers based on or arising from any Third Party Claim alleging or asserting that the provision or use of any service, facility, arrangement, or software by either Party under this Agreement, or the performance of any service or method, either alone or in combination with the other Party, constitutes direct, vicarious or contributory infringement or inducement to infringe, or misuse or misappropriation of any patent, copyright, trademark, trade secret, or any other proprietary or intellectual property right of any Party or third person. Each Party, however, shall offer to the other reasonable cooperation and assistance in the defense of any such claim.
    NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES AGREE THAT NEITHER PARTY HAS MADE, AND THAT THERE DOES NOT EXIST, ANY WARRANTY, EXPRESS OR IMPLIED, THAT THE USE BY EACH PARTY OF THE OTHER'S SERVICES PROVIDED UNDER THIS AGREEMENT SHALL NOT GIVE RISE TO A CLAIM OF INFRINGEMENT, MISUSE, OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHT.
    Pac-West agrees that the Services provided by Verizon hereunder shall be subject to the terms, conditions and restrictions contained in any applicable agreements (including, but not limited to software or other intellectual property license agreements) between Verizon and Verizon's vendors. Verizon agrees to advise Pac-West, directly or through a third party, of any such terms, conditions or restrictions that may limit any Pac-West use of a Service provided by Verizon that is otherwise permitted by this Agreement. At Pac-West's written request, to the extent required by Applicable Law, Verizon will use Verizon's best efforts, as commercially practicable, to obtain intellectual property rights from Verizon's vendor to allow Pac-West to use the Service in the same manner as Verizon that are coextensive with Verizon's intellectual property rights, on terms and conditions that are equal in quality to the terms and conditions under which Verizon has obtained Verizon's intellectual property rights. Pac-West shall reimburse Verizon for any costs associated with obtaining such rights to the extent that Verizon is permitted to recover such costs under Applicable Law.
  Joint Work Product

  The Principal Document is the joint work product of the Parties, has been negotiated by the Parties, and shall be fairly interpreted in accordance with its terms. In the event of any ambiguities, no inferences shall be drawn against either Party.

  Law Enforcement.
    Each Party may cooperate with law enforcement authorities and national security authorities to the full extent required or permitted by Applicable Law in matters related to Services provided by it under this Agreement, including, but not limited to, the production of records, the establishment of new lines or the installation of new services on an existing line in order to support law enforcement and/or national security operations, and, the installation of wiretaps, trap-and-trace facilities and equipment, and dialed number recording facilities and equipment.
    A Party shall not have the obligation to inform the other Party or the Customers of the other Party of actions taken in cooperating with law enforcement or national security authorities, except to the extent required by Applicable Law.
    Where a law enforcement or national security request relates to the establishment of lines (including, but not limited to, lines established to support interception of communications on other lines), or the installation of other services, facilities or arrangements, a Party may act to prevent the other Party from obtaining access to information concerning such lines, services, facilities and arrangements, through operations support system interfaces.
  Liability
    As used in this Section 25, "Service Failure" means a failure to comply with a direction to install, restore or terminate Services under this Agreement, a failure to provide Services under this Agreement, and failures, mistakes, omissions, interruptions, delays, errors, defects or the like, occurring in the course of the provision of any Services under this Agreement.
    Except as otherwise stated in Section 25.5, the liability, if any, of a Party, a Party's Affiliates, and the directors, officers and employees of a Party and a Party's Affiliates, to the other Party, the other Party's Customers, and to any other person, for Claims arising out of a Service Failure shall not exceed an amount equal to the pro rata applicable monthly charge for the Services that are subject to the Service Failure for the period in which such Service Failure occurs.
    Except as otherwise stated in Section 25.5, a Party, a Party's Affiliates, and the directors, officers and employees of a Party and a Party's Affiliates, shall not be liable to the other Party, the other Party's Customers, or to any other person, in connection with this Agreement (including, but not limited to, in connection with a Service Failure or any breach, delay or failure in performance, of this Agreement) for special, indirect, incidental, consequential, reliance, exemplary, punitive, or like damages, including, but not limited to, damages for lost revenues, profits or savings, or other commercial or economic loss, even if the person whose liability is excluded by this Section has been advised of the possibility of such damages.
    The limitations and exclusions of liability stated in Sections 25.1 through 25.3 shall apply regardless of the form of a claim or action, whether statutory, in contract, warranty, strict liability, tort (including, but not limited to, negligence of a Party), or otherwise.
    Nothing contained in Sections 25.1 through 25.4 shall exclude or limit liability:
      under Sections 20, Indemnification, or 41, Taxes.
      for any obligation to indemnify, defend and/or hold harmless that a Party may have under this Agreement.
      for damages arising out of or resulting from bodily injury to or death of any person, or damage to, or destruction or loss of, tangible real and/or personal property of any person, or Toxic or Hazardous Substances, to the extent such damages are otherwise recoverable under Applicable Law;
      for a claim for infringement of any patent, copyright, trade name, trade mark, service mark, or other intellectual property interest;
      under Section 258 of the Act or any order of FCC or the Commission implementing Section 258; or
      under the financial incentive or remedy provisions of any service quality plan required by the FCC or the Commission.
      In addition, to the extent that Applicable Law (including the law of the State of California) provides that an exclusion or limitation of liability for intentional or willful misconduct is unenforceable, then the Parties agree to be governed by such Applicable Law, provided that, the foregoing shall not be construed or interpreted as an agreement or consent by either Party to liability for the types of damages described in Section 25.3.
    In the event that the liability of a Party, a Party's Affiliate, or a director, officer or employee of a Party or a Party's Affiliate, is limited and/or excluded under both this Section 25 and a provision of an applicable Tariff, the liability of the Party or other person shall be limited to the smaller of the amounts for which such Party or other person would be liable under this Section or the Tariff provision.
    Each Party shall, in its tariffs and other contracts with its Customers, provide that in no case shall the other Party, the other Party's Affiliates, or the directors, officers or employees of the other Party or the other Party's Affiliates, be liable to such Customers or other third-persons for any special, indirect, incidental, consequential, reliance, exemplary, punitive or other damages, arising out of a Service Failure.
  Network Management
    Cooperation. The Parties will work cooperatively in a commercially reasonable manner to install and maintain a reliable network. Pac-West and Verizon will exchange appropriate information (e.g., network information, maintenance contact numbers, escalation procedures, and information required to comply with requirements of law enforcement and national security agencies) to achieve this desired reliability. In addition, the Parties will work cooperatively in a commercially reasonable manner to apply sound network management principles to alleviate or to prevent traffic congestion and subject to Section 17, to minimize fraud associated with third number billed calls, calling card calls, and other services related to this Agreement.
    Responsibility for Following Standards. Each Party recognizes a responsibility to follow the standards that may be agreed to between the Parties and to employ characteristics and methods of operation that will not interfere with or impair the service, network or facilities of the other Party or any third parties connected with or involved directly in the network or facilities of the other.
    Interference or Impairment. If a Party ("Impaired Party") reasonably determines that the services, network, facilities, or methods of operation, of the other Party ("Interfering Party") will or are likely to interfere with or impair the Impaired Party's provision of services or the operation of the Impaired Party's network or facilities, the Impaired Party may interrupt or suspend any Service provided to the Interfering Party to the extent necessary to prevent such interference or impairment, subject to the following:
      Except in emergency situations (e.g., situations involving a risk of bodily injury to persons or damage to tangible property, or an interruption in Customer service) or as otherwise provided in this Agreement, the Impaired Party shall have given the Interfering Party at least ten (10) days' prior written notice of the interference or impairment or potential interference or impairment and the need to correct the condition within said time period; and,
      Upon correction of the interference or impairment, the Impaired Party will promptly restore the interrupted or suspended Service. The Impaired Party shall not be obligated to provide an out-of-service credit allowance or other compensation to the Interfering Party in connection with the suspended Service.
    Outage Repair Standard. In the event of an outage or trouble in any Service being provided by a Party hereunder, the Providing Party will follow Verizon's standard procedures for isolating and clearing the outage or trouble.
  Non-Exclusive Remedies

  Except as otherwise expressly provided in this Agreement, each of the remedies provided under this Agreement is cumulative and is in addition to any other remedies that may be available under this Agreement or at law or in equity.

  Notice of Network Changes

  If a Party makes a change in the information necessary for the transmission and routing of services using that Party's facilities or network, or any other change in its facilities or network that will materially affect the interoperability of its facilities or network with the other Party's facilities or network, the Party making the change shall publish notice of the change at least ninety (90) days in advance of such change, and shall use reasonable efforts, as commercially practicable, to publish such notice at least one hundred eighty (180) days in advance of the change; provided, however, that if an earlier publication of notice of a change is required by Applicable Law (including, but not limited to, 47 CFR 51.325 through 51. 335) notice shall be given at the time required by Applicable Law.

  Notices
    Except as otherwise provided in this Agreement, notices given by one Party to the other Party under this Agreement:
      shall be in writing;
      shall be delivered (a) personally, (b) by express delivery service with next Business Day delivery, (c) by First Class, certified or registered U.S. mail, postage prepaid, or (d) by facsimile telecopy, with a copy delivered in accordance with (a), (b) or (c), preceding; and
      shall be delivered to the following addresses of the Parties:

  To Pac-West:

  John F. Sumpter
  Vice President-Regulatory
  Pac-West Telecomm, Inc.
  1776 W. March Lane, Suite 250
  Stockton, CA 95207
  Telephone Number: (209) 926-3136
  Facsimile Number: (209) 926-4585
  Internet Address: jsumpter@pacwest.com

  With a Copy to:

  Theresa L. Cabral, Attorney At Law
  MORRISON & FOERSTER LLP
  101 Ygnacio Valley Road, Suite 450
  Walnut Creek, CA 94596
  Telephone Number: (925) 295-3370
  Facsimile Number: (925) 946-9912
  Internet Address: tcabral@mofo.com

  To Verizon:

  Director-Contract Performance & Administration

  Verizon Wholesale Markets

  600 Hidden Ridge

  HQEWMNOTICES

  Irving, TX 75038

  Telephone Number: 972-718-5988

  Facsimile Number: 972-719-1519

  Internet Address: wmnotices@verizon.com

  with a copy to:

  Vice President and Associate General Counsel

  Verizon Wholesale Markets

  1515 North Court House Road

  Suite 500

  Arlington, VA 22201

  Facsimile: 703-351-3664

  or to such other address as either Party shall designate by proper notice.

  Notices will be deemed given as of the earlier of (a) where there is personal delivery of the notice, the date of actual receipt, (b) where the notice is sent via express delivery service for next Business Day delivery, the next Business Day after the notice is sent, (c) where the notice is sent via First Class U.S. Mail, three (3) Business Days after mailing, (d) where notice is sent via certified or registered U.S. mail, the date of receipt shown on the Postal Service receipt, and (e) where the notice is sent via facsimile telecopy, if the notice is sent on a Business Day and before 5 PM. in the time zone where it is received, on the date set forth on the facsimile telecopy confirmation, or if the notice is sent on a non-Business Day or if the notice is sent after 5 PM in the time zone where it is received, the next Business Day after the date set forth on the facsimile telecopy confirmation .

  Ordering and Maintenance

  Pac-West shall use Verizon's electronic Operations Support System access platforms to submit Orders and requests for maintenance and repair of Services, and to engage in other pre-ordering, ordering, provisioning, maintenance and repair transactions. If Verizon has not yet deployed an electronic capability for Pac-West to perform a pre-ordering, ordering, provisioning, maintenance or repair, transaction offered by Verizon, Pac-West shall use such other processes as Verizon has made available for performing such transaction (including, but not limited, to submission of Orders by telephonic facsimile transmission and placing trouble reports by voice telephone transmission).

  Performance Standards
    Verizon shall provide Services under this Agreement in accordance with the performance standards required by Applicable Law, including, but not limited to, Section 251(c) of the Act.
    To the extent required by Appendix D, Section V, "Carrier-to-Carrier Performance Plan (Including Performance Measurements)," and Appendix D, Attachment A, "Carrier-to-Carrier Performance Assurance Plan," of the Merger Order, Verizon shall provide performance measurement results to Pac-West.
    Pac-West shall provide Services under this Agreement in accordance with the performance standards required by Applicable Law.
  Point of Contact for Pac-West Customers
    Pac-West shall establish telephone numbers and mailing addresses at which Pac-West Customers may communicate with Pac-West and shall advise Pac-West Customers of these telephone numbers and mailing addresses.
    Except as otherwise agreed to by Verizon, Verizon shall have no obligation, and may decline, to accept a communication from a Pac-West customer, including, but not limited to, a Pac-West Customer request for repair or maintenance of a Verizon Service provided to Pac-West.
    Pac-West and Verizon will employ the following procedures for handling misdirected repair calls:
      Pac-West and Verizon will educate their respective Customers as to the correct telephone numbers to call in order to access their respective repair bureaus.
      To the extent Party A is identifiable as the correct provider of service to Customers that make misdirected repair calls to Party B, Party B will immediately refer the Customers to the telephone number provided by party A, or to an information source that can provide the telephone number of Party A, in a courteous manner and at no charge. In responding to misdirected repair calls, neither Party shall make disparaging remarks about the other Party, its services, rates or service quality.
      Pac-West and Verizon will provide their respective repair contact numbers to one another on a reciprocal basis.
  Predecessor Agreements
    Except as stated in Section 33.2 or as otherwise agreed in writing by the Parties:
      any prior interconnection or resale agreement between the Parties for the State of California pursuant to Section 252 of the Act and in effect immediately prior to the Effective Date is hereby terminated; and
      any Services that were purchased by one Party from the other Party under a prior interconnection or resale agreement between the Parties for the State of California pursuant to Section 252 of the Act and in effect immediately prior to the Effective Date, shall as of the Effective Date be subject to and purchased under this Agreement.
    Except as otherwise agreed in writing by the Parties, if a Service purchased by a Party under a prior interconnection or resale agreement between the Parties pursuant to Section 252 of the Act was subject to a contractual commitment that it would be purchased for a period of longer than one month, and such period had not yet expired as of the Effective Date and the Service had not been terminated prior to the Effective Date, to the extent not inconsistent with this Agreement, such commitment shall remain in effect and the Service will be purchased under this Agreement; provided, that if this Agreement would materially alter the terms of the commitment, either Party make elect to cancel the commitment.
    If either Party elects to cancel the commitment pursuant to the proviso in Section 33.2, the Purchasing Party shall not be liable for any termination charge that would otherwise have applied. However, if the commitment was cancelled by the Purchasing Party, the Providing Party shall be entitled to payment from the Purchasing Party of the difference between the price of the Service that was actually paid by the Purchasing Party under the commitment and the price of the Service that would have applied if the commitment had been to purchase the Service only until the time that the commitment was cancelled.
  Publicity and Use of Trademarks or Service Marks
    A Party, its Affiliates, and their respective contractors and Agents, shall not use the other Party's trademarks, service marks, logos or other proprietary trade dress, in connection with the sale of products or services, or in any advertising, press releases, publicity matters or other promotional materials, unless the other Party has given its written consent for such use, which consent the other Party may grant or withhold in its sole discretion.
    Neither Party may imply any direct or indirect affiliation with or sponsorship or endorsement of it or its services or products by the other Party.
    Any violation of this Section 34 shall be considered a material breach of this Agreement.
  References
    All references to Sections, Appendices and Exhibits shall be deemed to be references to Sections, Appendices and Exhibits of this Agreement unless the context shall otherwise require.
    Unless the context shall otherwise require, any reference to a Tariff, agreement, technical or other document (including Verizon or third party guides, practices or handbooks), or provision of Applicable Law, is to such Tariff, agreement, document, or provision of Applicable Law, as amended and supplemented from time to time (and, in the case of a Tariff or provision of Applicable Law, to any successor Tariff or provision).
  Relationship of the Parties
    The relationship of the Parties under this Agreement shall be that of independent contractors and nothing herein shall be construed as creating any other relationship between the Parties.
    Nothing contained in this Agreement shall make either Party the employee of the other, create a partnership, joint venture, or other similar relationship between the Parties, or grant to either Party a franchise, distributorship or similar interest.
    Except for provisions herein expressly authorizing a Party to act for another Party, nothing in this Agreement shall constitute a Party as a legal representative or Agent of the other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, in the name or on behalf of the other Party unless otherwise expressly permitted by such other Party in writing, which permission may be granted or withheld by the other Party in its sole discretion.
    Each Party shall have sole authority and responsibility to hire, fire, compensate, supervise, and otherwise control its employees, Agents and contractors. Each Party shall be solely responsible for payment of any Social Security or other taxes that it is required by Applicable Law to pay in conjunction with its employees, Agents and contractors, and for withholding and remitting to the applicable taxing authorities any taxes that it is required by Applicable Law to collect from its employees.
    Except as otherwise expressly provided in this Agreement, no Party undertakes to perform any obligation of the other Party, whether regulatory or contractual, or to assume any responsibility for the management of the other Party's business.
    The relationship of the Parties under this Agreement is a non-exclusive relationship.
  Reservation of Rights
    Notwithstanding anything to the contrary in this Agreement, neither Party waives, and each Party hereby expressly reserves, its rights: (a) to appeal or otherwise seek the reversal of and changes in any arbitration decision associated with this Agreement;(b) to seek changes in this Agreement (including, but not limited to, changes in rates, charges and the Services that must be offered) through changes in Applicable Law; and, (c) to challenge the lawfulness and propriety of, and to seek to change, any Applicable Law, including, but not limited to any rule, regulation, order or decision of the Commission, the FCC, or a court of applicable jurisdiction. Nothing in this Agreement shall be deemed to limit or prejudice any position a Party has taken or may take before the Commission, the FCC, any other state or federal regulatory or legislative bodies, courts of applicable jurisdiction, or industry fora. The provisions of this Section shall survive the expiration, cancellation or termination of this Agreement.
    Pac-West acknowledges Pac-West has been advised by Verizon that it is Verizon's position that:
      This Agreement contains certain provisions which are intended to reflect Applicable Law and Commission and/or FCC arbitration decisions; and
      For the purposes of Appendix D, Sections 31 and 32, of the Merger Order, such provisions shall not be deemed to have been voluntarily negotiated or agreed to by Verizon and shall not be available to carriers pursuant to Appendix D, Sections 31 and 32 of the Merger Order.
  Subcontractors

  A Party may use a contractor of the Party (including, but not limited to, an Affiliate of the Party) to perform the Party's obligations under this Agreement; provided, that a Party's use of a contractor shall not release the Party from any duty or liability to fulfill the Party's obligations under this Agreement.

  Successors and Assigns

  This Agreement shall be binding on and inure to the benefit of the Parties and their respective legal successors and permitted assigns.

  Survival

  The rights, liabilities and obligations of a Party for acts or omissions occurring prior to the expiration, cancellation or termination of this Agreement, the rights, liabilities and obligations of a Party under any provision of this Agreement regarding confidential information (including but not limited to, Section 10, indemnification or defense (including, but not limited to, Section 20, or limitation or exclusion of liability (including, but not limited to, Section 25, and the rights, liabilities and obligations of a Party under any provision of this Agreement which by its terms or nature is intended to continue beyond or to be performed after the expiration, cancellation or termination of this Agreement, shall survive the expiration, cancellation or termination of this Agreement.

  Taxes
    In General. With respect to any purchase hereunder of Services, if any federal, state or local tax, fee, surcharge or other tax-like charge (a "Tax") is required or permitted by Applicable Law or a Tariff to be collected from the Purchasing Party by the Providing Party, then (a) the Providing Party shall properly bill the Purchasing Party for such Tax, (b) the Purchasing Party shall timely remit such Tax to the Providing Party and (c) the Providing Party shall timely remit such collected Tax to the applicable taxing authority.
    Taxes Imposed on the Providing Party. With respect to any purchase hereunder of Services, if any federal, state or local Tax is imposed by Applicable Law on the receipts of the Providing Party, and such Applicable Law permits the Providing Party to exclude certain receipts received from sales for resale to a public utility, distributor, telephone company, local exchange carrier, telecommunications company or other communications company ("Telecommunications Company"), such exclusion being based solely on the fact that the Purchasing Party is also subject to a tax based upon receipts ("Receipts Tax"), then the Purchasing Party (a) shall provide the Providing Party with notice in writing in accordance with Section 41.6 of this Agreement of its intent to pay the Receipts Tax and (b) shall timely pay the Receipts Tax to the applicable tax authority.
    Taxes Imposed on Customers. With respect to any purchase hereunder of Services that are resold to a third party, if any federal, state or local Tax is imposed by Applicable Law on the subscriber, end-user, Customer or ultimate consumer ("Subscriber") in connection with any such purchase, which a Telecommunications Company is required to impose and/or collect from a Subscriber, then the Purchasing Party (a) shall be required to impose and/or collect such Tax from the Subscriber and (b) shall timely remit such Tax to the applicable taxing authority.
    Liability for Uncollected Tax, Interest and Penalty. If the Providing Party has not received an exemption certificate from the Purchasing Party and the Providing Party fails to bill the Purchasing Party for any Tax as required by Section 41.1, then, as between the Providing Party and the Purchasing Party, (a) the Purchasing Party shall remain liable for such unbilled Tax and (b) the Providing Party shall be liable for any interest assessed thereon and any penalty assessed with respect to such unbilled Tax by such authority. If the Providing Party properly bills the Purchasing Party for any Tax but the Purchasing Party fails to remit such Tax to the Providing Party as required by Section 41.1, then, as between the Providing Party and the Purchasing Party, the Purchasing Party shall be liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. If the Providing Party does not collect any Tax as required by Section 41.1 because the Purchasing Party has provided such Providing Party with an exemption certificate that is later found to be inadequate by a taxing authority, then, as between the Providing Party and the Purchasing Party, the Purchasing Party shall be liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. If the Purchasing Party fails to pay the Receipts Tax as required by Section 41.2, then, as between the Providing Party and the Purchasing Party, (x) the Providing Party shall be liable for any Tax imposed on its receipts and (y) the Purchasing Party shall be liable for any interest assessed thereon and any penalty assessed upon the Providing Party with respect to such Tax by such authority. If the Purchasing Party fails to impose and/or collect any Tax from Subscribers as required by Section 41.3, then, as between the Providing Party and the Purchasing Party, the Purchasing Party shall remain liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. With respect to any Tax that the Purchasing Party has agreed to pay, or is required to impose on and/or collect from Subscribers, the Purchasing Party agrees to indemnify and hold the Providing Party harmless on an after-tax basis for any costs incurred by the Providing Party as a result of actions taken by the applicable taxing authority to recover the Tax from the Providing Party due to the failure of the Purchasing Party to timely pay, or collect and timely remit, such Tax to such authority. In the event either Party is audited by a taxing authority, the other Party agrees to cooperate fully with the Party being audited in order to respond to any audit inquiries in a proper and timely manner so that the audit and/or any resulting controversy may be resolved expeditiously.
    Tax Exemptions and Exemption Certificates. If Applicable Law clearly exempts a purchase hereunder from a Tax, and if such Applicable Law also provides an exemption procedure, such as an exemption-certificate requirement, then, if the Purchasing Party complies with such procedure, the Providing Party shall not collect such Tax during the effective period of such exemption. Such exemption shall be effective upon receipt of the exemption certificate or affidavit in accordance with the terms set forth in Section 41.6. If Applicable Law clearly exempts a purchase hereunder from a Tax, but does not also provide an exemption procedure, then the Providing Party shall not collect such Tax if the Purchasing Party (a) furnishes the Providing Party with a letter signed by an officer requesting such an exemption and citing the provision in the Applicable Law which clearly allows such exemption and (b) supplies the Providing Party with an indemnification agreement, reasonably acceptable to the Providing Party (e.g., an agreement commonly used in the industry), which holds the Providing Party harmless on an after-tax basis with respect to its forbearing to collect such Tax.
    All notices, affidavits, exemption-certificates or other communications required or permitted to be given by either Party to the other, for purposes of this Section 41, shall be made in writing and shall be delivered in person or sent by certified mail, return receipt requested, or registered mail, or a courier service providing proof of service, and sent to the addressees set forth in Section 29 as well as to the following:

  To Verizon:

  Tax Administration

  Verizon Communications

  1095 Avenue of the Americas

  Room 3109

  New York, NY 10036

  To Pac-West:

  Kristen Kimball, Controller

  Pac-West Telecomm, Inc.

  1776 W. March Lane, Suite 250

  Stockton, CA 95207

  Either Party may from time to time designate another address or other addressees by giving notice in accordance with the terms of this Section. Any notice or other communication shall be deemed to be given when received.

  Technology Upgrades

  Notwithstanding any other provision of this Agreement, either Party shall have the right to deploy, upgrade, migrate and maintain its network at its discretion. Pac-West acknowledges that Verizon, at its election, may deploy fiber throughout its network. In the event Verizon's fiber deployment inhibits Pac-West's ability to provide service using certain technologies, nothing in this agreement shall limit Pac-West's right to pursue relief from an appropriate regulatory agency. Nothing in this Agreement shall limit either Party's ability to modify its network through the incorporation of new equipment or software or otherwise. Pac-West shall be solely responsible for the cost and activities associated with accommodating such changes in its own network.

  Territory
    This Agreement applies to the territory in which Verizon operates as an Incumbent Local Exchange Carrier in the State of California. Verizon shall be obligated to provide Services under this Agreement only within this territory.
    Notwithstanding any other provision of this Agreement, Verizon may terminate this Agreement as to a specific operating territory or portion thereof if Verizon sells or otherwise transfers its operations in such territory or portion thereof to a third-person. Verizon shall provide Pac-West with at least 90 calendar days prior written notice of such termination, which shall be effective upon the date specified in the notice.
  Third Party Beneficiaries

  Except as expressly set forth in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein shall create or be construed to provide any third-persons (including, but not limited to, Customers or contractors of a Party) with any rights (including, but not limited to, any third-party beneficiary rights) hereunder. Except as expressly set forth in this Agreement, a Party shall have no liability under this Agreement to the Customers of the other Party or to any other third person.

  [Intentionally Left Blank]
  252(i) Obligations
    To the extent required by Applicable Law, each Party shall comply with Section 252(i) of the Act and Appendix D, Sections 30 through 32, of the Merger Order ("Merger Order MFN Provisions").
    Subject to 46.3, to the extent that the exercise by Pac-West of any rights it may have under Section 252(i) or the Merger Order MFN Provisions results in the rearrangement of Services by Verizon, Pac-West shall be solely liable for all reasonable costs reasonably associated with such rearrangement, as well as for any termination charges associated with the termination of existing Verizon Services.
    Upon written request of Pac-West, accompanied by a statement of the Verizon Services that Pac-West expects to add, modify or terminate in conjunction with Pac-West's exercise of its rights under Section 252(i) or the Merger Order MFN Provisions, to the extent commercially practicable, Verizon will provide to Pac-West an estimate of the rearrangement costs that Verizon expects to incur. Pac-West shall reasonably cooperate with Verizon in identifying such costs. If Pac-West makes such a request and Verizon fails to notify Pac-West of the rearrangement costs that Verizon is obligated by this Section 46 to disclose to Pac-West pursuant to such request, Pac-West shall not be responsible for the rearrangement costs that Verizon failed to disclose to Pac-West. Verizon shall not charge Pac-West for any rearrangement costs that are not actually incurred by Verizon.

  In addition to Pac-West's responsibility for rearrangement costs as stated above, Pac-West shall pay any termination charges set forth in the tariff, or as mutually agreed to in writing between the Parties, associated with Pac-West's termination of Verizon Services in conjunction with Pac-West's exercise of Pac-West's rights under Section 252(i) or the Merger Order MFN Provisions. Upon written request by Pac-West, accompanied by a statement of the Verizon Services that Pac-West expects to terminate in conjunction with Pac-West's exercise of its rights under Section 252(i) or the Merger Order MFN Provisions, to the extent commercially practicable, Verizon will provide to Pac-West an estimate of the termination charges for Verizon Services that Verizon expects to bill to Pac-West. Pac-West shall reasonably cooperate with Verizon in identifying such charges. If Pac-West makes such a request and Verizon fails to notify Pac-West of termination charges for Verizon Services that Verizon is obligated by this Section 46 to disclose to Pac-West pursuant to such request, Pac-West shall not be responsible for the termination charges for Verizon Services that Verizon failed to disclose. Verizon shall not charge Pac-West pursuant to this Section 46 for any termination charges for Verizon Services that are not due to Verizon pursuant to this Agreement.

  Use of Service

  Each Party shall make commercially reasonable efforts to ensure that its Customers comply with the provisions of this Agreement (including, but not limited to the provisions of applicable Tariffs) applicable to the use of Services purchased by it under this Agreement.

  Waiver

  A failure or delay of either Party to enforce any of the provisions of this Agreement, or any right or remedy available under this Agreement or at law or in equity, or to require performance of any of the provisions of this Agreement, or to exercise any option which is provided under this Agreement, shall in no way be construed to be a waiver of such provisions, rights, remedies or options.

  Warranties

  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES OR RECEIVES ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES PROVIDED, OR TO BE PROVIDED, UNDER THIS AGREEMENT AND THE PARTIES DISCLAIM ANY OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE WARRANTIES AGAINST INFRINGEMENT, AND WARRANTIES ARISING BY TRADE CUSTOM, TRADE USAGE, COURSE OF DEALING OR PERFORMANCE, OR OTHERWISE.

  Withdrawal of Services
    Notwithstanding anything contained in this Agreement, except as otherwise required by Applicable Law, Verizon may request that Pac-West agree to amend this Agreement in order for Verizon to terminate its offering and/or provision of any Service under this Agreement. If the Parties are unable to mutually agree to amend the Agreement, either Party may pursue resolution under the dispute resolution provisions of Section 14 above.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.
Pac-West Telecomm, Inc.	Verizon California Inc.

By: /s/ John F. Sumpter	By: /s/ Jeffrey A. Masoner

Printed: John F. Sumpter	Printed: Jeffrey A. Masoner

Title: VP- Regulatory Affairs	Title: VP-Interconnection Services
Date: May 28, 2003	Date: May 28, 2003

GLOSSARY

  General Rule
    The provisions of Sections 1.2 through 1.4 and Section 2 apply with regard to the Principal Document. Terms used in a Tariff shall have the meanings stated in the Tariff.
    Unless the context clearly indicates otherwise, when a term listed in this Glossary is used in the Principal Document, the term shall have the meaning stated in this Glossary. A defined term intended to convey the meaning stated in this Glossary is capitalized when used. Other terms that are capitalized, and not defined in this Glossary or elsewhere in the Principal Document, shall have the meaning stated in the Act. Additional definitions that are specific to the matters covered in a particular provision of the Principal Document may appear in that provision. To the extent that there may be any conflict between a definition set forth in this Glossary and any definition in a specific provision, the definition set forth in the specific provision shall control with respect to that provision.
    Unless the context clearly indicates otherwise, any term defined in this Glossary which is defined or used in the singular shall include the plural, and any term defined in this Glossary which is defined or used in the plural shall include the singular.
    The words "shall" and "will" are used interchangeably throughout the Principal Document and the use of either indicates a mandatory requirement. The use of one or the other shall not confer a different degree of right or obligation for either Party.
  Definitions
    Act.

    The Communications Act of 1934 (47 U.S.C. §151 et seq.), as from time to time amended (including, but not limited to, by the Telecommunications Act of 1996).

    ADSL (Asymmetrical Digital Subscriber Line).

    A transmission technology on twisted pair copper Loop plant, which transmits an asymmetrical digital signal of up to 8 Mbps toward the Customer and up to 1 Mbps from the Customer, as specified in ANSI standards T1.413-1998 and Bell Atlantic Technical Reference TR-72575.

    Affiliate.

    Shall have the meaning set forth in the Act.

    Agent.

    An agent or servant.

    Agreement.

    This Agreement, as defined in Section 1 of the General Terms and Conditions.

    Ancillary Traffic.

    All traffic that is destined for ancillary services, or that may have special billing requirements, including but not limited to the following: Directory Assistance, 911/E911, Operator Services (IntraLATA call completion), IntraLATA third party, collect and calling card, 800/888 database query, LIDB, and Voice Information Services Traffic as described in Section 5 of the Additional Services Attachment.

    ANI (Automatic Number Identification).

    The signaling parameter that refers to the number transmitted through the network identifying the billing number of the calling party.

    Applicable Law.

    All effective laws, government regulations and government orders, applicable to each Party's performance of its obligations under this Agreement.

    ASR (Access Service Request).

    An industry standard form, which contains data elements and usage rules used by the Parties to add, establish, change or disconnect services or trunks for the purposes of interconnection.

    BFR (Bona Fide Request).

    The process described in the Network Element Attachment that prescribes the terms and conditions relating to a Party's request that the other Party provide a UNE that it is not otherwise required to provide under the terms of this Agreement.

    Business Day.

    Monday through Friday, except for holidays.

    Calendar Quarter.

    January through March, April through June, July through September, or October through December.

    Calendar Year.

    January through December.

    CCS (Common Channel Signaling).

    A method of transmitting call set-up and network control data over a digital signaling network separate from the public switched telephone network facilities that carry the actual voice or data content of the call.

    Central Office.

    A local switching system for connecting lines to lines, lines to trunks, or trunks to trunks for the purpose of originating/terminating calls over the public switched telephone network. A single Central Office may handle several Central Office codes ("NXX"). Sometimes this term is used to refer to a telephone company building in which switching systems and telephone equipment are installed.

    Central Office Switch.

    A switch used to provide Telecommunications Services, including, but not limited to, an End Office Switch or a Tandem Switch. A Central Office Switch may also be employed as a combination End Office/Tandem Office Switch.

    Claims.

    Any and all claims, demands, suits, actions, settlements, judgments, fines, penalties, liabilities, injuries, damages, losses, costs (including, but not limited to, court costs), and expenses (including, but not limited to, reasonable attorney's fees).

    CLASS Features

    Custom Local Area Signaling Services (CLASS) are based on the availability of channel interoffice signaling. CLASS Features consist of number-translation services, such as call-forwarding and caller identification.

    CLEC (Competitive Local Exchange Carrier).

    Any Local Exchange Carrier other than Verizon that is operating as a Local Exchange Carrier in the territory in which Verizon operates as an ILEC in the State of California.

    CLLI Codes.

    Common Language Location Identifier Codes.

    CMDS (Centralized Message Distribution System).

    The billing record and clearing house transport system that LECs use to exchange out collects and in collects as well as Carrier Access Billing System (CABS) records.

    Commission.

    California Public Utilities Commission.

    CPN (Calling Party Number).

    A CCS parameter that identifies the calling party's telephone number.

    CPNI (Customer Proprietary Network Information).

    Shall have the meaning set forth in Section 222 of the Act, 47 U.S.C. § 222.

    Cross Connection.

    For a Collocation arrangement, the facilities between the collocating Party's equipment and the equipment or facilities of the housing Party (such as the housing Party's digital signal cross connect, Main Distribution Frame, or other suitable frame or panel).

    Customer.

    A third party residence or business end-user subscriber to Telephone Exchange Services provided by either of the Parties.

    Digital Signal Level.

    One of several transmission rates in the time-division multiplex hierarchy.

    DS0 (Digital Signal Level 0).

    The 64 kbps zero-level signal in the time-division multiplex hierarchy.

    DS1 (Digital Signal Level 1).

    The 1.544 Mbps first-level signal in the time-division multiplex hierarchy.

    DS3 (Digital Signal Level 3).

    The 44.736 Mbps third-level signal in the time-division multiplex hierarchy.

    EMI (Exchange Message Interface).

    Standard used for the interexchange of telecommunications message information between local exchange carriers and interexchange carriers for billable, non-billable, sample, settlement and study data. Data is provided between companies via a unique record layout that contains Customer billing information, account summary and tracking analysis. EMI format is contained in document SR-320 published by the Alliance for Telcom Industry Solutions.

    End Office Switch or End Office.

    A switching entity that is used to terminate Customer station Loops for the purpose of interconnection to each other and to trunks.

    Entrance Facility.

    The facilities between a Party's designated premises and the Central Office serving that designated premises.

    Exchange Access.

    Shall have the meaning set forth in the Act.

    Extended Local Calling Scope Arrangement.

    An arrangement that provides a Customer a local calling scope (Extended Area Service, "EAS"), outside of the Customer's basic exchange serving area. Extended Local Calling Scope Arrangements may be either optional or non-optional. "Optional Extended Local Calling Scope Arrangement Traffic" is traffic that under an optional Extended Local Calling Scope Arrangement chosen by the Customer terminates outside of the Customer's basic exchange serving area.

    FCC.

    The Federal Communications Commission.

    FCC Internet Order.

    Order on Remand and Report and Order, In the Matter of Implementation of the Local Competition Provisions in the Telecommunications Act of 1996, Intercarrier Compensation for ISP Bound Traffic, FCC 01-131, CC Docket Nos. 96-98 and 99-68, (adopted April 18, 2001).

    FCC Regulations.

    The unstayed, effective regulations promulgated by the FCC, as amended from time to time.

    Fiber Meet

    An Interconnection arrangement whereby the Parties physically interconnect their networks via an optical fiber interface (as opposed to an electrical interface).

    HDSL (High-Bit Rate Digital Subscriber Line).

    A transmission technology that transmits up to a DS1 level signal, using any one of the following line codes: 2 Binary/1 Quartenary (2B1Q), Carrierless AM/PM, Discrete Multitone (DMT), or 3 Binary/1 Octal (3BO).

    IDLC (Integrated Digital Loop Carrier).

    A subscriber Loop carrier system that integrates within the switch at a DS1 level, which is twenty-four (24) Loop transmission paths combined into a 1.544 Mbps digital signal.

    ILEC (Incumbent Local Exchange Carrier).

    Shall have the meaning stated in the Act.

    Information Access.

    Shall be defined as set forth at paragraph 44 of the FCC Internet Order.

    Inside Wire or Inside Wiring.

    All wire, cable, terminals, hardware, and other equipment or materials, on the Customer's side of the Rate Demarcation Point.

    InterLATA Service.

    Shall have the meaning set forth in the Act.

    IntraLATA.

    Telecommunications that originate and terminate within the same LATA.

    ISDN (Integrated Services Digital Network).

    A switched network service providing end-to-end digital connectivity for the simultaneous transmission of voice and data. Basic Rate Interface-ISDN (BRI-ISDN) provides for digital transmission of two (2) 64 kbps bearer channels and one (1) 16 kbps data and signaling channel (2B+D). Primary Rate Interface-ISDN (PRI-ISDN) provides for digital transmission of twenty-three (23) 64 kbps bearer channels and one (1) 64 kbps data and signaling channel (23B+D).

    ISP-Bound Traffic.

    ISP-Bound Traffic shall have the meaning set forth in the FCC Internet Order.

    IXC (Interexchange Carrier).

    A Telecommunications Carrier that provides, directly or indirectly, InterLATA or IntraLATA Telephone Toll Services.

    LATA (Local Access and Transport Area).

    Shall have the meaning set forth in the Act.

    LEC (Local Exchange Carrier).

    Shall have the meaning set forth in the Act.

    LERG (Local Exchange Routing Guide).

    A Telcordia Technologies reference containing NPA/NXX routing and homing information.

    LIDB (Line Information Data Base).

    Line Information databases which provide, among other things, calling card validation functionality for telephone line number cards issued by Verizon and other entities and validation data for collect and third number-billed calls(e.g., data for billed number screening).

    Line Side.

    An End Office Switch connection that provides transmission, switching and optional features suitable for Customer connection to the public switched network, including loop start supervision, ground start supervision and signaling for BRI-ISDN service.

    Local Traffic.

    As defined by the Commission. Local Traffic currently includes all 0-12 mile calls based on the rate centers of the originating and terminating NPA-NXXs of the callers, irrespective of whether the routing point of an NPA-NXX is different than the rate center of that NPA-NXX (these include, but are not limited to, ZUM Zone 1 and ZUM Zone 2 calls) and, where established in incumbent LEC tariffs, ZUM Zone 3 and Extended Area (EAS) calls. For the purposes of this definition, a Verizon local calling area includes a Verizon non-optional Extended Local Calling Scope Arrangement, but does not include a Verizon optional Local Calling Scope Arrangement.

    Loop.

    A transmission path that extends from a Main Distribution Frame, DSX-panel, or functionally comparable piece of equipment in a Customer's serving End Office, to the Rate Demarcation Point (or NID if installed at the Rate Demarcation Point) in or at the Customer's premises. The actual transmission facilities used to provide a Loop may utilize any of several technologies.

    LSR (Local Service Request).

    An industry standard form, which contains data elements and usage rules, used by the Parties to establish, add, change or disconnect resold Telecommunications Services and Network Elements.

    MDF (Main Distribution Frame).

    The primary point at which outside plant facilities terminate within a Wire Center, for interconnection to other Telecommunications facilities within the Wire Center. The distribution frame used to interconnect cable pairs and line trunk equipment terminating on a switching system.

    MECAB (Multiple Exchange Carrier Access Billing).

    A document prepared by the Billing Committee of the Ordering and Billing Forum (OBF), which functions under the auspices of the Carrier Liaison Committee (CLC) of the Alliance for Telecommunications Industry Solutions (ATIS). The MECAB document, published by Telcordia Technologies as Special Report SR-BDS-000983, contains the recommended guidelines for the billing of an Exchange Access Service provided by two or more LECs, or by one LEC in two or more states, within a single LATA.

    MECOD (Multiple Exchange Carriers Ordering and Design Guidelines for Access Services - Industry Support Interface).

    A document developed by the Ordering/Provisioning Committee under the auspices of the Ordering and Billing Forum (OBF), which functions under the auspices of the Carrier Liaison Committee (CLC) of the Alliance for Telecommunications Industry Solutions (ATIS). The MECOD document, published by Telcordia Technologies as Special Report SR-STS-002643, establishes methods for processing orders for Exchange Access Service that is to be provided by two or more LECs.

    Merger Order.

    The FCC's ORDER "In re Application of GTE Corporation, Transferor, and Bell Atlantic Corporation, Transferee, For Consent to Transfer of Control of Domestic and International Section 214 and 310 Authorizations and Application to Transfer of a Submarine Cable Landing License", Memorandum Opinion and Order, FCC CC Docket No. 98-184, FCC 00-221 (June 16, 2000), as modified from time to time.

    NANP (North American Numbering Plan).

    The system of telephone numbering employed in the United States, Canada, Bermuda, Puerto Rico and certain Caribbean islands. The NANP format is a 10-digit number that consist of a 3-digit NPA Code (commonly referred to as the area code), followed by a 3-digit NXX code and 4 digit line number.

    Network Element.

    Shall have the meaning stated in the Act.

    NID (Network Interface Device).

    The Verizon provided interface terminating Verizon's Telecommunications network on the property where the Customer's service is located at a point determined by Verizon. The NID contains an FCC Part 68 registered jack from which Inside Wire may be connected to Verizon's network.

    NPA (Numbering Plan Area).

    Also sometimes referred to as an area code, is the first three-digit indicator of each 10-digit telephone number within the NANP. There are two general categories of NPA, "Geographic NPAs" and "Non-Geographic NPAs". A Geographic NPA is associated with a defined geographic area, and all telephone numbers bearing such NPA are associated with services provided within that geographic area. A Non-Geographic NPA, also known as a "Service Access Code" or "SAC Code" is typically associated with a specialized Telecommunications Service that may be provided across multiple geographic NPA areas. 500, 700, 800, 888 and 900 are examples of Non-Geographic NPAs.

    NXX, NXX Code, Central Office Code or CO Code.

    The three-digit switch entity indicator (i.e. the first three digits of a seven-digit telephone number).

    Order.

    An order or application to provide, change or terminate a Service (including, but not limited to, a commitment to purchase a stated number or minimum number of lines or other Services for a stated period or minimum period of time).

    Percent Interstate Usage (PIU).

    For traffic exchanged via Interconnection Trunks, a percentage calculated by dividing the number of minutes of interstate traffic by the total number of minutes of interstate and intrastate traffic. ([Interstate Traffic Total Minutes of Use / {Interstate Traffic Total Minutes of Use + Intrastate Traffic Total Minutes of Use}] x 100).

    2.97 Percent Local Usage (PLU).

    For traffic exchanged via Interconnection Trunks, a percentage calculated by dividing the number of minutes of Local Traffic by the total number of minutes of intrastate traffic. ([Local Traffic Total Minutes of Use / {Intrastate Traffic Total Minutes of Use}] x 100).

    POI (Point of Interconnection).

    The physical location where one Party's facilities physically interconnect with the other Party's facilities for the purpose of exchanging traffic.

    Port.

    A line card (or equivalent) and associated peripheral equipment on an End Office Switch that interconnects individual Loops or individual Customer trunks with the switching components of an End Office Switch and the associated switching functionality in that End Office Switch. Each Port is typically associated with one (or more) telephone number(s) that serves as the Customer's network address. The Port is part of the provision of unbundled Local Switching Element.

    Principal Document.

    This document, including, but not limited to, the Title Page, the Table of Contents, the Preface, the General Terms and Conditions, the signature page, this Glossary, the Attachments, and the Appendices to the Attachments

    Providing Party.

    A Party offering or providing a Service to the other Party under this Agreement.

    Purchasing Party.

    A Party requesting or receiving a Service from the other Party under this Agreement.

    Rate Center Area.

    The geographic area that has been identified by a given LEC as being associated with specific NPA-NXX code(s) assigned to the LEC for its provision of Telephone Exchange Services. The Rate Center Area is the exclusive geographic area that the LEC has identified as the area within which it will provide Telephone Exchange Services bearing the particular NPA-NXX designation associated with the specific Rate Center Area. Each Rate Center Area has a unique Rate Center Point.

    Rate Center Point.

    A specific geographic point, defined by a V&H coordinate, located within the Rate Center Area and used to measure distance for the purpose of billing for distance-sensitive Telephone Exchange Services and Toll Traffic. Pursuant to Telcordia Practice BR-795-100-100, the Rate Center Point may be an End Office location, or a "LEC Consortium Point Of Interconnection."

    Rate Demarcation Point.

    The physical point in a Verizon provided network facility at which Verizon's responsibility for maintaining that network facility ends and the Customer's responsibility for maintaining the remainder of the facility begins, as set forth in this Agreement, Verizon's applicable Tariffs, if any, or as otherwise prescribed under Applicable Law.

    Reciprocal Compensation.

    The arrangement for recovering, in accordance with Section 251(b)(5) of the Act, the FCC Internet Order, and other applicable FCC orders and FCC Regulations, costs incurred for the transport and termination of Local Traffic originating on one Party's network and terminating on the other Party's network.

    Retail Prices.

    The prices at which a Service is provided by Verizon at retail to subscribers who are not Telecommunications Carriers.

    Routing Point.

    A specific geographic point identified by a specific V&H coordinate. The Routing Point is used to route inbound traffic to specified NPA-NXXs. The Routing Point must be located within the LATA in which the corresponding NPA-NXX is located. However, the Routing Point associated with each NPA-NXX need not be the same as the corresponding Rate Center Point, nor must it be located within the corresponding Rate Center Area, nor must there be a unique and separate Routing Point corresponding to each unique and separate Rate Center Area.

    Service.

    Any Interconnection arrangement, Network Element, Telecommunications Service, Collocation arrangement, or other service, facility or arrangement, offered by a Party under this Agreement.

    SS7 (Signaling System 7).

    The common channel out-of-band signaling protocol developed by the Consultative Committee for International Telephone and Telegraph (CCITT) and the American National Standards Institute (ANSI). Verizon and Pac-West currently utilize this out-of-band signaling protocol.

    Subsidiary.

    A corporation or other person that is controlled by a Party.

    Switched Access Detail Usage Data.

    A category 1101XX record as defined in the EMI Telcordia Practice BR-010-200-010.

    Switched Access Summary Usage Data.

    A category 1150XX record as defined in the EMI Telcordia Practice BR-010-200-010.

    Switched Exchange Access Service.

    The offering of transmission and switching services for the purpose of the origination or termination of Toll Traffic. Switched Exchange Access Services include but may not be limited to: Feature Group A, Feature Group B, Feature Group D, 700 access, 800 access, 888 access and 900 access.

    Tandem Switch,

    A switching entity that has billing and recording capabilities and is used to connect and switch trunk circuits between and among End Office Switches and between and among End Office Switches and carriers' aggregation points, points of termination, or points of presence, and to provide Switched Exchange Access Services.

    Tariff.
      Any applicable Federal or state tariff of a Party, as amended from time-to-time; or
      Any standard agreement or other document, as amended from time-to-time, that sets forth the generally available terms, conditions and prices under which a Party offers a Service.

    The term "Tariff" does not include any Verizon statement of generally available terms (SGAT) which has been approved or is pending approval by the Commission pursuant to Section 252(f) of the Act.

    Telcordia Technologies.

    Telcordia Technologies, Inc., formerly known as Bell Communications Research, Inc. (Bellcore).

    Telecommunications Carrier.

    Shall have the meaning set forth in the Act.

    Telecommunications Services.

    Shall have the meaning set forth in the Act.

    Telephone Exchange Service.

    Shall have the meaning set forth in the Act.

    Third Party Claim.

    A Claim where there is (a) a claim, demand, suit or action by a person who is not a Party, (b) a settlement with, judgment by, or liability to, a person who is not a Party, or (c) a fine or penalty imposed by a person who is not a Party.

    Toll Traffic.

    Traffic that is originated by a Customer of one Party on that Party's network and terminates to a Customer of the other Party on that other Party's network and is not Local Traffic, or Ancillary Traffic. Toll Traffic may be either "IntraLATA Toll Traffic" or "InterLATA Toll Traffic", depending on whether the originating and terminating points are within the same LATA.

    Toxic or Hazardous Substance.

    Any substance designated or defined as toxic or hazardous under any "Environmental Law" or that poses a risk to human health or safety, or the environment, and products and materials containing such substance. "Environmental Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Water Pollution Control Act, the Air Pollution Control Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, and all other Federal, Sate or local laws or governmental regulations or requirements, that are similar to the above-referenced laws or that otherwise govern releases, chemicals, products, materials or wastes that may pose risks to human health or safety, or the environment, or that relate to the protection of wetlands or other natural resources.

    Trunk Side.

    A Central Office Switch connection that is capable of, and has been programmed to treat the circuit as, connecting to another switching entity, for example, to another carrier's network. Trunk side connections offer those transmission and signaling features appropriate for the connection of switching entities and cannot be used for the direct connection of ordinary telephone station sets.

    UDLC (Universal Digital Loop Carrier).

    UDLC arrangements consist of a Central Office Terminal and a Remote Terminal located in the outside plant or at a customer premises. The Central Office and the Remote Terminal units perform analog to digital conversions to allow the feeding facility to be digital. UDLC is deployed where the types of services to be provisioned by the systems cannot be integrated such as non-switched services and UNE Loops.

    V and H Coordinates Method.

    A method of computing airline miles between two points by utilizing an established formula that is based on the vertical and horizontal coordinates of the two points.

    Voice Grade.

    Either an analog signal of 300 to 3000 Hz or a digital signal of 56/64 kilobits per second. When referring to digital Voice Grade service (a 56-64 kbps channel), the terms "DS0" or "sub-DS1" may also be used.

    Wire Center.

  A building or portion thereof which serves as the premises for one or more Central Office Switches and related facilities.

  ADDITIONAL SERVICES ATTACHMENT

  Alternate Billed Calls
    The Parties will engage in settlements of intraLATA intrastate alternate-billed calls (e.g., collect, calling card, and third-party billed calls) originated or authorized by their respective Customers in accordance with an arrangement mutually agreed to by the Parties.
  Dialing Parity - Section 251(b)(3)

  Each Party shall provide the other Party with nondiscriminatory access to such services and information as are necessary to allow the other Party to implement local Dialing Parity in accordance with the requirements of Section 251(b)(3) of the Act.

  Directory Assistance (DA) and Operator Services (OS)
    Either Party may request that the other Party provide the requesting Party with nondiscriminatory access to the other Party's directory assistance services (DA), IntraLATA operator call completion services (OS), and/or directory assistance listings database. If either Party makes such a request, the Parties shall enter into a mutually acceptable written agreement for such access.
    Pac-West shall arrange, at its own expense, the trunking and other facilities required to transport traffic to and from the designated DA and OS switch locations.
  Directory Listing and Directory Distribution

  To the extent required by Applicable Law, Verizon will provide directory services to Pac-West. Such services will be provided in accordance with the terms set forth herein.

    Listing Information.

    As used herein, "Listing Information" means a Pac-West Customer's primary name, address (including city, state and zip code), telephone number(s), the delivery address and number of directories to be delivered, and, in the case of a business Customer, the primary business heading under which the business Customer desires to be placed, and any other information Verizon deems necessary for the publication and delivery of directories.

    Listing Information Supply.

    Pac-West shall provide to Verizon on a regularly scheduled basis, at no charge, and in a format required by Verizon or by a mutually agreed upon industry standard (e.g., Ordering and Billing Forum developed), all Listing Information and the service address for each Pac-West Customer whose service address location falls within the geographic area covered by the relevant Verizon directory. Pac-West shall also provide to Verizon on a daily basis, (a) information showing Pac-West Customers who have disconnected or terminated their service with Pac-West; and (b) delivery information for each non-listed or non-published Pac-West Customer to enable Verizon to perform its directory distribution responsibilities. Verizon shall promptly provide to Pac-West, (normally within forty-eight (48) hours of receipt by Verizon, excluding non-Business Days), a query on any listing that is not acceptable.

    Listing Inclusion and Distribution.

    Verizon shall include each Pac-West Customer's Primary Listing in the appropriate alphabetical directory and, for business Customers, in the appropriate classified (Yellow Pages) directory in accordance with the directory configuration, scope and schedules determined by Verizon in its sole discretion, and shall provide initial distribution of such directories to such Pac-West Customers in the same manner it provides initial distribution of such directories to its own Customers. "Primary Listing" means a Customer's primary name, address, and telephone number. Listings of Pac-West's Customers shall be interfiled with listings of Verizon's Customers and the Customers of other LECs included in the Verizon directories. Pac-West shall pay Verizon's tariffed charges for additional and foreign alphabetical listings and other alphabetical services (e.g. caption arrangements) for Pac-West's Customers.

    Verizon Information.

    Upon request by Pac-West, Verizon shall make available to Pac-West the following information to the extent that Verizon provides such information to its own business offices: a directory list of relevant NXX codes, directory and "Customer Guide" close dates, publishing data, and Yellow Pages headings. Verizon also will make available to Pac-West, upon written request, a copy of Verizon's alphabetical listings standards and specifications manual.

    Confidentiality of Listing Information.

    Verizon shall accord Pac-West Listing Information the same level of confidentiality that Verizon accords its own listing information, and shall use such Listing Information solely for the purpose of providing directory-related services; provided, however, that should Verizon elect to do so, it may use or license Pac-West Listing Information for directory publishing, direct marketing, or any other purpose for which Verizon uses or licenses its own listing information, so long as Pac-West Customers are not separately identified as such; and provided further that Pac-West may identify those of its Customers who request that their names not be sold for direct marketing purposes, and Verizon shall honor such requests to the same extent it does so for its own Customers. Verizon shall not be obligated to compensate Pac-West for Verizon's use or licensing of Pac-West Listing Information.

    Accuracy.

    Both Parties shall use commercially reasonable efforts to ensure the accurate publication of Pac-West Customer listings. At Pac-West's request, Verizon shall provide Pac-West with a report of all Pac-West Customer listings normally no more than ninety (90) days and no less than thirty (30) days prior to the service order close date for the applicable directory. Verizon shall process any corrections made by Pac-West with respect to its listings, provided such corrections are received prior to the close date of the particular directory.

    Indemnification.

    Pac-West shall adhere to all practices, standards, and ethical requirements established by Verizon with regard to listings. By providing Verizon with Listing Information, Pac-West warrants to Verizon that Pac-West has the right to provide such Listing Information to Verizon on behalf of its Customers. Pac-West shall make commercially reasonable efforts to ensure that any business or person to be listed is authorized and has the right (a) to provide the product or service offered, and (b) to use any personal or corporate name, trade name, trademark, service mark or language used in the listing. Pac-West agrees to release, defend, hold harmless and indemnify Verizon from and against any and all claims, losses, damages, suits, or other actions, or any liability whatsoever, suffered, made, instituted, or asserted by any person arising out of Verizon's publication or dissemination of the Listing Information as provided by Pac-West hereunder. Such indemnification by Pac-West shall not include any errors or omissions of listings caused solely by Verizon.

    Liability.

    Verizon's liability to Pac-West in the event of a Verizon error in or omission of a listing shall not exceed the lesser of the amount of charges actually paid by Pac-West for such listing or the amount by which Verizon would be liable to its own customer for such error or omission. Pac-West agrees to take all reasonable steps, including, but not limited to, entering into appropriate contractual provisions with its Customers, to ensure that its and Verizon's liability to Pac-West's Customers in the event of a Verizon error in or omission of a listing shall be subject to the same limitations of liability applicable between Verizon and its own Customers.

    Service Information Pages.

    Verizon shall include all Pac-West NXX codes associated with the geographic areas to which each directory pertains, to the extent it does so for Verizon's own NXX codes, in any lists of such codes that are contained in the general reference portion of each directory. Pac-West's NXX codes shall appear in such lists in the same manner as Verizon's NXX information. In addition, when Pac-West is authorized to, and is offering, local service to Customers located within the geographic area covered by a specific directory, at Pac-West's request, Verizon shall include, at no charge, in the "Customer Guide" or comparable section of the applicable alphabetical directories, Pac-West's critical contact information for Pac-West's installation, repair and Customer service, as provided by Pac-West. Such critical contact information shall appear alphabetically by local exchange carrier and in accordance with Verizon's generally applicable policies. Pac-West shall be responsible for providing the necessary information to Verizon by the applicable close date for each affected directory.

    Directory Publication.

    Nothing in this Agreement shall require Verizon to publish a directory where it would not otherwise do so.

    Other Directory Services.

  Pac-West acknowledges that if Pac-West desires directory services in addition to those described herein, such additional services must be obtained under separate agreement with Verizon's directory publishing company.

  Voice Information Service Traffic
    For purposes of this Section 5, (a) Voice Information Service means a service that provides [i] recorded voice announcement information or [ii] a vocal discussion program open to the public, and (b) Voice Information Service Traffic means intraLATA switched voice traffic, delivered to a Voice Information Service. Voice Information Service Traffic does not include any form of Internet Traffic. Voice Information Service Traffic also does not include 555 traffic or similar traffic with AIN service interfaces, which traffic shall be subject to separate arrangements between the Parties. Voice Information Service Traffic is not subject to Reciprocal Compensation charges under Section 11 of the Interconnection Attachment.
    If a Pac-West Customer is served by resold Verizon dial tone line Telecommunications Service or a Verizon Local Switching UNE, to the extent reasonably feasible, Verizon will route Voice Information Service Traffic originating from such Service or UNE to the appropriate Voice Information Service connected to Verizon's network unless a feature blocking such Voice Information Service Traffic has been installed. For such Voice Information Service Traffic, Pac-West shall pay to Verizon without discount any Voice Information Service provider charges billed by Verizon to Pac-West. Pac-West shall pay Verizon such charges in full regardless of whether or not Pac-West collects such charges from its own Customer.
    Pac-West shall have the option to route Voice Information Service Traffic that originates on its own network to the appropriate Voice Information Service connected to Verizon's network. In the event Pac-West exercises such option, Pac-West will establish, at its own expense, a dedicated trunk group to the Verizon Voice Information Service serving switch. This trunk group will be utilized to allow Pac-West to route Voice Information Service Traffic originated on its network to Verizon. For such Voice Information Service Traffic, unless Pac-West has entered into a written agreement with Verizon under which Pac-West will collect from Pac-West's Customer and remit to Verizon the Voice Information Service provider's charges, Pac-West shall pay to Verizon without discount any Voice Information Service provider charges billed by Verizon to Pac-West. Pac-West shall pay Verizon such charges in full regardless of whether or not Pac-West collects such charges from its own Customer.
  Intercept and Referral Announcements
    When a Customer changes its service provider from Verizon to Pac-West, or from Pac-West to Verizon, and does not retain its original telephone number, the Party formerly providing service to such Customer shall provide a referral announcement ("Referral Announcement") on the abandoned telephone number which provides the Customer's new number or other appropriate information, to the extent known to the Party formerly providing service. Notwithstanding the foregoing, a Party shall not be obligated under this Section to provide a Referral Announcement if the Customer owes the Party unpaid overdue amounts or the Customer requests that no Referral Announcement be provided.
    Referral Announcements shall be provided, in the case of business Customers, for a period of not less than one hundred and twenty (120) days after the date the Customer changes its telephone number, and, in the case of residential Customers, not less than thirty (30) days after the date the Customer changes its telephone number; provided that if a longer time period is required by Applicable Law, such longer time period shall apply. Except as otherwise provided by Applicable Law, the period for a referral may be shortened by the Party formerly providing service if a number shortage condition requires reassignment of the telephone number.
    This referral announcement will be provided by each Party at no charge to the other Party; provided that the Party formerly providing service may bill the Customer its standard Tariff charge, if any, for the referral announcement.
  Originating Line Number Screening (OLNS)

  Upon Pac-West's request, Verizon will update its database used to provide originating line number screening (the database of information which indicates to an operator the acceptable billing methods for calls originating from the calling number (e.g., penal institutions, COCOTS).

  Operations Support Systems (OSS) Services
    Definitions.

    The terms listed below shall have the meanings stated below:

      Verizon Operations Support Systems: Verizon systems for pre-ordering, ordering, provisioning, maintenance and repair, and billing.
      Verizon OSS Services: Access to Verizon Operations Support Systems functions. The term "Verizon OSS Services" includes, but is not limited to: (a) Verizon's provision of Pac-West Usage Information to Pac-West pursuant to Section 8.3 below; and, (b) "Verizon OSS Information", as defined in Section 8.1.4 below.
      Verizon OSS Facilities: Any gateways, interfaces, databases, facilities, equipment, software, or systems, used by Verizon to provide Verizon OSS Services to Pac-West.
      Verizon OSS Information: Any information accessed by, or disclosed or provided to, Pac-West through or as a part of Verizon OSS Services. The term "Verizon OSS Information" includes, but is not limited to: (a) any Customer Information related to a Verizon Customer or a Pac-West Customer accessed by, or disclosed or provided to, Pac-West through or as a part of Verizon OSS Services; and, (b) any Pac-West Usage Information (as defined in Section 8.1.6 below) accessed by, or disclosed or provided to, Pac-West.
      Verizon Retail Telecommunications Service: Any Telecommunications Service that Verizon provides at retail to subscribers that are not Telecommunications Carriers. The term "Verizon Retail Telecommunications Service" does not include any Exchange Access service (as defined in Section 3(16) of the Act, 47 U.S.C. § 153(16)) provided by Verizon.
      Pac-West Usage Information: For a Verizon Retail Telecommunications Service purchased by Pac-West pursuant to the Resale Attachment, the usage information that Verizon would record if Verizon was furnishing such Verizon Retail Telecommunications Service to a Verizon end-user retail Customer. For a Verizon Local Switching Network Element purchased by Pac-West pursuant to the Network Element Attachment, the usage information that Verizon would record if Verizon was using such Local Switching Network Element to furnish a Verizon Retail Telecommunications Service to a Verizon end-user retail Customer.
      Customer Information: CPNI of a Customer and any other non-public, individually identifiable information about a Customer or the purchase by a Customer of the services or products of a Party.
    Verizon OSS Services.
      Upon request by Pac-West, Verizon shall provide to Pac-West, Verizon OSS Services. Such Verizon OSS Services will be provided in accordance with, but only to the extent required by, Applicable Law, including, but not limited to 251(c)(3) of the Act, 47 U.S.C. § 251(c)(3).
      Subject to the requirements of Applicable Law, Verizon Operations Support Systems, Verizon Operations Support Systems functions, Verizon OSS Facilities, Verizon OSS Information, and the Verizon OSS Services that will be offered by Verizon, shall be as determined by Verizon. Subject to the requirements of Applicable Law, Verizon shall have the right to change Verizon Operations Support Systems, Verizon Operations Support Systems functions, Verizon OSS Facilities, Verizon OSS Information, and the Verizon OSS Services, from time-to-time, without the consent of Pac-West.
      To the extent required by Applicable Law, in providing Verizon OSS Services to Pac-West, Verizon will comply with Verizon's applicable OSS Change Management Guidelines, as such Guidelines are modified from time-to-time, including, but not limited to, the provisions of the Guidelines related to furnishing notice of changes in Verizon OSS Services. Verizon's OSS Change Management Guidelines will be set out on a Verizon website.
    Pac-West Usage Information.
      Upon request by Pac-West, Verizon shall provide to Pac-West Usage Information. Such Pac-West Usage Information will be provided in accordance with, but only to the extent required by, Applicable Law.
      Pac-West Usage Information will be available to Pac-West through the following:
        Daily Usage File on Data Tape.
        Daily Usage File through Network Data Mover (NDM).
      Pac-West Usage Information will be provided in an Alliance for Telecommunications Industry Solutions EMI format.
      Daily Usage File Data Tapes provided pursuant to Section 8.3.2.1 above will be issued each day, Monday through Friday, except holidays observed by Verizon.
      Except as stated in this Section 8.3, subject to the requirements of Applicable Law, the manner in which, and the frequency with which, Pac-West Usage Information will be provided to Pac-West shall be determined by Verizon.
    Access to and Use of Verizon OSS Facilities.
      Verizon OSS Facilities may be accessed and used by Pac-West only to the extent necessary for Pac-West's access to and use of Verizon OSS Services pursuant to this Agreement.
      Verizon OSS Facilities may be accessed and used by Pac-West only to provide Telecommunications Services to Pac-West Customers.
      Pac-West shall restrict access to and use of Verizon OSS Facilities to Pac-West. This Section 8 does not grant to Pac-West any right or license to grant sublicenses to other persons, or permission to other persons (except Pac-West's employees, agents and contractors, in accordance with Section 8.4.7 below), to access or use Verizon OSS Facilities.
      Pac-West shall not (a) alter, modify or damage the Verizon OSS Facilities (including, but not limited to, Verizon software), (b) copy, remove, derive, reverse engineer, or decompile, software from the Verizon OSS Facilities, or (c) obtain access through Verizon OSS Facilities to Verizon databases, facilities, equipment, software, or systems, which are not offered for Pac-West's use under this Section 8.
      Pac-West shall comply with all practices and procedures established by Verizon for access to and use of Verizon OSS Facilities (including, but not limited to, Verizon practices and procedures with regard to security and use of access and user identification codes).
      All practices and procedures for access to and use of Verizon OSS Facilities, and all access and user identification codes for Verizon OSS Facilities: (a) shall remain the property of Verizon; (b) shall be used by Pac-West only in connection with Pac-West's use of Verizon OSS Facilities permitted by this Section 8; (c) shall be treated by Pac-West as Confidential Information of Verizon pursuant to Section 10 of the General Terms and Conditions; and, (d) shall be destroyed or returned by Pac-West to Verizon upon the earlier of request by Verizon or the expiration or termination of this Agreement.
      Pac-West's employees, agents and contractors may access and use Verizon OSS Facilities only to the extent necessary for Pac-West's access to and use of the Verizon OSS Facilities permitted by this Agreement. Any access to or use of Verizon OSS Facilities by Pac-West's employees, agents, or contractors, shall be subject to the provisions of this Agreement, including, but not limited to, Section 10 of the General Terms and Conditions and Section 8.5.2.3 of this Attachment.
    Verizon OSS Information.
      Subject to the provisions of this Section 8, in accordance with, but only to the extent required by, Applicable Law, Verizon grants to Pac-West a non-exclusive license to use Verizon OSS Information.
      All Verizon OSS Information shall at all times remain the property of Verizon. Except as expressly stated in this Section 8, Pac-West shall acquire no rights in or to any Verizon OSS Information.
        The provisions of this Section 8.5.2 shall apply to all Verizon OSS Information, except (a) Pac-West Usage Information, (b) CPNI of Pac-West, and (c) CPNI of a Verizon Customer or a Pac-West Customer, to the extent the Customer has authorized Pac-West to use the CPNI.
        Verizon OSS Information may be accessed and used by Pac-West only to provide Telecommunications Services to Pac-West Customers.
        Pac-West shall treat Verizon OSS Information that is designated by Verizon, through written or electronic notice (including, but not limited to, through the Verizon OSS Services), as "Confidential" or "Proprietary" as Confidential Information of Verizon pursuant to Section 10 of the General Terms and Conditions.
        Except as expressly stated in this Section 8, this Agreement does not grant to Pac-West any right or license to grant sublicenses to other persons, or permission to other persons (except Pac-West's employees, agents or contractors, in accordance with Section 8.5.2.5 below), to access, use or disclose Verizon OSS Information.
        Pac-West's employees, agents and contractors may access, use and disclose Verizon OSS Information only to the extent necessary for Pac-West's access to, and use and disclosure of, Verizon OSS Information permitted by this Section 8. Any access to, or use or disclosure of, Verizon OSS Information by Pac-West's employees, agents or contractors, shall be subject to the provisions of this Agreement, including, but not limited to, Section 10 of the General Terms and Conditions and Section 8.5.2.3 above.
        Pac-West's license to use Verizon OSS Information shall expire upon the earliest of: (a) the time when the Verizon OSS Information is no longer needed by Pac-West to provide Telecommunications Services to Pac-West Customers; (b) termination of the license in accordance with this Section 8; or (c) expiration or termination of this Agreement.
        All Verizon OSS Information received by Pac-West shall be destroyed or returned by Pac-West to Verizon, upon expiration, suspension or termination of the license to use such Verizon OSS Information.
      Unless sooner terminated or suspended in accordance with this Agreement or this Section 8 (including, but not limited to, Section 2.2 of the General Terms and Conditions and Section 8.6.1 below), Pac-West's access to Verizon OSS Information through Verizon OSS Services shall terminate upon the expiration or termination of this Agreement.
      Audits.
        Verizon shall have the right (but not the obligation) to audit Pac-West to ascertain whether Pac-West is complying with the requirements of Applicable Law and this Agreement with regard to Pac-West 's access to, and use and disclosure of, Verizon OSS Information.
        Without in any way limiting any other rights Verizon may have under this Agreement or Applicable Law, Verizon shall have the right (but not the obligation) to monitor Pac-West 's access to and use of Verizon OSS Information which is made available by Verizon to Pac-West pursuant to this Agreement, to ascertain whether Pac-West is complying with the requirements of Applicable Law and this Agreement, with regard to Pac-West 's access to, and use and disclosure of, such Verizon OSS Information. The foregoing right shall include, but not be limited to, the right (but not the obligation) to electronically monitor Pac-West 's access to and use of Verizon OSS Information which is made available by Verizon to Pac-West through Verizon OSS Facilities.
        Information obtained by Verizon pursuant to this Section 8.5.4 shall be treated by Verizon as Confidential Information of Pac-West pursuant to Section 10 of the General Terms and Conditions.
      Pac-West acknowledges that the Verizon OSS Information, by its nature, is updated and corrected on a continuous basis by Verizon, and therefore that Verizon OSS Information is subject to change from time to time.
    Liabilities and Remedies.
      Any breach by Pac-West, or Pac-West's employees, agents or contractors, of the provisions of Sections 8.4 or 8.5 above shall be deemed a material breach of this Agreement. In addition, if Pac-West or an employee, agent or contractor of Pac-West at any time breaches a provision of Sections 8.4 or 8.5 above and such breach continues for more than ten (10) days after written notice thereof from Verizon, then, except as otherwise required by Applicable Law, Verizon shall have the right, upon reasonable notice to Pac-West, to suspend the license to use Verizon OSS Information granted by Section 8.5.1 above and/or the provision of Verizon OSS Services, in whole or in part.
      Pac-West agrees that Verizon would be irreparably injured by a breach of Sections 8.4 or 8.5 above by Pac-West or the employees, agents or contractors of Pac-West, and that Verizon shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any such breach. Such remedies shall not be deemed to be the exclusive remedies for any such breach, but shall be in addition to any other remedies available under this Agreement or at law or in equity.
    Relation to Applicable Law.

    The provisions of Sections 8.4, 8.5 and 8.6 above with regard to the confidentiality of information shall be in addition to and not in derogation of any provisions of Applicable Law with regard to the confidentiality of information, including, but not limited to, 47 U.S.C. § 222, and are not intended to constitute a waiver by either Party of any right with regard to protection of the confidentiality of the information of Verizon or Verizon Customers, or Pac-West or Pac-West Customers, provided by Applicable Law.

    Cooperation.

    Pac-West, at Pac-West's expense, shall reasonably cooperate with Verizon in using Verizon OSS Services. Such cooperation shall include, but not be limited to, the following:

      Upon request by Verizon, Pac-West shall by no later than the fifteenth (15th) day of the last month of each Calendar Quarter submit to Verizon reasonable, good faith estimates of the volume of each type of OSS transaction that Pac-West anticipates submitting in each week of the next Calendar Quarter.
      Pac-West shall reasonably cooperate with Verizon in submitting orders for Verizon Services and otherwise using the Verizon OSS Services, in order to avoid exceeding the capacity or capabilities of such Verizon OSS Services.
      Pac-West shall participate in cooperative testing of Verizon OSS Services and shall provide assistance to Verizon in identifying and correcting mistakes, omissions, interruptions, delays, errors, defects, faults, failures, or other deficiencies, in Verizon OSS Services.
    Verizon Access to Information Related to Pac-West Customers.
      Verizon shall have the right to access, use and disclose information related to Pac-West Customers that is in Verizon's possession (including, but not limited to, in Verizon OSS Facilities) to the extent such access, use and/or disclosure has been authorized by the Pac-West Customer in the manner required by Applicable Law.
      Upon written request by Verizon, Pac-West will provide information to Verizon (i) to permit Verizon to obtain information related to Pac-West Customers (as authorized by the applicable Pac-West Customer) and (ii) that is reasonably necessary to successfully migrate a Pac-West Customer to Verizon when that Customer has requested to receive service from Verizon, subject to Applicable Law. Pac-West shall have the right (but not the obligation) to audit Verizon to ascertain whether Verizon is complying with the requirements of Applicable Law and this Agreement with regard to Verizon's access to information related to Pac-West's Customers pursuant to Section 8.9.1 and Verizon's use and disclosure of information related to Pac-West's Customers that has been obtained by Verizon pursuant to Section 8.9.1. Such audit shall be subject to, and conducted in accordance with, Sections 7.2 through 7.4 of the General Terms and Conditions.
      Information obtained by Pac-West pursuant to Section 8.9.2 shall be treated by Pac-West as Confidential Information of Verizon pursuant to Section 10 of the Agreement.
    Verizon Pre-OSS Services.
      As used in this Section 8, "Verizon Pre-OSS Service" means a service which allows the performance of an activity which is comparable to an activity to be performed through a Verizon OSS Service and which Verizon offers to provide to Pac-West prior to, or in lieu of, Verizon's provision of the Verizon OSS Service to Pac-West. The term "Verizon Pre-OSS Service" includes, but is not limited to, the activity of placing orders for Verizon Services through a telephone facsimile communication.
      Subject to the requirements of Applicable Law, the Verizon Pre-OSS Services that will be offered by Verizon shall be as determined by Verizon and Verizon shall have the right to change Verizon Pre-OSS Services, from time-to-time, without the consent of Pac-West.
      Subject to the requirements of Applicable Law including Commission approvals if applicable, the prices for Verizon Pre-OSS Services shall be as determined by Verizon and shall be subject to change by Verizon from time-to-time.
      The provisions of Sections 8.4 through 8.8 above shall also apply to Verizon Pre-OSS Services. For the purposes of this Section 8.10: (a) references in Sections 8.4 through 8.8 above to Verizon OSS Services shall be deemed to include Verizon Pre-OSS Services; and, (b) references in Sections 8.4 through 8.8 above to Verizon OSS Information shall be deemed to include information made available to Pac-West through Verizon Pre-OSS Services.
    Order Supplements and Cancellations.
      Upon Verizon requesting that Pac-West supplement an incomplete or inaccurate order, Verizon will provide to Pac-West information necessary to identify the order, including but not limited to Service Order Request ("SOR") information, such that Pac-West may supplement the incomplete or inaccurate order. If Verizon sends such information to Pac-West and Pac-West fails to supplement the order within thirty-one (31) days after Verizon's request, Verizon may cancel the order.
      If Verizon cannot complete Pac-West's order by Pac-West's requested due date, Verizon will provide to Pac-West the due date on which Verizon can complete the order. If the Verizon due date is not acceptable to Pac-West, Pac-West must supplement the order to either request a different due date, or to expedite the order. If Verizon has requested the due date change, Verizon will not bill Pac-West a charge for supplementing the order.
  Poles, Ducts, Conduits and Rights-of-Way

  To the extent required by Applicable Law (including, but not limited to Sections 224, 251(b)(4) and 271(c(2)(B)(iii) of the Act), each Party ("Providing Party") shall afford the other Party non-discriminatory access to poles, ducts, conduits and rights-of-way owned or controlled by the Providing Party. Such access shall be provided in accordance with Applicable Law pursuant to the Providing Party's applicable tariffs, or, in the absence of an applicable Providing Party Tariff, the Providing Party's generally offered form of license agreement, or, in the absence of such a Tariff and license agreement, a mutually acceptable agreement to be negotiated by the Parties.

  Telephone Numbers
    This Section applies in connection with Pac-West Customers served by Telecommunications Services provided by Verizon to Pac-West for resale or a Local Switching Network Element provided by Verizon to Pac-West.
    Pac-West's use of telephone numbers shall be subject to Applicable Law, the rules of the North American Numbering Council and the North American Numbering Plan Administrator, the applicable provisions of this Agreement (including, but not limited to, this Section 10), and Verizon's practices and procedures for use and assignment of telephone numbers, as amended from time-to-time.
    Subject to Sections 10.2 and 10.4, if a Customer of either Verizon or Pac-West who is served by a Verizon Telecommunications Service ("VTS") or a Verizon Local Switching Network Element ("VLSNE") changes the LEC that serves the Customer using such VTS or VLSNE (including a change from Verizon to Pac-West, from Pac-West to Verizon, or from Pac-West to a LEC other than Verizon), after such change, the Customer may continue to use with such VTS or VLSNE the telephone numbers that were assigned to the VTS or VLSNE for the use of such Customer by Verizon immediately prior to the change.
    Subject to applicable law, including applicable non-discrimination provisions thereof, Verizon shall have the right to change the telephone numbers used by a Customer if at any time: (a) the Customer requests service at a new location, that is not served by the Verizon switch and the Verizon rate center from which the Customer previously had service; (b) continued use of the telephone numbers is not technically feasible; or, (c) in the case of Telecommunications Service provided by Verizon to Pac-West for resale, the type or class of service subscribed to by the Customer changes.
    If service on a VTS or VLSNE provided by Verizon to Pac-West under this Agreement is terminated and the telephone numbers associated with such VTS or VLSNE have not been ported to a Pac-West switch, the telephone numbers shall be available for reassignment by Verizon to any person to whom Verizon elects to assign the telephone numbers, including, but not limited to, Verizon, Verizon Customers, Pac-West, or Telecommunications Carriers other than Verizon and Pac-West.
    Pac-West may reserve telephone numbers only to the extent Verizon's Customers may reserve telephone numbers.
  Routing for Operator Services and Directory Assistance Traffic

  For a Verizon Telecommunications Service dial tone line purchased by Pac-West for resale pursuant to the Resale Attachment, upon request by Pac-West, Verizon will establish an arrangement that will permit Pac-West to route the Pac-West Customer's calls for operator and directory assistance services to a provider of operator and directory assistance services selected by Pac-West. Verizon will provide this routing arrangement in accordance with, but only to the extent required by, Applicable Law. Verizon will provide this routing arrangement pursuant to an appropriate written request submitted by Pac-West and a mutually agreed-upon schedule. This routing arrangement will be implemented at Pac-West's expense, with charges determined on an individual case basis. In addition to charges for initially establishing the routing arrangement, Pac-West will be responsible for ongoing monthly and/or usage charges for the routing arrangement. Pac-West shall arrange, at its own expense, the trunking and other facilities required to transport traffic to Pac-West's selected provider of operator and directory assistance services.

  INTERCONNECTION ATTACHMENT

  General

  Each Party ("Providing Party") shall provide to the other Party, in accordance with this Agreement, the Providing Party's applicable Tariffs, and Applicable Law, interconnection with the Providing Party's network for the transmission and routing of Telephone Exchange Service and Exchange Access.

  Methods for Interconnection and Trunk Types
    Methods for Interconnection.
      In accordance with, but only to the extent required by, Applicable Law, the Parties shall provide interconnection of their networks at any technically feasible point as specified in this Agreement.
      Each Party, at its own expense, shall provide for delivery to the relevant POI Local Traffic that the originating Party wishes to deliver to the receiving Party.
      Pac-West may use any of the following methods for interconnection with Verizon:

      2.1.3.1 a Collocation arrangement Pac-West has established at the Verizon Wire Center pursuant to the Collocation Attachment; and/or

      2.1.3.2 a Collocation arrangement that has been established separately at the Verizon Wire Center by a third party and that is used by Pac-West to interconnect with Verizon; and/or

      2.1.3.3 an Entrance Facility and transport obtained from Verizon (and any necessary multiplexing) pursuant to the applicable Verizon access Tariff, or obtained from a third party who has obtained such Entrance Facility and transport from Verizon (and obtained any necessary multiplexing from Verizon) pursuant to the applicable Verizon access tariff, from the Pac-West POI to the Verizon Wire Center. Pac-West may interconnect transport facilities (including, transport facilities provided by Verizon pursuant to an applicable Verizon Tariff, or by Pac-West or a third party) with such a Verizon provided Entrance Facility to the extent permitted by, and in accordance with, the applicable Verizon access Tariff; and/or

      2.1.3.4 via Verizon's Unbundled Network Elements as provided in the Network Elements Attachment.

      Pac-West may order from Verizon, in accordance with the rates, terms and conditions set forth in this Agreement and applicable Verizon Tariff(s) (or in the absence of applicable rates, terms and conditions set forth in this Agreement and Verizon Tariff(s), in accordance with rates, terms and conditions to be negotiated by the Parties), any of the methods for interconnection specified in Section 2.1.3 above.
      Verizon may use any of the following methods for interconnection with Pac-West:
        a Collocation arrangement Verizon has established at the Pac-West Wire Center pursuant to the Collocation Attachment, or an interconnection arrangement Verizon has established at the Pac-West Wire Center that is operationally equivalent to a Collocation arrangement (including, but not limited to, a Verizon provided Entrance Facility); and/or a Collocation arrangement that has been established separately at the Pac-West Wire Center by a third party and that is used by Verizon to interconnect with Pac-West; and/or a non-distance sensitive Entrance Facility obtained from Pac-West (and any necessary multiplexing), from the Verizon network to the Pac-West Wire Center (including, but not limited to, at Verizon's election, an Entrance Facility accessed by Verizon through interconnection at a Collocation arrangement that Pac-West has established at a Verizon Wire Center pursuant to the Collocation Attachment, or through interconnection at a Collocation arrangement that has been established separately at a Verizon Wire Center by a third party and that is used by Pac-West), or an Entrance Facility obtained from a third party that has established an interconnection arrangement
      Verizon may order from Pac-West, in accordance with the rates, terms and conditions set forth in this Agreement and applicable Pac-West Tariff(s) (or in the absence of applicable rates, terms and conditions set forth in this Agreement and Pac-West Tariff(s), in accordance with rates, terms and conditions to be negotiated by the Parties), any of the methods for interconnection specified in Section 2.1.5 above.
    Trunk Types.
      In interconnecting their networks pursuant to this Attachment, the Parties will use, as appropriate, the following separate and distinct trunk groups:
        Interconnection Trunks for the transmission and routing of Local Traffic, ISP-Bound Traffic, translated LEC IntraLATA toll free service access code (e.g., 800/888/877) traffic, and IntraLATA Toll Traffic, between their respective Telephone Exchange Service Customers and Tandem Transit Traffic, all in accordance with Sections 5 through 9 of this Attachment;
        Access Toll Connecting Trunks for the transmission and routing of Exchange Access traffic, including translated InterLATA toll free service access code (e.g., 800/888/877) traffic, between Pac-West Telephone Exchange Service Customers and purchasers of Switched Exchange Access Service via a Verizon access Tandem in accordance with Sections 12 through 14 of this Attachment; and
        Miscellaneous Trunk Groups as mutually agreed to by the Parties, including, but not limited to: (a) choke trunks for traffic congestion and testing; and, (b) untranslated IntraLATA/InterLATA toll free service access code (e.g. 800/888/877) traffic.
      Other types of trunk groups may be used by the Parties as provided in other Attachments to this Agreement (e.g., 911/E911 Trunks; Information Services Trunks) or in other separate agreements between the Parties (e.g., Directory Assistance Trunks, Operator Services Trunks).
      Except as otherwise provided in this Agreement, the Parties will mutually agree upon where One-Way Interconnection Trunks (trunks with traffic going in one direction, including one-way trunks and uni-directional two-way trunks) and/or Two-Way Interconnection Trunks (trunks with traffic going in both directions) will be deployed.
      In the event the volume of traffic between a Verizon End Office and the Pac-West network, which is carried by a Final Tandem Interconnection Trunk group, exceeds the Centium Call Second (Hundred Call Second) busy hour equivalent of one (1) DS-1 at any time and/or 200,000 minutes of use for a single month: (a) if One-Way Interconnection Trunks are used, the originating Party shall promptly establish new End Office One-Way Interconnection Trunk groups between the Verizon End Office and the Pac-West network; or, (b) if Two-Way Interconnection Trunks are used, Pac-West shall promptly submit an ASR to Verizon to establish new End Office Two-Way Interconnection Trunk group(s) between that Verizon End Office and the Pac-West network.
      If on the Effective Date the total number of Tandem Interconnection Trunks between Pac-West's network and a Verizon Tandem exceeds 240 trunks, then following the Effective Date, Pac-West may continue to use the total Tandem Interconnection Trunks that are in place on the Effective Date, subject to, but not limited by, Sections 2.3.1.3.1 and 2.4.12 of this Attachment. Notwithstanding the foregoing, unless otherwise agreed by the Parties, if any such Tandem Interconnection Trunks are disconnected, Pac-West shall not replace such disconnected Tandem Interconnection Trunks or add additional Tandem Interconnection Trunks if the replacement of addition would increase the total number of Tandem Interconnection Trunks between Pac-West's network and that Verizon Tandem beyond 240 trunks.
    One-Way Interconnection Trunks.
      Where the Parties have agreed to use One-Way Interconnection Trunks for the delivery of traffic from Pac-West to Verizon, Pac-West, at Pac-West's own expense, shall:
        provide its own facilities for delivery of the traffic to the Pac-West Collocation arrangement at the Verizon Wire Center or to the third-party Collocation arrangement used by Pac-West at the Verizon Wire Center; and/or obtain transport for delivery of the traffic to the Pac-West Collocation arrangement at the Verizon Wire Center or to the third-party Collocation arrangement used by Pac-West at the Verizon Wire Center (a) from a third-party, or, (b) if Verizon offers such transport pursuant to this Agreement or an applicable Verizon Tariff, from Verizon; and/or order the One-Way Trunks from Verizon in accordance with the rates, terms and conditions set forth in this Agreement and applicable Verizon Tariffs, for installation on an Entrance Facility obtained by Pac-West from Verizon pursuant to Sections 2.1.3.3 and 2.1.4, and also order multiplexing and transport from Verizon pursuant to Sections 2.1.3.3 and 2.1.4.
          For each Tandem One -Way Interconnection Trunk group provided by Verizon to Pac-West with a utilization level of less than sixty percent (60%), unless the Parties agree otherwise, Pac-West will promptly submit ASRs to disconnect a sufficient number of Interconnection Trunks to attain a utilization level of approximately sixty percent (60%).
      Where the Parties have agreed to use One-Way Interconnection Trunks for the delivery of traffic from Verizon to Pac-West, Verizon, at Verizon's own expense, shall:
        provide its own facilities for delivery of the traffic to the Verizon Collocation arrangement or interconnection arrangement at the Pac-West Wire Center or to the third-party Collocation arrangement used by Verizon at the Pac-West Wire Center; or
        obtain transport for delivery of the traffic to the Verizon Collocation arrangement or interconnection arrangement at the Pac-West Wire Center or to the third-party Collocation arrangement used by Verizon at the Pac-West Wire Center (a) from a third-party, or, (b) if Pac-West offers such transport pursuant to this Agreement or an applicable Pac-West Tariff, from Pac-West; or
        order the One-Way Trunks from Pac-West in accordance with the rates, terms and conditions set forth in this Agreement and applicable Pac-West Tariffs for installation on an Entrance Facility obtained by Verizon from Pac-West pursuant to Sections 2.1.5.3 and 2.1.6, or obtain the One-Way Trunks from a third-party that has established an interconnection arrangement with Pac-West.
    Two-Way Interconnection Trunks.
      Where the Parties have agreed to use Two-Way Interconnection Trunks for the exchange of traffic between Verizon and Pac-West, Pac-West shall order from Verizon, and Verizon shall provide, the Two-Way Interconnection Trunks and the Entrance Facility, on which such Trunks will ride, and transport and multiplexing, in accordance with the rates, terms and conditions set forth in this Agreement and Verizon's applicable Tariffs.
      Upon the Parties undertaking a Major Project, where the Parties have agreed to use Two Way Interconnection Trunks, prior to ordering any Two-Way Interconnection Trunks from Verizon, Pac-West shall meet with Verizon to conduct a joint planning meeting ("Joint Planning Meeting"). At that Joint Planning Meeting, each Party shall provide to the other Party originating Centium Call Second (Hundred Call Second) information, and the Parties shall mutually agree on the appropriate initial number of Two-Way End Office and Tandem Interconnection Trunks and the interface specifications at the POI. For purposes of this Section 2.4.2, a "Major Project" is a project that requires the coordination and execution of multiple orders or related activities between and among Verizon and Pac-West work groups including, but not limited to, the initial establishment of Interconnection or Access Toll Connecting Trunk Groups between a Verizon switch and a Pac-West switch, NXX code moves, rehomes, facility grooming, network rearrangements, a conversion from One Way Interconnection Trunks to Two-Way Interconnection Trunks, and installation of a new switch.
      Two-Way Interconnection Trunks shall be from a Verizon End Office or Tandem to a mutually agreed upon POI.
      On a semi-annual basis, Pac-West shall submit a good faith forecast to Verizon of the number of End Office and Tandem Two-Way Interconnection Trunks that Pac-West anticipates Verizon will need to provide during the ensuing two (2) year period. Pac-West's trunk forecasts shall conform to the Verizon CLEC trunk forecasting guidelines as in effect at that time.
      The Parties shall meet (telephonically or in person) from time to time, as needed, to review data on End Office and Tandem Two-Way Interconnection Trunks to determine the need for new trunk groups and to plan any necessary changes in the number of Two-Way Interconnection Trunks.
      Two-Way Interconnection Trunks shall have SS7 Common Channel Signaling. The Parties agree to utilize B8ZS and Extended Super Frame (ESF) DS1 facilities, where available.
      With respect to End Office Two-Way Interconnection Trunks, both Parties shall use an economic Centium Call Second (Hundred Call Second) equal to five (5).
      Two-Way Interconnection Trunk groups that connect to a Verizon access Tandem shall be engineered using a design blocking objective of Neal-Wilkenson B.005 during the average time consistent busy hour. Two-Way Interconnection Trunk groups that connect to a Verizon local Tandem shall be engineered using a design blocking objective of Neal-Wilkenson B.01 during the average time consistent busy hour. Verizon and Pac-West shall engineer Two-Way Interconnection Trunks using BOC Notes on the LEC Networks SR-TSV-002275.
      The performance standard for final Two-Way Interconnection Trunk groups shall be that no such Interconnection Trunk group will exceed its design blocking objective (B.005 or B.01, as applicable) for three (3) consecutive calendar traffic study months.
      After a Two-Way Interconnection Trunk Group has been established, Pac-West shall determine and order the number of Two-Way Interconnection Trunks that are required to meet the applicable design blocking objective for all traffic carried on each Two-Way Interconnection Trunk group. Pac-West shall order Two-Way Interconnection Trunks by submitting ASRs to Verizon setting forth the number of Two-Way Interconnection Trunks to be installed and the requested installation dates within Verizon's effective standard intervals or negotiated intervals, as appropriate. Provisioning intervals offered by Verizon to Pac-West for Two-Way Interconnection Trunks shall be no longer than the provisioning intervals offered by Verizon to other CLECs. Pac-West shall complete ASRs in accordance with OBF Guidelines as in effect from time to time.
      Each Party may (but shall not be obligated to) monitor Two-Way Interconnection Groups using service results for the applicable design blocking objective. If Verizon observes blocking in excess of the applicable design objective on any Tandem Two-Way Interconnection Trunk group and Pac-West has not notified Verizon that it has corrected such blocking, Verizon may submit to Pac-West a Trunk Group Service Request directing Pac-West to remedy the blocking. Upon receipt of a Trunk Group Service Request, Pac-West will complete an ASR to augment the Two-Way Interconnection Trunk Group with excessive blocking and submit the ASR to Verizon within five (5) Business Days. If Pac-West observes blocking in excess of the applicable design objective on any final Two-Way Interconnection Trunk group, Pac-West shall submit an ASR to augment the Two-Way Interconnection Trunk Group.
      The Parties will review all Tandem Two-Way Interconnection Trunk groups that reach a utilization level of seventy percent (70%), or greater, to determine whether those groups should be augmented. Pac-West will promptly augment all Tandem Two-Way Interconnection Trunk groups that reach a utilization level of eighty percent (80%) by submitting ASRs for additional trunks sufficient to attain a utilization level of approximately seventy percent (70%), unless the Parties agree that additional trunking is not required. For each Tandem Two-Way Interconnection Trunk group with a utilization level of less than sixty percent (60%), unless the Parties agree otherwise, Pac-West will promptly submit ASRs to disconnect a sufficient number of Interconnection Trunks to attain a utilization level of approximately sixty percent (60%) for each respective group, unless the Parties agree that the Two-Way Interconnection Trunks should not be disconnected. In the event Pac-West fails to submit an ASR for Two-Way Interconnection Trunks in conformance with this section, Verizon may bill Pac-West for the excess Interconnection Trunks at the applicable rates provided for in the Pricing Attachment, provided that Verizon sends Pac-West written notice, in the form of a Trunk Group Service Request, sixty (60) days prior to sending a bill and such notice identifies the underutilized trunks.
      Because Verizon will not be in control of when and how many Two-Way Interconnection Trunks are established between its network and Pac-West's network, Verizon's performance in connection with these Two-Way Interconnection Trunk groups (except for maintenance intervals and missed installation appointments) shall not be subject to any performance measurements and remedies under this Agreement, and, except as otherwise required by Applicable Law, under any FCC or Commission approved carrier-to-carrier performance assurance guidelines or plan.
      Upon three (3) months prior written notice and with the mutual agreement of the Parties, either Party may withdraw its traffic from a Two-Way Interconnection Trunk group and install One-Way Interconnection Trunks to the relevant POI.
      Each Party will route its traffic to the other Party over the End Office and Tandem Two-Way Interconnection Trunks in accordance with SR-TAP-000191, including but not limited to those standards requiring that a call from Pac-West to a Verizon End Office will first be routed to the End Office Interconnection Trunk group between Pac-West and the Verizon End Office.
      When the Parties implement Two-Way Interconnection Trunks, each Party will be responsible for the costs on its side of the POI.
  Alternative Interconnection Arrangements
    In addition to the foregoing methods of Interconnection, and subject to mutual agreement of the Parties, the Parties may agree to establish an End Point Fiber Meet arrangement, which may include a Synchronous Optical Network ("SONET") backbone with an optical interface at the OC-n level in accordance with the terms of this Section. The Fiber Distribution Frame at the Pac-West location shall be designated as the POI for both Parties.
    The establishment of any End Point Fiber Meet arrangement is expressly conditioned upon the Parties' reaching prior written agreement on routing, appropriate sizing and forecasting, equipment, ordering, provisioning, maintenance, repair, testing, augment, and compensation, procedures and arrangements, reasonable distance limitations, and on any other arrangements necessary to implement the End Point Fiber Meet arrangement.
    The Parties will mutually agree upon the types of traffic that will be delivered over an End Point Fiber Meet Arrangement.
  Initiating Interconnection
    If Pac-West determines to offer Telephone Exchange Services and to interconnect with Verizon in any LATA in which Verizon also offers Telephone Exchange Services and in which the Parties are not already interconnected pursuant to this Agreement, Pac-West shall provide written notice to Verizon of the need to establish Interconnection in such LATA pursuant to this Agreement.
    The notice provided in Section 4.1 shall include (a) the initial Routing Point(s); (b) the applicable Pac-West POIs to be established in the relevant LATA in accordance with this Agreement; (c) Pac-West's intended Interconnection activation date; (d) a forecast of Pac-West's trunking requirements conforming to Section 17.3; and (e) such other information as Verizon shall reasonably request in order to facilitate Interconnection.
    The interconnection activation date in the new LATA shall be mutually agreed to by the Parties after receipt by Verizon of all necessary information as indicated above. Within ten (10) Business Days of Verizon's receipt of Pac-West's notice provided for in Section 4.1, Verizon and Pac-West shall confirm the Verizon POIs, the Pac-West POIs and the mutually agreed upon Interconnection activation date for the new LATA.
  Transmission and Routing of Telephone Exchange Service Traffic
    Scope of Traffic.

    Section 5 prescribes parameters for Interconnection Trunks used for Interconnection pursuant to Sections 2 through 4 of this Attachment.

    Trunk Group Connections and Ordering.
      For One-Way or Two-Way Interconnection Trunks, both Parties shall use either a DS-1 or DS-3 facilities interface at the POI. When and where an STS-1 interface is available, the Parties may agree to use such an interface. Upon mutual agreement, the Parties may agree to use an optical interface (such as OC-n).
      When One-Way or Two-Way Interconnection Trunks are provisioned using a DS-3 interface facility, then Pac-West shall order the multiplexed DS-3 facilities to the Verizon Central Office that is designated in the NECA 4 Tariff as an Intermediate Hub location, unless otherwise agreed to in writing by Verizon. The specific NECA 4 Intermediate Hub location to be used for One-Way or Two-Way Interconnection Trunks shall be in the appropriate Tandem subtending area based on the LERG. In the event the appropriate DS-3 Intermediate Hub is not used, then Pac-West shall pay 100% of the facility charges for the One-Way or Two-Way Interconnection Trunks.
      Each Party will identify its Carrier Identification Code, a three or four digit numeric code obtained from Telcordia, to the other Party when ordering a trunk group.
      Unless mutually agreed to by both Parties, each Party will outpulse ten (10) digits to the other Party.
      Each Party will use commercially reasonable efforts to monitor trunk groups under its control and to augment those groups using generally accepted trunk engineering standards so as to not exceed blocking objectives. Each Party agrees to use modular trunk engineering techniques for trunks subject to this Attachment.
    Switching System Hierarchy and Trunking Requirements.

    For purposes of routing Pac-West traffic to Verizon, the subtending arrangements between Verizon Tandem Switches and Verizon End Office Switches shall be the same as the Tandem/End Office subtending arrangements Verizon maintains for the routing of its own or other carriers' traffic. For purposes of routing Verizon traffic to Pac-West, the subtending arrangements between Pac-West Tandem Switches and Pac-West End Office Switches shall be the same as the Tandem/End Office subtending arrangements that Pac-West maintains for the routing of its own or other carriers' traffic.

    Signaling.

    Each Party will provide the other Party with access to its databases and associated signaling necessary for the routing and completion of the other Party's traffic in accordance with the provisions contained in the Unbundled Network Element Attachment or applicable access tariff.

    Grades of Service.

  The Parties shall initially engineer and shall monitor and augment all trunk groups consistent with the Joint Process as set forth in Section 17.1.

  Traffic Measurement and Billing over Interconnection Trunks
    For billing purposes, each Party shall pass Calling Party Number (CPN) information on at least ninety-five percent (95%) of calls carried over the Interconnection Trunks.
      As used in this Section 6, "Traffic Rate" means the applicable Reciprocal Compensation rate, intrastate Switched Exchange Access Service rate, interstate Switched Exchange Access Service rate, or intrastate/interstate Tandem Transit Traffic rate, as provided in the Pricing Attachment, an applicable Tariff, or in the case of ISP-Bound Traffic, the FCC Internet Order rates.
      If the originating Party passes CPN on ninety-five percent (95%) or more of its calls, the receiving Party shall bill the originating Party the Traffic Rate applicable to each relevant minute of traffic for which CPN is passed. For any remaining (up to 5%) calls without CPN information, the receiving Party shall bill the originating Party for such traffic at the Traffic Rate applicable to each relevant minute of traffic, in direct proportion to the minutes of use of calls passed with CPN information.
      If the originating Party passes CPN on less than ninety-five percent (95%) of its calls and the originating Party chooses to combine Reciprocal Compensation Traffic and Toll Traffic on the same trunk group, the receiving Party shall bill the higher of its interstate Switched Exchange Access Service rates or its intrastate Switched Exchange Access Services rates for all traffic that is passed without CPN, unless the Parties agree that other rates should apply to such traffic.
    At such time as a receiving Party has the capability, on an automated basis, to use such CPN to classify traffic delivered over Interconnection Trunks by the other Party by Traffic Rate type (e.g., Local Traffic, ISP-Bound Traffic, intrastate Switched Exchange Access Service, interstate Switched Exchange Access Service, or intrastate/interstate Tandem Transit Traffic), such receiving Party shall bill the originating Party the Traffic Rate applicable to each relevant minute of traffic for which CPN is passed. If the receiving Party lacks the capability, on an automated basis, to use CPN information on an automated basis to classify traffic delivered by the other Party by Traffic Rate type, the originating Party will supply PIU and PLU Traffic Factors. The Traffic Factors shall be supplied in writing by the originating Party within thirty (30) days of the Effective Date and shall be updated in writing by the originating Party quarterly. Measurement of billing minutes for purposes of determining terminating compensation shall be in conversation seconds (the time in seconds that the Parties equipment is used for a completed call, measured from the receipt of answer supervision to the receipt of disconnect supervision). Measurement of billing minutes for originating toll free service access code (e.g., 800/888/877) calls shall be in accordance with applicable Tariffs.
    Each Party reserves the right to audit all Traffic, up to a maximum of two audits per calendar year, to ensure that rates are being applied appropriately; provided, however, that either Party shall have the right to conduct additional audit(s) if the preceding audit disclosed material errors or discrepancies. Each Party agrees to provide the necessary Traffic data in conjunction with any such audit in a timely manner.
    Nothing in this Agreement shall be construed to limit either Party's ability to designate the areas within which that Party's Customers may make calls which that Party rates as "local" in its Customer Tariffs.
  Reciprocal Compensation Arrangements Pursuant to Section 251(b)(5) of the Act
    Local Traffic POIs.
      Except as otherwise agreed by the Parties, the Points of Interconnection ("POIs") shall be established as follows:
        For each LATA in which Pac-West requests to interconnect with Verizon, except as otherwise agreed by the Parties, the Parties shall establish a POI consistent with the methods of interconnection and interconnection trunking architectures that it will use pursuant to Section 2 or Section 3 of this Attachment.
        At any time that Pac-West establishes a Collocation site at a Verizon End Office Wire Center in a LATA in which Pac-West is interconnected or requesting interconnection with Verizon, either Party may request in writing that such Pac-West Collocation site be established as the POI for traffic originated by Verizon Customers served by that End Office. Upon such request, the Parties shall negotiate in good faith mutually acceptable arrangements for the transition to such POI.
        In any LATA where the Parties are already interconnected prior to the effective date of this Agreement, Pac-West may maintain existing POIs.
    Virtual NXX Traffic

    The Parties agree that the following provisions are entered into pursuant to the Commission's Decision D. 03-05-075.

    Virtual NXX Traffic ("VNXX Traffic") is a form of interexchange service. Pursuant to the Commission decision referenced above, VNXX Traffic is defined as call(s) originated by a Verizon Customer to a Customer of Pac-West that has been assigned a telephone number with an NXX code that is assigned to a rate center (as set forth in the LERG) that is different than the rate center associated with where Pac-West delivers traffic to its Customer.

    UNE transport rate elements applicable to VNXX Traffic shall consist of Common Shared Transport (including rate elements for Transport Facility, Transport Termination and Tandem Switching, as set forth in the Pricing Attachment) or Dedicated Transport Facilities charges (including rate elements for CLEC Dedicated Transport, Interoffice Dedicated Transport and Multiplexing, as set forth in the Pricing Attachment), as applicable. To avoid paying the costs associated with transport from origination to their point of interconnection for non-VNXX disparately rated and routed traffic which originates with Verizon's Customers during a calendar month, Pac-West shall disclose to Verizon the percentage of disparately rated and routed traffic that was returned and terminated within the rate area where such traffic originated within 30 days of the last day of such calendar month. In addition, Pac-West may avoid paying the costs associated with transport of VNXX traffic from origination to their point of interconnection if Pac-West establishes a POI and exchanges such traffic at the appropriate local or access tandem serving the rate center or at any end office mutually agreed to in writing within the rate center where Pac-West has established a dialable telephone number local to such rate center or ports (via LNP) any number established by other local exchange carriers (including ILEC companies) within such rate center.

    Reciprocal Compensation shall apply to VNXX Traffic.

    Traffic Not Subject to Reciprocal Compensation.
      Reciprocal Compensation shall not apply to interstate or intrastate Exchange Access, Information Access, or exchange services for Exchange Access or Information Access.
      Reciprocal Compensation shall not apply to Toll Traffic, including, but not limited to, calls originated on a 1+ presubscription basis, or on a casual dialed (10XXX/101XXXX) basis.
      Reciprocal Compensation shall not apply to Optional Extended Local Calling Area Traffic.
      Reciprocal Compensation shall not apply to special access, private line, or any other traffic that is not switched by the terminating Party.
      Reciprocal Compensation shall not apply to Tandem Transit Traffic.
      Reciprocal Compensation shall not apply to Voice Information Service Traffic (as defined in Section 5 of the Additional Services Attachment).
  Classification of Traffic

  All Exchange Access traffic and IntraLATA Toll Traffic shall continue to be governed by the terms and conditions of each Party's applicable federal and state tariffs. Neither Party shall be prohibited from designating different rating and routing points for the delivery of telephone calls. Calls shall be rated in reference to the rate center of the assigned NXX prefix of the calling and called parties' numbers.

  Other Types of Traffic
    The Parties agree as follows: (a) the Parties' rights and obligations with respect to any intercarrier compensation that may be due in connection with their exchange of ISP-Bound Traffic shall be governed by the terms of the FCC Internet Order and other applicable FCC orders and FCC Regulations; and, (b) a Party shall not be obligated to pay any intercarrier compensation for ISP-Bound Traffic that is in excess of the intercarrier compensation for ISP-Bound Traffic that such Party is required to pay under the FCC Internet Order and other applicable FCC orders and FCC Regulations.
    The Parties agree that Local Traffic to either Party's paging carrier customers which is reasonably identifiable through use of specific trunk groups, switches or other means, shall not be included in determining the 3:1 ratio of terminating to originating traffic described in Paragraphs 8 and 79 of the FCC's Internet Order.
    Subject to Section 9.1 above, interstate and intrastate Exchange Access, Information Access, exchange services for Exchange Access or Information Access, and Toll Traffic, shall be governed by the applicable provisions of this Agreement and applicable Tariffs.
    Any traffic not specifically addressed in this Agreement shall be treated as required by the applicable Tariff of the Party transporting and/or terminating the traffic.
  Responsibilities of the Parties
    If one Party is passing CPN but the other Party is not properly receiving the CPN information, the Party passing the CPN will use best efforts on the receiving Party's behalf to correct the problem. Pac-West and Verizon agree to exchange such reports and/or data as necessary to facilitate the proper billing of traffic.
    Where either Party is performing a transiting function, the transiting Party will include the original and true CPN and Originating Carrier Number ("OCN") as part of the call records provided to the receiving Party if it is received from the originating third party.
  Reciprocal Compensation for Local and ISP-Bound Traffic
    Termination of Local Traffic.

    The following rates will apply to Local Traffic exchanged by the Parties:

      Tandem rate - compensation for the use of tandem switching functions (which includes subtending end offices), as set forth in Appendix A to the Pricing Attachment.

      For purposes of this subsection, all call terminations by Pac-West switches serving a geographic area equal to or greater than Verizon's tandem shall be entitled to receive Tandem Switching compensation.

      End Office rate - compensation for calls terminated to an End Office, as set forth in Appendix A to the Pricing Attachment.
    Verizon and Pac-West hereby agree that the rates, terms and conditions set forth below represent the Parties' understanding of how the Parties will implement the FCC Internet Order. In the event that the FCC Internet Order is vacated in whole or in part, or materially modified, then the Parties shall undertake good faith efforts to negotiate an amendment to this Agreement within 90 days of the effective date of such vacatur or modification, as required to conform the Agreement to the terms of the decision vacating or modifying the FCC's Internet Order and Applicable Law.
    Descending intercarrier compensation rate schedule for presumed ISP-Bound Traffic:
      The rates, terms and conditions in this section apply only to the receipt and handling of presumed ISP-Bound Traffic subject to the growth caps stated in subsection 11.4 below.
      The Parties agree to compensate each other on a prospective basis for the termination of presumed ISP-Bound Traffic rated on a minute of use basis, according to the following rate schedule:

    Effective Date - June 13, 2003: $0.0010 per minute

    June 14, 2003 through June 13, 2004 $0.0007 per minute
    or until further FCC action whichever is later.

    ISP-Bound Traffic Growth Cap
      By entering into this Agreement, Pac-West reserves its right to maintain and advocate its position on the issue of whether the FCC has the authority to impose the growth caps. Notwithstanding the foregoing, Pac-West agrees that paragraph 79 of the FCC Internet Order, including the growth caps on compensation for ISP-Bound Traffic, applies to the Parties' exchange of ISP-Bound Traffic.
      The Parties agree that each Party's compensation for ISP-Bound Traffic shall be capped on a calendar year basis, based upon the following schedule:

      Calendar Year 2001 The total ISP-Bound Traffic minutes to which the Party was entitled to receive compensation during the first quarter of 2001, annualized, then multiplied by 1.10.

      Calendar Year 2002 Year 2001 Volume Cap multiplied by 1.10

      Calendar Year 2003 Year 2002 Volume Cap

      Presumed ISP-Bound Traffic that exceeds the applicable growth cap will be treated on a bill and keep basis ("Bill and Keep"). Bill and Keep is the intercarrier traffic compensation arrangement whereby each Party recovers its costs by billing its own end users and keeping the revenue for itself. Under a Bill and Keep arrangement, each Party will abide by the applicable provisions of the underlying Agreement and industry standards for interconnection, trunking, CPN signaling, call transport, and switch usage, but will not compensate the Party receiving the ISP-Bound Traffic.
    ISP-Bound Traffic Rebuttable Presumption
      The Parties agree that there is a rebuttable presumption that all minutes of use exceeding a 3:1 ratio of terminating to originating traffic are ISP-Bound Traffic minutes subject to the compensation and growth cap terms in this section.
      Either Party has the right to rebut the 3:1 presumption and such right is governed by the terms of the FCC Internet Order. The Parties may rebut the 3:1 presumption by mutual agreement or by any method approved by the Commission.
  Transmission and Routing of Exchange Access Traffic
    Scope of Traffic.

    This Section prescribes parameters for certain trunks to be established over the Interconnections specified in Sections 2 through 5 of this Attachment for the transmission and routing of traffic between Pac-West Telephone Exchange Service Customers and Interexchange Carriers ("Access Toll Connecting Trunks"), in any case where Pac-West elects to have its End Office Switch subtend a Verizon Tandem. This includes casually-dialed (1010XXX and 101XXXX) traffic.

    Access Toll Connecting Trunk Group Architecture.
      If Pac-West chooses to subtend a Verizon access Tandem, Pac-West's NPA/NXX must be assigned by Pac-West to subtend the same Verizon access Tandem that a Verizon NPA/NXX serving the same Rate Center Area subtends as identified in the LERG.
      Pac-West shall establish Access Toll Connecting Trunks pursuant to applicable access Tariffs by which it will provide Switched Exchange Access Services to Interexchange Carriers to enable such Interexchange Carriers to originate and terminate traffic to and from Pac-West's Customers.
      The Access Toll Connecting Trunks shall be two-way trunks. Such trunks shall connect the End Office Pac-West utilizes to provide Telephone Exchange Service and Switched Exchange Access to its Customers in a given LATA to the Tandem Verizon utilizes to provide Exchange Access in such LATA.
      Access Toll Connecting Trunks shall be used solely for the transmission and routing of Exchange Access to allow Pac-West's Customers to connect to or be connected to the interexchange trunks of any Interexchange Carrier which is connected to a Verizon access tandem.
  Meet-Point Billing Arrangements
    Pac-West and Verizon will establish Meet-Point Billing (MPB) arrangements in order to provide a common transport option to Switched Exchange Access Services customers via a Verizon access Tandem Switch in accordance with the Meet Point Billing guidelines contained in the OBF's MECAB and MECOD documents, except as modified herein, and in Verizon's applicable Tariffs. The arrangements described in this Section 13 are intended to be used to provide Switched Exchange Access Service where the transport component of the Switched Exchange Access Service is routed through an access Tandem Switch that is provided by Verizon.
    In each LATA, the Parties shall establish MPB arrangements for the applicable Pac-West Routing Point/Verizon Serving Wire Center combinations.
    Interconnection for the MPB arrangement shall occur at the Verizon access Tandems in the LATA, unless otherwise agreed to by the Parties.
    Pac-West and Verizon will use reasonable efforts, individually and collectively, to maintain provisions in their respective state access Tariffs, and/or provisions within the National Exchange Carrier Association (NECA) Tariff No. 4, or any successor Tariff sufficient to reflect the MPB arrangements established pursuant to this Agreement.
    In general, there are four alternative Meet-Point Billing arrangements possible, which are: Single Bill/Single Tariff, Multiple Bill/Single Tariff, Multiple Bill/Multiple Tariff, and Single Bill/Multiple Tariff, as outlined in the OBF MECAB Guidelines.

    Each Party shall implement the "Multiple Bill/Single Tariff" or "Multiple Bill/Multiple Tariff" option, as appropriate, in order to bill an IXC for the portion of the MPB arrangement provided by that Party. Alternatively, in former Bell Atlantic service areas, upon agreement of the Parties, each Party may use the New York State Access Pool on its behalf to implement the Single Bill/Multiple Tariff or Single Bill/Single Tariff option, as appropriate, in order to bill an IXC for the portion of the MPB arrangement provided by that Party.

    The rates to be billed by each Party for the portion of the MPB arrangement provided by it shall be as set forth in that Party's applicable Tariffs, or other document that contains the terms under which that Party's access services are offered. For each Pac-West Routing Point/Verizon Serving Wire Center combination, the MPB billing percentages for transport between the Pac-West Routing Point and the Verizon Serving Wire Center shall be calculated in accordance with the formula set forth in Section 13.17.
    Each Party shall provide the other Party with the billing name, billing address, and Carrier Identification Code (CIC) of the IXC, and identification of the Verizon Wire Center serving the IXC in order to comply with the MPB notification process as outlined in the MECAB document.
    Verizon shall provide Pac-West with the Switched Access Detail Usage Data (EMI category 1101XX records) on magnetic tape or via such other media as the Parties may agree to, no later than ten (10) Business Days after the date the usage occurred.
    Pac-West shall provide Verizon with the Switched Access Summary Usage Data (EMI category 1150XX records) on magnetic tape or via such other media as the Parties may agree, no later than ten (10) Business Days after the date of its rendering of the bill to the relevant IXC, which bill shall be rendered no less frequently than monthly.
    All usage data to be provided pursuant to Sections 13.8 and 13.9 shall be sent to the following addresses:

    To Pac-West:

    Meet Point Billing Coordinator
    Pac-West Telecomm, Inc.
    4210 Coronado Avenue
    Stockton, CA 95204-2341

    For Verizon (Former BA service area):

    New York State Access Pool

    C/O ACM, Inc.

    120 Erie Blvd.

    Schenectady, N.Y. 12305

    Attn: Mark Ferri

    For Verizon (Former GTE service area):

    Verizon Data Services

    ATTN: MPB

    1 East Telecom Parkway

    Dock K

    Temple Terrace, FL 33637

    Either Party may change its address for receiving usage data by notifying the other Party in writing pursuant to Section 29 of the General Terms and Conditions.

    Pac-West and Verizon shall coordinate and exchange the billing account reference (BAR) and billing account cross reference (BACR) numbers or Operating Company Number ("OCN"), as appropriate, for the MPB arrangements described in this Section 13. Each Party shall notify the other if the level of billing or other BAR/BACR elements change, resulting in a new BAR/BACR number, or if the OCN changes.
    Each Party agrees to provide the other Party with notification of any errors it discovers in MPB data within thirty (30) calendar days of the receipt of the original data. The other Party shall attempt to correct the error and resubmit the data within ten (10) Business Days of the notification. In the event the errors cannot be corrected within such ten- (10) Business-Day period, the erroneous data will be considered lost. In the event of a loss of data, whether due to uncorrectable errors or otherwise, both Parties shall cooperate to reconstruct the lost data and, if such reconstruction is not possible, shall accept a reasonable estimate of the lost data based upon prior usage data.
    Either Party may request a review or audit of the various components of access recording up to a maximum of two (2) audits per calendar year. All costs associated with each review and audit shall be borne by the requesting Party. Such review or audit shall be conducted subject to Section 7 of the General Terms and Conditions and during regular business hours. A Party may conduct additional audits, at its expense, upon the other Party's consent, which consent shall not be unreasonably withheld.
    Except as expressly set forth in this Agreement, nothing contained in this Section 13 shall create any liability for damages, losses, claims, costs, injuries, expenses or other liabilities whatsoever on the part of either Party.
    MPB will apply for all traffic bearing the 500, 900, toll free service access code (e.g. 800/888/877) (to the extent provided by an IXC) or any other non-geographic NPA which may be designated for such traffic in the future.
    In the event Pac-West determines to offer Telephone Exchange Services in a LATA in which Verizon operates an access Tandem Switch, Verizon shall permit and enable Pac-West to subtend the Verizon access Tandem Switch(es) designated for the Verizon End Offices in the area where there are located Pac-West Routing Point(s) associated with the NPA NXX(s) to/from which the Switched Exchange Access Services are homed.
    Except as otherwise mutually agreed by the Parties, the MPB billing percentages for each Routing Point/Verizon Serving Wire Center combination shall be calculated according to the following formula, unless as mutually agreed to by the Parties:

    a / (a + b) = Pac-West Billing Percentage

    and

    b / (a + b) = Verizon Billing Percentage

    where:

    a = the airline mileage between Pac-West Routing Point and the actual point of interconnection for the MPB arrangement; and

    b = the airline mileage between the Verizon Serving Wire Center and the actual point of interconnection for the MPB arrangement.

    Pac-West shall inform Verizon of each LATA in which it intends to offer Telephone Exchange Services and its calculation of the billing percentages which should apply for such arrangement. Within ten (10) Business Days of Pac-West's delivery of notice to Verizon, Verizon and Pac-West shall confirm the Routing Point/Verizon Serving Wire Center combination and billing percentages.
  Toll Free Service Access Code (e.g., 800/888/877) Traffic

  The following terms shall apply when either Party delivers toll free service access code (e.g., 800/877/888)("8YY") calls to the other Party. For the purposes of this Section 14, the terms "translated" and "untranslated" refers to those toll free service access code calls that have been queried ("translated") or have not been queried ("untranslated") to an 8YY database. Except as otherwise agreed to by the Parties, all Pac-West originating "untranslated" 8YY traffic will be routed over a separate one-way trunk group.

    When Pac-West delivers translated 8YY calls to Verizon for completion, to an IXC, Pac-West shall:
        provide an appropriate EMI record to Verizon for processing and Meet Point Billing in accordance with Section 13 above; and
        bill the IXC the Pac-West query charge associated with the call.
      to Verizon or another LEC that is a toll free service access code service provider in the LATA, Pac-West shall:
        provide an appropriate EMI record to the toll free service access code service provider; and
        bill to the toll free service access code service provider the Pac-West's Tariffed Feature Group D ("FGD") Switched Exchange Access or Reciprocal Compensation charges, as applicable, and the Pac-West query charge; and
        Verizon shall bill applicable Tandem Transit Service charges and associated passthrough charges to Pac-West.
    When Verizon performs the query and delivers translated 8YY calls, originated by Verizon's or another LEC's Customer, to Pac-West in it's capacity as a toll free service access code service provider, Verizon shall:
        bill Pac-West the Verizon query charge associated with the call as specified in the Pricing Attachment; and
        provide an appropriate EMI record to Pac-West; and
        bill Pac-West Verizon's Tariffed FGD Switched Exchange Access or Reciprocal Compensation charges as applicable.
    When Pac-West: delivers untranslated 8YY calls to Verizon for completion, to an IXC, Verizon shall:
        query the call and route the call to the appropriate IXC; and
        provide an appropriate EMI record to Pac-West to facilitate billing to the IXC; and
        bill the IXC the Verizon query charge associated with the call and any other applicable Verizon charges.
      to Verizon or another LEC that is a toll free service access code service provider in the LATA, Verizon shall:
        query the call and route the call to the appropriate LEC toll free service access code service provider; and
        provide an appropriate EMI record to Pac-West; to facilitate billing to the LEC toll free service access code service provider; and
        bill the LEC toll free service access code service provider the query charge associated with the call and any other applicable Verizon charges.
    Verizon will not direct untranslated toll free service access code call to Pac-West.
  Tandem Transit Traffic
    As used in this Section 15, Tandem Transit Traffic is Telephone Exchange Service traffic that originates on Pac-West's network, and is transported through a Verizon Tandem to the Central Office of a CLEC, ILEC other than Verizon, Commercial Mobile Radio Service (CMRS) carrier, or other LEC, that subtends the relevant Verizon Tandem to which Pac-West delivers such traffic. Neither the originating nor terminating customer is a Customer of Verizon. Subtending Central Offices shall be determined in accordance with and as identified in the Local Exchange Routing Guide (LERG). Switched Exchange Access Service traffic is not Tandem Transit Traffic.
    Tandem Transit Traffic Service provides Pac-West with the transport of Tandem Transit Traffic as provided below.
    Tandem Transit Traffic may be routed over the Interconnection Trunks described in Sections 2 through 6. Pac-West shall deliver each Tandem Transit Traffic call to Verizon with CCS and the appropriate Transactional Capabilities Application Part ("TCAP") message to facilitate full interoperability of CLASS Features and billing functions.
    Pac-West shall interconnect with any CLEC, ILEC, CMRS carrier, or other LEC, to which it exchanges Telephone Exchange Service traffic that transits Verizon's Tandem Office when such traffic volume reaches three DS-1s.
    Pac-West shall pay Verizon for Transit Service that Pac-West originates at the rate specified in the Pricing Attachment.
    If or when a third party carrier's Central Office subtends a Pac-West Central Office, then Pac-West shall offer to Verizon a service arrangement equivalent to or the same as Tandem Transit Service provided by Verizon to Pac-West as defined in this Section 15 such that Verizon may terminate calls to a Central Office of a CLEC, ILEC, CMRS carrier, or other LEC, that subtends a Pac-West Central Office ("Reciprocal Tandem Transit Service"). Pac-West shall offer such Reciprocal Transit Service arrangements under terms and conditions no less favorable than those provided in this Section 15.
    Neither Party shall take any actions to prevent the other Party from entering into a direct and reciprocal traffic exchange agreement with any carrier to which it originates, or from which it terminates, traffic.
  Number Resources, Rate Center Areas and Routing Points
    Nothing in this Agreement shall be construed to limit or otherwise adversely affect in any manner either Party's right to employ or to request and be assigned any Central Office Codes ("NXX") pursuant to the Central Office Code Assignment Guidelines and any relevant FCC or Commission orders, as may be amended from time to time, or to establish, by Tariff or otherwise, Rate Center Areas and Routing Points corresponding to such NXX codes.
    It shall be the responsibility of each Party to program and update its own switches and network systems pursuant to information provided on ASRs as well as the LERG in order to recognize and route traffic to the other Party's assigned NXX codes. Except as expressly set forth in this Agreement, neither Party shall impose any fees or charges whatsoever on the other Party for such activities.
    Unless otherwise required by Commission order, the Rate Center Areas will be the same for each Party. During the term of this Agreement, Pac-West shall adopt the Rate Center Area and Rate Center Points that the Commission has approved for Verizon within the LATA and Tandem serving area. Pac-West shall assign whole NPA-NXX codes to each Rate Center Area unless otherwise ordered by the FCC, the Commission or another governmental entity of appropriate jurisdiction, or the LEC industry adopts alternative methods of utilizing NXXs.
    Pac-West will also designate a Routing Point for each assigned NXX code. Pac-West shall designate one location for each Rate Center Area in which the Pac-West has established NXX code(s) as the Routing Point for the NPA-NXXs associated with that Rate Center Area, and such Routing Point shall be within the same LATA as the Rate Center Area but not necessarily within the Rate Center Area itself. Unless specified otherwise, calls to subsequent NXXs of Pac-West will be routed in accordance with the LERG.
    Notwithstanding anything to the contrary contained herein, nothing in this Agreement is intended, and nothing in this Agreement shall be construed, to in any way constrain Pac-West's choices regarding the size of the local calling area(s) that Pac-West may establish for its Customers, which local calling areas may be larger than, smaller than, or identical to Verizon's local calling areas.
  Joint Network Implementation and Grooming Process; and Installation, Maintenance, Testing and Repair
    Joint Network Implementation and Grooming Process.

    Upon request of either Party, the Parties shall jointly develop an implementation and grooming process (the "Joint Grooming Process" or "Joint Process") which may define and detail, inter alia:

      standards to ensure that Interconnection Trunks experience a grade of service, availability and quality which is comparable to that achieved on interoffice trunks within Verizon's network and in accord with all appropriate relevant industry-accepted quality, reliability and availability standards. Except as otherwise stated in this Agreement, trunks provided by either Party for Interconnection services will be engineered using a design-blocking objective of B.01.
      the respective duties and responsibilities of the Parties with respect to the sizing, administration operation and maintenance of the trunk groups, including, but not limited to, standards and procedures for notification and discoveries of trunk disconnects;
      disaster recovery provision escalations;
      additional technically feasible POI(s) on Verizon's network in a LATA as provided in Section 2; and
      such other matters as the Parties may agree, including, e.g., End Office to End Office high usage trunks as good engineering practices may dictate.
    Installation, Maintenance, Testing and Repair.

    Unless otherwise agreed in writing by the Parties, to the extent required by Applicable Law, Interconnection provided by a Party shall be equal in quality to that provided by such Party to itself, any subsidiary, affiliates or third party. If either Party is unable to fulfill its obligations under this Section 17.2, it shall notify the other Party of its inability to do so and will negotiate alternative intervals in good faith. The Parties agree that to the extent required by Applicable Law, the standards to be used by a Party for isolating and clearing any disconnections and/or other outages or troubles shall be at parity with standards used by such Party with respect to itself, any subsidiary, affiliate or third party.

    Forecasting Requirements for Trunk Provisioning.

    Within ninety (90) days of executing this Agreement, Pac-West shall provide Verizon a two (2) year traffic forecast. This initial forecast will provide the amount of traffic to be delivered to and from Verizon over each of the Interconnection Trunk groups over the next eight (8) quarters. The forecast shall be updated and provided to Verizon on an as-needed basis but no less frequently than semiannually. All forecasts shall comply with the Verizon CLEC Interconnection Trunking Forecast Guide and shall include, at a minimum, Access Carrier Terminal Location (ACTL), traffic type (Local Traffic/Toll Traffic, Operator Services, 911, etc.), code (identifies trunk group), A location/Z location (CLLI codes for Pac-West POIs and Verizon Wire Centers), interface type (e.g., DS1), and trunks in service each year (cumulative).

      Initial Forecasts/Trunking Requirements. Because Verizon's trunking requirements will, at least during an initial period, be dependent on the Customer segments and service segments within Customer segments to whom Pac-West decides to market its services, Verizon will be largely dependent on Pac-West to provide accurate trunk forecasts for both inbound (from Verizon) and outbound (to Verizon) traffic. Verizon will, as an initial matter, provide the same number of trunks to terminate Reciprocal Compensation Traffic to Pac-West as Pac-West provides to terminate Reciprocal Compensation Traffic to Verizon. At Verizon's discretion, when Pac-West expressly identifies particular situations that are expected to produce traffic that is substantially skewed in either the inbound or outbound direction, Verizon will provide the number of trunks Pac-West suggests; provided, however, that in all cases Verizon's provision of the forecasted number of trunks to Pac-West is conditioned on the following: that such forecast is based on reasonable engineering criteria, there are no capacity constraints, and Pac-West's previous forecasts have proven to be reliable and accurate. Utilization of existing trunk groups, compared against the target utilization levels provided in Section 2.4.12, will be the criteria that Verizon will use to assess whether Pac-West's previous forecasts were reliable and accurate. If, based on reasonable engineering criteria and capacity constraints, Verizon determines that any trunks in a trunk group are not warranted, the Parties agree to follow the process set forth in Section 2.4.12 of this Attachment.
  Number Portability - Section 251(B)(2)
    Scope.

    The Parties shall provide Number Portability (NP) in accordance with rules and regulations as from time to time prescribed by the FCC.

    Procedures for Providing LNP ("Long-term Number Portability").

    The Parties will follow the LNP provisioning process recommended by the North American Numbering Council (NANC) and adopted by the FCC. In addition, the Parties agree to follow the LNP ordering procedures established at the OBF. The Parties shall provide LNP on a reciprocal basis.

      A Customer of one Party ("Party A") elects to become a Customer of the other Party ("Party B"). The Customer elects to utilize the original telephone number(s) corresponding to the Telephone Exchange Service(s) it previously received from Party A, in conjunction with the Telephone Exchange Service(s) it will now receive from Party B. After Party B has received authorization from the Customer in accordance with Applicable Law and sends an LSR to Party A, Parties A and B will work together to port the Customer's telephone number(s) from Party A's network to Party B's network.
      When a telephone number is ported out of Party A's network, Party A will remove any non-proprietary line based calling card(s) associated with the ported number(s) from its Line Information Database (LIDB). Reactivation of the line-based calling card in another LIDB, if desired, is the responsibility of Party B or Party B's Customer.
      When a Customer of Party A ports their telephone numbers to Party B and the Customer has previously secured a reservation of line numbers from Party A for possible activation at a future point, these reserved but inactive numbers may be ported along with the active numbers to be ported provided the numbers have been reserved for the Customer. Party B may request that Party A port all reserved numbers assigned to the Customer or that Party A port only those numbers listed by Party B. As long as Party B maintains reserved but inactive numbers ported for the Customer, Party A shall not reassign those numbers. Party B shall not reassign the reserved numbers to another Customer.
      When a Customer of Party A ports their telephone numbers to Party B, in the process of porting the Customer's telephone numbers, Party A shall implement the ten-digit trigger feature where it is available. When Party A receives the porting request, the unconditional trigger shall be applied to the Customer's line before the due date of the porting activity. When the ten-digit unconditional trigger is not available, Party A and Party B must coordinate the disconnect activity.
      The Parties shall furnish each other with the Jurisdiction Information Parameter (JIP) in the Initial Address Message (IAM), containing a Local Exchange Routing Guide (LERG)-assigned NPA-NXX (6 digits) identifying the originating switch on calls originating from LNP capable switches.
      Where LNP is commercially available, the NXXs in the office shall be defined as portable, except as noted in 18.2.7, and translations will be changed in the Parties' switches to open those NXXs for database queries in all applicable LNP capable offices within the LATA of the given switch(es). On a prospective basis, all newly deployed switches will be equipped with LNP capability and so noted in the LERG.
      All NXXs assigned to LNP capable switches are to be designated as portable unless a NXX(s) has otherwise been designated as non-portable. Non-portable NXXs include NXX codes assigned to paging, cellular and wireless services; codes assigned for internal testing and official use and any other NXX codes required to be designated as non-portable by the rules and regulations of the FCC. NXX codes assigned to mass calling on a choked network may not be ported using LNP technology but are portable using methods established by the NANC and adopted by the FCC. On a prospective basis, newly assigned codes in switches capable of porting shall become commercially available for porting with the effective date in the network.
      Both Parties' use of LNP shall meet the performance criteria specified by the FCC. Both Parties will act as the default carrier for the other Party in the event that either Party is unable to perform the routing necessary for LNP.
    Procedures for Providing NP Through Full NXX Code Migration.

    Where a Party has activated an entire NXX for a single Customer, or activated at least eighty percent (80%) of an NXX for a single Customer, with the remaining numbers in that NXX either reserved for future use by that Customer or otherwise unused, if such Customer chooses to receive Telephone Exchange Service from the other Party, the first Party shall cooperate with the second Party to have the entire NXX reassigned in the LERG (and associated industry databases, routing tables, etc.) to an End Office operated by the second Party. Such transfer will be accomplished with appropriate coordination between the Parties and subject to appropriate industry lead times for movements of NXXs from one switch to another. Neither Party shall charge the other in connection with this coordinated transfer.

    Procedures for Providing INP (Interim Number Portability).

    The Parties shall provide Interim Number Portability (INP) in accordance with rules and regulations prescribed from time to time by the FCC and state regulatory bodies, the Parties respective company procedures, and as set forth in this Section 18.4. The Parties shall provide INP on a reciprocal basis.

      In the event that either Party, Party B, wishes to serve a Customer currently served at an End Office of the other Party, Party A, and that End Office is not LNP-capable, Party A shall make INP available only where LNP is not commercially available or not required by FCC orders and regulations. INP will be provided by remote call forwarding (RCF) and/or direct inward dialing (DID) technology, which will forward terminating calls to Party B's End Office. Party B shall provide Party A with an appropriate "forward-to" number.
      Prices for INP and formulas for sharing Terminating access revenues associated with INP shall be provided where applicable, upon request by either Party.
      Either Party wishing to use DID to provide for INP must request a dedicated trunk group from the End Office where the DID numbers are currently served to the new serving-End Office. If there are no existing facilities between the respective End Offices, the dedicated facilities and transport trunks will be provisioned as unbundled service through the ASR provisioning process. The requesting party will reroute the DID numbers to the pre-positioned trunk group using the LSR provisioning process. DID trunk rates are contained in the Parties' respective tariffs.
      The Parties Agree that, per FCC 98-275, Paragraph 16, effective upon the date LNP is available at any End Office of one Party, Party A, providing INP for Customers of the other Party, Party B, no further orders will be accepted for new INP at that End Office. Orders for new INP received prior to that date, and change orders for existing INP, shall be worked by Party A. Orders for new INP received by Party A on or after that date shall be rejected. Existing INP will be grand-fathered, subject to Section 18.4.5, below.
      In offices equipped with LNP prior to September 1, 1999 for former Bell Atlantic offices and October 1, 2000 for former GTE offices, the Parties agree to work together to convert all existing INP-served Customers to LNP by December 31, 2000 in accordance with a mutually agreed to conversion process and schedule. If mutually agreed to by the Parties, the conversion period may be extended one time by no more than 90 days from December 31, 2000.
      Upon availability of LNP after October 1, 2000 at an End Office of either Party, both Parties agree to work together to convert the existing INP-served Customers to LNP by no later than 90 days from the date of LNP availability unless otherwise agreed to by the Parties.
      When, through no fault of Verizon's, all INP has not been converted to LNP at the end of the agreed to conversion period, then the remaining INPs will be changed to a functionally equivalent tariff service and billed to Pac-West at the tariff rate(s) for the subject jurisdiction.
    Procedures for LNP Request.

    The Parties shall provide for the requesting of End Office LNP capability on a reciprocal basis through a written request. The Parties acknowledge that Verizon has deployed LNP throughout its network in compliance with FCC 96-286 and other applicable FCC rules.

      If Party B desires to have LNP capability deployed in an End Office of Party A, which is not currently capable, Party B shall issue a LNP request to Party A. Party A will respond to the Party B, within ten (10) days of receipt of the request, with a date for which LNP will be available in the requested End Office. Party A shall proceed to provide for LNP in compliance with the procedures and timelines set forth in FCC 96-286, Paragraph 80, and FCC 97-74, Paragraphs 65 through 67.
      The Parties acknowledge that each can determine the LNP-capable End Offices of the other through the Local Exchange Routing Guide (LERG). In addition the Parties shall make information available upon request showing their respective LNP-capable End Offices, as set forth in this Section 18.5.

  RESALE ATTACHMENT

  General

  Verizon shall provide to Pac-West, in accordance with this Agreement (including, but not limited to, Verizon's applicable Tariffs) and the requirements of Applicable Law, Verizon's Telecommunications Services for resale by Pac-West; provided, that notwithstanding any other provision of this Agreement, Verizon shall be obligated to provide Telecommunications Services to Pac-West only to the extent required by Applicable Law and may decline to provide a Telecommunications Service to Pac-West to the extent that provision of such Telecommunications Service is not required by Applicable Law.

  Use of Verizon Telecommunications Services
    Verizon Telecommunications Services may be purchased by Pac-West under this Resale Attachment only for the purpose of resale by Pac-West as a Telecommunications Carrier. Verizon Telecommunications Services to be purchased by Pac-West for other purposes (including, but not limited to, Pac-West's own use) must be purchased by Pac-West pursuant to other applicable Attachments to this Agreement (if any), or separate written agreements, including, but not limited to, applicable Verizon Tariffs.
    Pac-West shall not resell:
      Residential service to persons not eligible to subscribe to such service from Verizon (including, but not limited to, business or other nonresidential Customers);
      Lifeline, Link Up America, or other means-tested service offerings, to persons not eligible to subscribe to such service offerings from Verizon;
      Grandfathered or discontinued service offerings to persons not eligible to subscribe to such service offerings from Verizon; or
      Any other Verizon service in violation of a restriction stated in this Agreement (including, but not limited to, a Verizon Tariff) that is not prohibited by Applicable Law.
      In addition to any other actions taken by Pac-West to comply with this Section 2.2, Pac-West shall take those actions required by Applicable Law to determine the eligibility of Pac-West Customers to purchase a service, including, but not limited to, obtaining any proof or certification of eligibility to purchase Lifeline, Link Up America, or other means-tested services, required by Applicable Law. Pac-West shall indemnify Verizon from any Claims resulting from Pac-West's failure to take such actions required by Applicable Law.
      Verizon may perform audits to confirm Pac-West's conformity to the provisions of this Section 2.2. Such audits may be performed twice per calendar year and shall be performed in accordance with Section 7 of the General Terms and Conditions.
    Pac-West shall be subject to the same limitations that Verizon's Customers are subject to with respect to any Telecommunications Service that Verizon grandfathers or discontinues offering. Without limiting the foregoing, except to the extent that Verizon follows a different practice for Verizon Customers in regard to a grandfathered Telecommunications Service, such grandfathered Telecommunications Service: (a) shall be available only to a Customer that already has such Telecommunications Service; (b) may not be moved to a new service location; and, (c) will be furnished only to the extent that facilities continue to be available to provide such Telecommunications Service.
    Pac-West shall not be eligible to participate in any Verizon plan or program under which Verizon Customers may obtain products or services which are not Verizon Telecommunications Services, in return for trying, agreeing to purchase, purchasing, or using, Verizon Telecommunications Services.
    In accordance with 47 CFR § 51.617(b), Verizon shall be entitled to all charges for Verizon Exchange Access services used by interexchange carriers to provide service to Pac-West Customers.
  Availability of Verizon Telecommunications Services
    Verizon will provide a Verizon Telecommunications Service to Pac-West for resale pursuant to this Attachment where and to the same extent, but only where and to the same extent, that such Verizon Telecommunications Service is provided to Verizon's Customers.
    Except as otherwise required by Applicable Law, subject to Section 3.1, Verizon shall have the right to add, modify, grandfather, discontinue, or withdraw Verizon Telecommunications Services at any time, without the consent of Pac-West, provided however, Verizon will provide notice to Pac-West of any such addition, modification, grandfathering, discontinuance or withdrawal to the extent required by Applicable Law.
    To the extent required by Applicable Law, the Verizon Telecommunications Services to be provided to Pac-West for resale pursuant to this Attachment will include a Verizon Telecommunications Service customer-specific contract service arrangement ("CSA") (such as a customer specific pricing arrangement or individual case based pricing arrangement) that Verizon is providing to a Verizon Customer at the time the CSA is requested by Pac-West.
  Responsibility for Charges

  Pac-West shall be responsible for and pay all charges for any Verizon Telecommunications Services provided by Verizon pursuant to this Resale Attachment.

  Operations Matters
    Facilities.
      Verizon and its suppliers shall retain all of their right, title and interest in all facilities, equipment, software, information, and wiring, used to provide Verizon Telecommunications Services.
      Verizon shall have access at all reasonable times to Pac-West Customer locations for the purpose of installing, inspecting, maintaining, repairing, and removing, facilities, equipment, software, and wiring, used to provide the Verizon Telecommunications Services. Pac-West shall, at Pac-West's expense, obtain any rights and authorizations necessary for such access.
      Except as otherwise agreed to in writing by Verizon, Verizon shall not be responsible for the installation, inspection, repair, maintenance, or removal, of facilities, equipment, software, or wiring, provided by Pac-West or Pac-West Customers for use with Verizon Telecommunications Services.
    Branding.
      Except as stated in Section 5.2.2, in providing Verizon Telecommunications Services to Pac-West, Verizon shall have the right (but not the obligation) to identify the Verizon Telecommunications Services with Verizon's trade names, trademarks and service marks ("Verizon Marks"), to the same extent that these Services are identified with Verizon's Marks when they are provided to Verizon's Customers. Any such identification of Verizon's Telecommunications Services shall not constitute the grant of a license or other right to Pac-West to use Verizon's Marks.
      To the extent required by Applicable Law, upon request by Pac-West and at prices, terms and conditions to be negotiated by Pac-West and Verizon, Verizon shall provide Verizon Telecommunications Services for resale that are identified by Pac-West's trade name, or that are not identified by trade name, trademark or service mark.
      If Verizon uses a third-party contractor to provide Verizon Operator Services or Verizon Directory Assistance Services, Pac-West will be responsible for entering into a direct contractual arrangement with the third-party contractor at Pac-West's expense (a) to obtain identification of Verizon Operator Services or Verizon Directory Assistance Services purchased by Pac-West for resale with Pac-West's trade name, or (b) to obtain removal of trade name, trademark or service mark identification from Verizon Operator Services or Verizon Directory Assistance Services purchased by Pac-West for resale.
  Rates and Charges

  The rates and charges for Verizon Telecommunication Services purchased by Pac-West for resale pursuant to this Attachment shall be as provided in this Attachment and the Pricing Attachment.

  NETWORK ELEMENTS ATTACHMENT

  General
    Verizon shall provide to Pac-West, in accordance with this Agreement (including, but not limited to, Verizon's applicable Tariffs) and the requirements of Applicable Law, access to Verizon's Network Elements on an unbundled basis and in combinations (Combinations); provided, however, that notwithstanding any other provision of this Agreement, Verizon shall be obligated to provide unbundled Network Elements (UNEs) and Combinations to Pac-West only to the extent required by Applicable Law and may decline to provide UNEs or Combinations to Pac-West to the extent that provision of such UNEs or Combinations is not required by Applicable Law.
    Except as otherwise required by Applicable Law: (a) Verizon shall be obligated to provide a UNE or Combination pursuant to this Agreement only to the extent such UNE or Combination, and the equipment and facilities necessary to provide such UNE or Combination, are available in Verizon's network; (b) Verizon shall have no obligation to construct or deploy new facilities or equipment to offer any UNE or Combination; and, (c) Verizon shall not be obligated to combine Network Elements that are not already combined in Verizon's network. Except as otherwise required by Applicable Law, Verizon shall not be obligated, and may decline, to provide a UNE or Combination to Pac-West, if Pac-West, either itself or through a third party (e.g., Pac-West's Customer), has ordered Telecommunications Services from Verizon in order to impose on Verizon an obligation to provide such UNE or a Combination. For example, except as otherwise required by Applicable Law, Verizon shall not be obligated, and may decline, to provide a UNE or Combination to Pac-West if Pac-West ordered Telecommunications Services or advised its Customer to order Telecommunications Services where the UNE or Combination desired by Pac-West was not available in order to permit Pac-West to subsequently convert the Telecommunications Services to the UNE or Combination desired by Pac-West.
    Pac-West may use a UNE or Combination only for those purposes for which Verizon is required by Applicable Law to provide such UNE or Combination to Pac-West. Without limiting the foregoing, Pac-West may use a UNE or Combination (a) only to provide a Telecommunications Service and (b) to provide Exchange Access services only to the extent that Verizon is required by Applicable Law to provide such UNE or Combination to Pac-West in order to allow Pac-West to provide such Exchange Access services.
    Notwithstanding any other provision of this Agreement:
      To the extent Verizon is required by a change in Applicable Law to provide to Pac-West a UNE or Combination that is not offered under this Agreement to Pac-West as of the Effective Date, the terms, conditions and prices for such UNE or Combination (including, but not limited to, the terms and conditions defining the UNE or Combination and stating when and where the UNE or Combination will be available and how it will be used, and terms, conditions and prices for pre-ordering, ordering, provisioning, repair, maintenance and billing) shall be as provided in an applicable Verizon Tariff, or, in the absence of an applicable Verizon Tariff, as mutually agreed in writing by the Parties.
      Verizon shall not be obligated to provide access to a proprietary advanced intelligent network service.
    Without limiting Verizon's rights pursuant to Applicable Law or any other section of this Agreement to terminate its provision of a UNE or a Combination, if Verizon provides a UNE or Combination to Pac-West, and the Commission, the FCC, a court or other governmental body of appropriate jurisdiction determines or has determined that Verizon is not required by Applicable Law to provide such UNE or Combination, Verizon may terminate its provision of such UNE or Combination to Pac-West provided it gives Pac-West at least 60 days prior notice of its intent to terminate such UNE or Combination. If Verizon terminates its provision of a UNE or a Combination to Pac-West pursuant to this Section 1.5 and Pac-West elects to purchase other services offered by Verizon in place of such UNE or Combination, then: (a) Verizon shall reasonably cooperate with Pac-West to coordinate the termination of such UNE or Combination and the installation of such services to minimize the interruption of service to Customers of Pac-West; and, (b) Pac-West shall pay all applicable charges for such services, including, but not limited to all applicable charges for such services, including installation charges, where the new service requires installation.
    Verizon reserves its right to argue that any item identified in this Agreement as a Network Element is (i) not a Network Element under Applicable Law, or (ii) a Network Element Verizon is not required by Applicable Law to provide to Pac-West on an unbundled basis or in combination with other Network Elements.
    Except as otherwise expressly stated in this Agreement, Pac-West shall access Verizon's UNEs specifically identified in this Agreement as permitted by Applicable Law. Where Pac-West accesses UNEs via Collocation such access shall be in accordance with the Collocation Attachment at the Verizon Wire Center where those UNEs exist, and each Loop or Port shall, in the case of Collocation, be delivered to Pac-West 's Collocation node by means of a Cross Connection.
    If as the result of Pac-West Customer actions (i.e., Customer Not Ready ("CNR")), Verizon cannot complete requested work activity when a technician has been dispatched to the Pac-West Customer premises, Pac-West will be assessed a non-recurring charge associated with this visit. This charge will be the sum of the applicable Service Order charge as provided in the Pricing Attachment and the Premises Visit Charge as provided in Verizon's applicable retail or wholesale Tariff. On a pre-order, Pac-West will be informed of the need for such premise visit, and will not be charged for such premise visit until Pac-West submits an order. When Pac-West submits an LSR, Verizon will provide to Pac-West a Local Service Confirmation ("LSC") which will specify whether a premise visit is required. Pac-West will not be charged for the premise visit if Pac-West cancels the LSR.
  Verizon's Provision of Network Elements

  Subject to the conditions set forth in Section 1, Verizon shall provide Pac-West access to the following UNEs (or combinations thereof, in the case of EELS, as defined in Section 16.2), in accordance with, but only to the extent required by, Applicable Law:

    Loops, as set forth in Section 3;
    Line Sharing, as set forth in Section 4;
    Line Splitting, as set forth in Section 5;
    Sub-Loops, as set forth in Section 6;
    Inside Wire, as set forth in Section 7;
    Dark Fiber, as set forth in Section 8;
    Network Interface Device, as set forth in Section 9;
    Switching Elements, as set forth in Section 10;
    Interoffice Transmission Facilities (IOF), as set forth in Section 11;
    Signaling Networks and Call-Related Databases, as set forth in Section 12;
    Operations Support Systems, as set forth in Section 13; and
    Other UNEs in accordance with Section 14.
    EELS in accordance with Section 16.
  Loop Transmission Types

  Subject to the conditions set forth in Section 1, Verizon shall allow Pac-West to access Loops unbundled from local switching and local transport, in accordance with this Section 3 and the rates and charges provided in the Pricing Attachment. Verizon shall allow Pac-West access to Loops in accordance with, but only to extent required by, Applicable Law. The available Loop types are as set forth below:

    "2 Wire Analog Voice Grade Loop" or "Analog 2W" provides an effective 2-wire channel with 2-wire interfaces at each end that is suitable for the transport of analog Voice Grade (nominal 300 to 3000 Hz) signals and loop-start signaling. This Loop type is more fully described in Verizon TR-72565, as revised from time-to-time. If "Customer-Specified Signaling" is requested, the Loop will operate with one of the following signaling types that may be specified when the Loop is ordered: loop-start, ground-start, loop-reverse-battery, and no signaling. Customer specified signaling is more fully described in Verizon TR-72570, as revised from time-to-time.
    "4-Wire Analog Voice Grade Loop" or "Analog 4W" provides an effective 4-wire channel with 4-wire interfaces at each end that is suitable for the transport of analog Voice Grade (nominal 300 to 3000 Hz) signals. This Loop type will operate with one of the following signaling types that may be specified when the Loop is ordered: loop-start, ground-start, loop-reverse-battery, duplex, and no signaling. This Loop type is more fully described in Verizon TR-72570, as revised from time-to-time.
    "2-Wire ISDN Digital Grade Loop" or "BRI ISDN" provides a channel with 2-wire interfaces at each end that is suitable for the transport of 160 kbps digital services using the ISDN 2B1Q line code. This Loop type is more fully described in ANSI T1.601-1998 and Verizon TR 72575, (as revised from time-to-time. In some cases loop extension equipment may be necessary to bring the line loss within acceptable levels. Verizon will provide loop extension equipment only upon request. A separate charge will apply for loop extension equipment.
    "2-Wire ADSL-Compatible Loop" or "ADSL 2W" provides a channel with 2-wire interfaces at each end that is suitable for the transport of digital signals up to 8 Mbps toward the Customer and up to 1 Mbps from the Customer. This Loop type is more fully described in Verizon TR-72575, as revised from time-to-time. ADSL-Compatible Loops will be available only where existing copper facilities are available and meet applicable specifications. Verizon will not build new copper facilities. The upstream and downstream ADSL power spectral density masks and dc line power limits in Verizon TR 72575, as revised from time-to-time, must be met.
    "2-Wire HDSL-Compatible Loop" or "HDSL 2W" consists of a single 2-wire non-loaded, twisted copper pair that meets the carrier serving area design criteria. This Loop type is more fully described in Verizon TR-72575, as revised from time-to-time. The HDSL power spectral density mask and dc line power limits referenced in Verizon TR 72575, as revised from time-to-time, must be met. 2-wire HDSL-compatible local loops will be provided only where existing facilities are available and can meet applicable specifications. Verizon will not build new copper facilities. The 2-wire HDSL-compatible loop is available only in Bell Atlantic Service Areas.
    "4-Wire HDSL-Compatible Loop" or "HDSL 4W" consists of two 2-wire non-loaded, twisted copper pairs that meet the carrier serving area design criteria. This Loop type is more fully described in Verizon TR-72575, as revised from time-to-time. The HDSL power spectral density mask and dc line power limits referenced in Verizon TR 72575, as revised from time-to-time, must be met. 4-Wire HDSL-compatible local loops will be provided only where existing facilities are available and can meet applicable specifications. Verizon will not build new copper facilities.
    "4-Wire DS1-compatible Loop" provides a channel with 4-wire interfaces at each end. Each 4-wire channel is suitable for the transport of 1.544 Mbps digital signals simultaneously in both directions using PCM line code. This Loop type is more fully described in ANSI T1.403 and Verizon TR 72575, as revised from time-to-time. DS-1-compatible Loops will be available only where existing facilities can meet the specifications in ANSI T1.403 and Verizon TR 72575. as revised from time-to-time.
    "2-Wire IDSL-Compatible Metallic Loop" consists of a single 2-wire non-loaded, twisted copper pair that meets revised resistance design criteria. This UNE Loop is intended to be used with very-low band symmetric DSL systems that meet the Class 1 signal power limits and other criteria in the draft T1E1.4 loop spectrum management standard (T1E1.4/2000-002R3) and are not compatible with 2B1Q 160 kbps ISDN transport systems. The actual data rate achieved depends upon the performance of CLEC-provided modems with the electrical characteristics associated with the loop. This Loop type is more fully described in T1E1.4/2000-002R3. This loop cannot be provided via UDLC. IDLC-compatible local loops will be provided only where facilities are available and can meet applicable specifications. Verizon will not build new copper facilities.
    "2-Wire SDSL-Compatible Loop", is intended to be used with low band symmetric DSL systems that meet the Class 2 signal power limits and other criteria in the draft T1E1.4 loop spectrum management standard (T1E1.4/2000-002R3). This UNE loop consists of a single 2-wire non-loaded, twisted copper pair that meets Class 2 length limit in T1E1.4/2000-002R3. The data rate achieved depends on the performance of the CLEC-provided modems with the electrical characteristics associated with the loop. This Loop type is more fully described in T1E1.4/2000-002R3. SDSL-compatible local loops will be provided only where facilities are available and can meet applicable specifications. Verizon will not build new copper facilities.
    "4-Wire 56 kbps Loop" is a 4-wire Loop that provides a transmission path that is suitable for the transport of digital data at a synchronous rate of 56 kbps in opposite directions on such Loop simultaneously. A 4-Wire 56 kbps Loop consists of two pairs of non-loaded copper wires with no intermediate electronics or it consists of universal digital loop carrier with 56 kbps DDS dataport transport capability. Verizon shall provide 4-Wire 56 kbps Loops to Pac-West in accordance with, and subject to, the technical specifications set forth in Verizon Technical Reference TR72575, Issue 2, as revised from time-to-time.
    "DS-3 Loops" will support the transmission of isochronous bipolar serial data at a rate of 44.736 Mbps or the equivalent of 28 DS-1 channels. This Loop type is more fully described in Verizon TR 72575, as revised from time to time. The DS-3 Loop includes the electronics necessary to provide the DS-3 transmission rate. A DS-3 Loop will only be provided where the electronics are at the requested installation date currently available for the requested loop. Verizon will not install new electronics.
    "Digital Designed Loops" are comprised of designed loops that meet specific Pac-West requirements for metallic loops over 18k ft. or for conditioning of ADSL, HDSL, SDSL, IDSL, or BRI ISDN Loops. "Digital Designed Loops" may include requests for:
      a 2W Digital Designed Metallic Loop with a total loop length of 18k to 30k ft., unloaded, with the option to remove bridged tap;
      a 2W ADSL Loop of 12k to 18k ft. with an option to remove bridged tap;
      a 2W ADSL Loop of less than 12k ft. with an option to remove bridged tap;
      a 2W HDSL Loop of less than 12k ft. with an option to remove bridged tap:
      a 4W HDSL Loop of less than 12k ft with an option to remove bridged tap;
      a 2 W Digital Designed Metallic Loop with Verizon-placed ISDN loop extension electronics;
      a 2W SDSL Loop with an option to remove bridged tap; and
      a 2W IDSL Loop of less than 18k ft. with an option to remove bridged tap;
    Verizon shall make Digital Designed Loops available to Pac-West at the rates as set forth in the Pricing Attachment.
    The following ordering procedures shall apply to the xDSL Loops and Digital Designed Loops:
      Pac-West shall place orders for xDSL Loops and Digital Designed Loops by delivering to Verizon a valid electronic transmittal service order or other mutually agreed upon type of service order. Such service order shall be provided in accordance with industry format and specifications or such format and specifications as may be agreed to by the Parties.
      Verizon is conducting a mechanized survey of existing Loop facilities, on a Central Office by Central Office basis, to identify those Loops that meet the applicable technical characteristics established by Verizon for compatibility with ADSL, HDSL, IDSL, SDSL and BRI ISDN signals. The results of this survey will be stored in a mechanized database and made available to Pac-West as the process is completed in each Central Office. Pac-West must utilize this mechanized loop qualification database, where available, in advance of submitting a valid electronic transmittal service order for an ADSL, HDSL, IDSL, SDSL or BRI ISDN Loop. Charges for mechanized loop qualification information are set forth in the Pricing Attachment.
      If the Loop is not listed in the mechanized database described in Section 3.14.2, Pac-West must request a manual loop qualification prior to submitting a valid electronic service order for an ADSL, HDSL, SDSL, IDSL, or BRI ISDN Loop. The rates for manual loop qualification are set forth in the Pricing Attachment. In general, Verizon will complete a manual loop qualification request within three Business Days, although Verizon may require additional time due to poor record conditions, spikes in demand, or other unforeseen events.
      If a query to the mechanized loop qualification database or manual loop qualification indicates that a Loop does not qualify (e.g., because it does not meet the applicable technical parameters set forth in the Loop descriptions above), Pac-West may request an Engineering Query, as described in Section 3.14.6, to determine whether the result is due to characteristics of the loop itself (e.g., specific number and location of bridged taps, the specific number of load coils, or the gauge of the cable).
      If Pac-West submits a service order for an ADSL, HDSL, SDSL, IDSL, or BRI ISDN Loop that has not been prequalified, Verizon will query the service order back to Pac-West for qualification and will not accept such service order until the Loop has been prequalified on a mechanized or manual basis. If Pac-West submits a service order for an ADSL, HDSL, SDSL, IDSL, or BRI ISDN Loop that is, in fact, not compatible with such services in its existing condition, Verizon will respond back to Pac-West with a "Nonqualified" indicator and with information showing whether the non-qualified result is due to the presence of load coils, presence of digital loop carrier, or loop length (including bridged tap).
      Where Pac-West has followed the prequalification procedure described above and has determined that a Loop is not compatible with ADSL, HDSL, SDSL, IDSL, or BRI ISDN service in its existing condition, it may either request an Engineering Query to determine whether conditioning may make the Loop compatible with the applicable service; or if Pac-West is already aware of the conditioning required (e.g., where Pac-West has previously requested a qualification and has obtained loop characteristics), Pac-West may submit a service order for a Digital Designed Loop. Verizon will undertake to condition or extend the Loop in accordance with this Section 3.14 upon receipt of Pac-West's valid, accurate and pre-qualified service order for a Digital Designed Loop.
    The Parties will make reasonable efforts to coordinate their respective roles in order to minimize provisioning problems. In general, where conditioning or loop extensions are requested by Pac-West, an interval of eighteen (18) Business Days will be required by Verizon to complete the loop analysis and the necessary construction work involved in conditioning and/or extending the loop as follows:
      Three (3) Business Days will be required following receipt of Pac-West's valid, accurate and pre-qualified service order for a Digital Designed Loop to analyze the loop and related plant records and to create an Engineering Work Order.
      Upon completion of an Engineering Work Order, Verizon will initiate the construction order to perform the changes/modifications to the Loop requested by Pac-West. Conditioning activities are, in most cases, able to be accomplished within fifteen (15) Business Days. Unforeseen conditions may add to this interval.

    After the engineering and conditioning tasks have been completed, the standard Loop provisioning and installation process will be initiated, subject to Verizon's standard provisioning intervals.

    If Pac-West requires a change in scheduling, it must contact Verizon to issue a supplement to the original service order. If Pac-West cancels the request for conditioning after a loop analysis has been completed but prior to the commencement of construction work, Pac-West shall compensate Verizon for an Engineering Work Order charge as set forth in the Pricing Attachment. If Pac-West cancels the request for conditioning after the loop analysis has been completed and after construction work has started or is complete, Pac-West shall compensate Verizon for an Engineering Work Order charge as well as the charges associated with the conditioning tasks performed as set forth in the Pricing Attachment.
    Conversion of Live Telephone Exchange Service to Analog 2W Loops.
      The following coordination procedures shall apply to "live" cutovers of Verizon Customers who are converting their Telephone Exchange Services to Pac-West Telephone Exchange Services provisioned over Analog 2W unbundled Local Loops ("Analog 2W Loops) to be provided by Verizon to Pac-West:
        Coordinated cutover charges shall apply to conversions of live Telephone Exchange Services to Analog 2W Loops. When an outside dispatch is required to perform a conversion, additional charges may apply. If Pac-West does not request a coordinated cutover, Verizon will process Pac-West's order as a new installation subject to applicable standard provisioning intervals.
        Pac-West shall request Analog 2W Loops for coordinated cutover from Verizon by delivering to Verizon a valid electronic Local Service Request ("LSR"). Verizon agrees to accept from Pac-West the date and time for the conversion designated on the LSR ("Scheduled Conversion Time"), provided that such designation is within the regularly scheduled operating hours of the Verizon Regional CLEC Control Center ("RCCC") and subject to the availability of Verizon's work force. In the event that Verizon's work force is not available, Pac-West and Verizon shall mutually agree on a New Conversion Time, as defined below. Pac-West shall designate the Scheduled Conversion Time subject to Verizon standard provisioning intervals as stated in the Verizon CLEC Handbook, as may be revised from time to time. Within three (3) Business Days of Verizon's receipt of such valid LSR, or as otherwise required by Applicable Law, Verizon shall provide Pac-West the scheduled due date for conversion of the Analog 2W Loops covered by such LSR.
        Pac-West shall provide dial tone at the Pac-West Collocation site at least forty-eight (48) hours prior to the Scheduled Conversion Time.
        Either Party may contact the other Party to negotiate a new Scheduled Conversion Time (the "New Conversion Time"); provided, however, that each Party shall use commercially reasonable efforts to provide four (4) business hours' advance notice to the other Party of its request for a New Conversion Time. Any Scheduled Conversion Time or New Conversion Time may not be rescheduled more than one (1) time in a business day, and any two New Conversion Times for a particular Analog 2W Loop shall differ by at least eight (8) hours, unless otherwise agreed to by the Parties.
        If the New Conversion Time is more than one (1) business hour from the original Scheduled Conversion Time or from the previous New Conversion Time, the Party requesting such New Conversion Time shall be subject to the following:
          If Verizon requests to reschedule outside of the one (1) hour time frame above, the Analog 2W Loops Service Order Charge for the original Scheduled Conversion Time or the previous New Conversion Time shall be waived upon request from Pac-West; and
          If Pac-West requests to reschedule outside the one (1) hour time frame above, Pac-West shall be charged an additional Analog 2W Loops Service Order Charge for rescheduling the conversion to the New Conversion Time.
        If Pac-West is not ready to accept service at the Scheduled Conversion Time or at a New Conversion Time, as applicable, an additional Service Order Charge shall apply. If Verizon is not available or ready to perform the conversion within thirty (30) minutes of the Scheduled Conversion Time or New Conversion Time, as applicable, Verizon and Pac-West will reschedule and, upon request from Pac-West, Verizon will waive the Analog 2W Loop Service Order Charge for the original Scheduled Conversion Time.
        The standard time interval expected from disconnection of a live Telephone Exchange Service to the connection of the Analog 2W Loops to Pac-West is fifteen (15) minutes per Analog 2W Loop for all orders consisting of twenty (20) Analog 2W Loops or less. Orders involving more than twenty (20) Loops will require a negotiated interval.
        Conversions involving LNP will be completed according to North American Numbering Council ("NANC") standards, via the regional Number Portability Administration Center ("NPAC").
        If Pac-West requires Analog 2W Loop conversions outside of the regularly scheduled Verizon RCCC operating hours, such conversions shall be separately negotiated. Additional charges (e.g. overtime labor charges) may apply for desired dates and times outside of regularly scheduled RCCC operating hours.
    Verizon shall provide Pac-West access to its Loops at each of Verizon's Wire Centers for Loops terminating in that Wire Center. In addition, if Pac-West orders one or more Loops provisioned via Integrated Digital Loop Carrier or Remote Switching technology deployed as a Loop concentrator, Verizon shall, where available, move the requested Loop(s) to a spare physical Loop, if one is existing and available, at no additional charge to Pac-West. If, however, no spare physical Loop is available, Verizon shall within three (3) Business Days of Pac-West's request notify Pac-West of the lack of available facilities. Pac-West may then at its discretion make a Network Element Bona Fide Request pursuant to Section 14.3 to Verizon to provide the unbundled Local Loop through the demultiplexing of the integrated digitized Loop(s). Pac-West may also make a Network Element Bona Fide Request pursuant to Section 14.3 for access to Unbundled Local Loops at the Loop concentration site point. Notwithstanding anything to the contrary in this Agreement, standard provisioning intervals shall not apply to Loops provided under this Section 3.18.
  Line Sharing
    "Line Sharing" is an arrangement by which Verizon facilitates Pac-West's provision of ADSL (in accordance with T1.413), Splitterless ADSL (in accordance with T1.419), RADSL (in accordance with TR # 59), Multiple Virtual Line (MVL) (a proprietary technology), or any other xDSL technology that is presumed to be acceptable for shared line deployment in accordance with FCC rules, to a particular Customer location over an existing copper Loop that is being used simultaneously by Verizon to provide analog circuit-switched voice grade service to that Customer by making available to Pac-West, solely for Pac-West's own use, the frequency range above the voice band on the same copper Loop required by Pac-West to provide such services. This Section 4 addresses line sharing over loops that are entirely copper loops.
    Subject to the conditions set forth in Section 1, Verizon shall provide Line Sharing to Pac-West for Pac-West's provision of ADSL (in accordance with T1.413), Splitterless ADSL (in accordance with T1.419), RADSL (in accordance with TR # 59), MVL (a proprietary technology), or any other xDSL technology that is presumed to be acceptable for shared line deployment in accordance with FCC rules, in accordance with this Section 4 and the rates and charges provided in the Pricing Attachment. Verizon shall provide Line Sharing to Pac-West in accordance with, but only to the extent required by, Applicable Law. In order for a Loop to be eligible for Line Sharing, the following conditions must be satisfied for the duration of the Line Sharing arrangement: (i) the Loop must consist of a copper loop compatible with an xDSL service that is presumed to be acceptable for shared-line deployment in accordance with FCC rules; (ii) Verizon must be providing simultaneous circuit-switched analog voice grade service to the Customer served by the Loop in question; (iii) the Verizon Customer's dial tone must originate from a Verizon End Office Switch in the Wire Center where the Line Sharing arrangement is being requested; and (iv) the xDSL technology to be deployed by Pac-West on that Loop must not significantly degrade the performance of other services provided on that Loop.
    Verizon shall make Line Sharing available to Pac-West at the rates and charges set forth in the Pricing Attachment. In addition to the recurring and nonrecurring charges shown in the Pricing Attachment for Line Sharing itself, the following rates shown in the Pricing Attachment and in Verizon's applicable Tariffs are among those that may apply to a Line Sharing arrangement: (i) prequalification charges to determine whether a Loop is xDSL compatible (i.e., compatible with an xDSL service that is presumed to be acceptable for shared-line deployment in accordance with FCC rules); (ii) engineering query charges, engineering work order charges, or Loop conditioning (Digital Designed Loop) charges; (iii) charges associated with Collocation activities requested by Pac-West; and (iv) misdirected dispatch charges, charges for installation or repair, manual intervention surcharges, trouble isolation charges, and pair swap/line and station transfer charges.
    The following ordering procedures shall apply to Line Sharing:
      To determine whether a Loop qualifies for Line Sharing, the Loop must first be prequalified to determine if it is xDSL compatible. Pac-West must utilize the Loop qualification processes described in the terms applicable to xDSL and Digital Designed Loops to make this determination.
      Pac-West shall place orders for Line Sharing by delivering to Verizon a valid electronic transmittal service order or other mutually agreed upon type of service order. Such service order shall be provided in accordance with industry format and specifications or such format and specifications as may be agreed to by the Parties.
      If the Loop is prequalified by Pac-West through the Loop prequalification database, and if a positive response is received and followed by receipt of Pac-West's valid, accurate and pre-qualified service order for Line Sharing, Verizon will return an LSR confirmation within twenty-four (24) hours (weekends and holidays excluded) for LSRs with less than six (6) loops and within 72 hours (weekends and holidays excluded) for LSRs with six (6) or more loops.
      If the Loop requires qualification manually or through an Engineering Query, three (3) additional Business Days will generally be required to obtain Loop qualification results before an order confirmation can be returned following receipt of Pac-West's valid, accurate request. Verizon may require additional time to complete the Engineering Query where there are poor record conditions, spikes in demand, or other unforeseen events.
      If conditioning is required to make a Loop capable of supporting Line Sharing and Pac-West orders such conditioning, then Verizon shall provide such conditioning in accordance with the terms of this Agreement pertaining to Digital Designed Loops; or if this Agreement does not contain provisions pertaining to Digital Designed Loops, then in accordance with Verizon's generally available rates, terms and conditions applicable to Digital Design Loops; provided, however, that Verizon shall not be obligated to provide Loop conditioning if Verizon establishes, in the manner required by Applicable Law, that such conditioning is likely to degrade significantly the voice-grade service being provided to Verizon's Customers over such Loops.
      The standard Loop provisioning and installation process will be initiated for the Line Sharing arrangement only once the requested engineering and conditioning tasks have been completed on the Loop. Scheduling changes and charges associated with order cancellations after conditioning work has been initiated are addressed in the terms pertaining to Digital Designed Loops, as referenced in Section 4.4.5, above. The standard provisioning interval for the Line Sharing arrangement shall be as set out in the Verizon Product Interval Guide; provided that the standard provisioning interval for the Line Sharing arrangement shall not exceed the shortest of the following intervals: (a) six (6) business days; (b) the standard provisioning interval for the Line Sharing arrangement that is stated in an applicable Verizon Tariff; or, (c) the standard provisioning interval for the Line Sharing arrangement that is required by Applicable Law. The standard provisioning interval for the Line Sharing arrangement shall commence only once any requested engineering and conditioning tasks have been completed. Line Sharing arrangements that require pair swaps or line and station transfers in order to free-up facilities may have a provisioning interval that is longer than the standard provisioning interval for the Line Sharing arrangement. In no event shall the Line Sharing interval offered to Pac-West be longer than the interval offered to any similarly situated Affiliate of Verizon.
      Pac-West must provide all required Collocation, CFA, Special Bill Number (SBN) and NC/NCI information when a Line Sharing Arrangement is ordered. Collocation augments required, either at the Point of Termination (POT) Bay, Collocation node, or for splitter placement, must be ordered using standard collocation applications and procedures, unless otherwise agreed to by the Parties or specified in this Agreement.
      The Parties recognize that Line Sharing is an offering that requires both Parties to make reasonable efforts to coordinate their respective roles in order to minimize provisioning problems and facility issues. Pac-West will provide reasonable, timely, and accurate forecasts of its Line Sharing requirements, including splitter placement elections and ordering preferences. These forecasts are in addition to projections provided for other stand-alone unbundled Loop types.
    To the extent required by Applicable Law, Pac-West shall provide Verizon with information regarding the type of xDSL technology that it deploys on each shared Loop. Where any proposed change in technology is planned on a shared Loop, Pac-West must provide this information to Verizon in order for Verizon to update Loop records and anticipate effects that the change may have on the voice grade service and other Loops in the same or adjacent binder groups.
    As described more fully in Verizon Technical Reference 72575, the xDSL technology used by Pac-West for Line Share Arrangements shall operate within the Power Spectral Density (PSD) limits set forth in T1.413-1998 (ADSL), T1.419-2000 (Splitterless ADSL), or TR59-1999 (RADSL), and MVL (a proprietary technology) shall operate within the 0 to 4 kHz PSD limits of T1.413-1998 and within the transmit PSD limits of T1.601-1998 for frequencies above 4 kHz, provided that the MVL PSD associated with audible frequencies above 4 kHz shall be sufficiently attenuated to preclude significantly degrading voice services. Pac-West's deployment of additional Advanced Services shall be subject to the applicable FCC Rules.
    Pac-West may only access the high frequency portion of a Loop in a Line Sharing arrangement through an established Collocation arrangement at the Verizon Serving Wire Center that contains the End Office Switch through which voice grade service is provided to Verizon's Customer. Pac-West is responsible for providing, through one of the splitter options described below, a splitter at that Wire Center that complies with ANSI specification T1.413, employs Direct Current (DC) blocking capacitors or equivalent technology to assist in isolating high bandwidth trouble resolution and maintenance to the high frequency portion of the frequency spectrum, and operates so that the analog voice "dial tone" stays active when the splitter card is removed for testing or maintenance. Pac-West is also responsible for providing its own Digital Subscriber Line Access Multiplexer (DSLAM) equipment in the Collocation arrangement and any necessary Customer Provided Equipment (CPE) for the xDSL service it intends to provide (including CPE splitters, filters and/or other equipment necessary for the end user to receive separate voice and data services across the shared Loop).

    Two splitter configurations are available. In both configurations, the splitter must be provided by Pac-West and must satisfy the same NEBS requirements that Verizon imposes on its own splitter equipment or the splitter equipment of any Verizon Affiliate. Pac-West must designate which splitter option it is choosing on the Collocation application or augment. Regardless of the option selected, the splitter arrangements must be installed before Pac-West submits an order for Line Sharing.

    Splitter Option A (Splitter Option 1): Splitter in Pac-West Collocation Area

    In this configuration, the Pac-West-provided splitter (ANSI T1.413 or MVL compliant) is provided, installed and maintained by Pac-West in its own Collocation space within the Customer's serving End Office. The Verizon-provided dial tone is routed through the splitter in the Pac-West Collocation area. Any rearrangements will be the responsibility of Pac-West.

    Splitter Option C (Splitter Option 2): Splitter in Verizon Area

    In this configuration, Verizon inventories and maintains a Pac-West-provided splitter (ANSI T1.413 or MVL compliant) in Verizon space within the Customer's serving End Office. The splitters will be installed shelf-at-a-time.

    In those serving End Offices where Verizon employs the use of a POT Bay for interconnection of Pac-West's Collocation arrangement with Verizon's network, the splitter will be installed (mounted) in a relay rack between the POT Bay and the MDF. The demarcation point is at the splitter end of the cable connecting the POT Bay and the splitter. Installation of the splitter will be performed by Verizon or, at Pac-West's election, by a Verizon-approved vendor designated by Pac-West.

    In those serving End Offices where Verizon does not employ a POT Bay for interconnection of Pac-West's Collocation arrangement with Verizon's network, the Pac-West provided splitter will be installed (mounted) in a relay rack between the Pac-West Collocation arrangement and the MDF. The demarcation point is at the splitter end of the cable connecting the Pac-West Collocation arrangement and the splitter. Installation of the splitter will be performed by Verizon, or, at Pac-West's election, by a Verizon-approved vendor designated by Pac-West.

    In either scenario, Verizon will control the splitter and will direct any required activity. Where a POT Bay is employed, Verizon will also perform all POT Bay work required in this configuration. Verizon will provide a splitter inventory to Pac-West upon completion of the required work.

      Where a new splitter is to be installed as part of an initial Collocation implementation, the splitter installation may be ordered as part of the initial Collocation application. Associated Collocation charges (application and engineering fees) apply. Pac-West must submit a new Collocation application, with the application fee, to Verizon detailing its request. Except as otherwise required by Applicable Law, standard Collocation intervals will apply.
      Where a new splitter is to be installed as part of an existing Collocation arrangement, or where the existing Collocation arrangement is to be augmented (e.g., with additional terminations at the POT Bay or Pac-West's collocation arrangement to support Line Sharing), the splitter installation or augment may be ordered via an application for Collocation augment. Associated Collocation charges (application and engineering fees) apply. Pac-West must submit the application for Collocation augment, with the application fee, to Verizon. Unless a longer interval is stated in Verizon's applicable Tariff, an interval of seventy-six (76) business days shall apply.
    Pac-West will have the following options for testing shared Loops:
      In serving End Offices where Verizon employs a POT Bay for interconnection of Pac-West Collocation arrangement with Verizon's network, the following options shall be available to Pac-West.
        Under Splitter Option A, Pac-West may conduct its own physical tests of the shared Loop from Pac-West's collocation area. If it chooses to do so, Pac-West may supply and install a test head to facilitate such physical tests, provided that: (a) the test head satisfies the same NEBS requirements that Verizon imposes on its own test head equipment or the test head equipment of any Verizon Affiliate; and (b) the test head does not interrupt the voice circuit to any greater degree than a conventional MLT test. Specifically, the Pac-West-provided test equipment may not interrupt an in-in-progress voice connection and must automatically restore any circuits tested in intervals comparable to MLT. This optional Pac-West-provided test head will be installed in Pac-West's Collocation area between the "line" port of the splitter and the POT Bay in order to conduct remote physical tests of the shared Loop.
        Under Splitter Option C, upon request by Pac-West, either Verizon or, at Pac-West's election, a Verizon-approved vendor selected by Pac-West will install a Pac-West-provided test head to enable Pac-West to conduct remote physical tests of the shared Loop. This optional Pac-West-provided test head will be installed at a point between the "line" port of the splitter and the Verizon-provided test head that is used by Verizon to conduct its own Loop testing. The Pac-West-provided test head must satisfy the same NEBS requirements that Verizon imposes on its own test head equipment or the test head equipment of any Verizon Affiliate, and may not interrupt the voice circuit to any greater degree than a conventional MLT test. Specifically, the Pac-West-provided test equipment may not interrupt an in-progress voice connection and must automatically restore any circuits tested in intervals comparable to MLT. Verizon will inventory, control and maintain the Pac-West-provided test head, and will direct all required activity.
        Under either Splitter Option, if Verizon has installed its own test head, Verizon will conduct tests of the shared Loop using a Verizon-provided test head, and, upon request, will provide these test results to Pac-West during normal trouble isolation procedures in accordance with reasonable procedures.
        Under either Splitter Option, upon request by Pac-West, Verizon will make MLT access available to Pac-West via RETAS after the service order has been completed. Pac-West will utilize the circuit number to initiate a test.
      In those serving End Offices where Verizon has not employed a POT Bay for interconnection of Pac-West's Collocation arrangement with Verizon's network, Pac-West will not be permitted to supply its own test head. Instead, Verizon will make a testing system available to Pac-West through use of the on-line computer interface test system at www.gte.com/wisewww.verizon.com/wise.
      The Parties will continue to work cooperatively on testing procedures. To this end, in situations where Pac-West has attempted to use one or more of the foregoing testing options but is still unable to resolve the error or trouble on the shared Loop, Verizon and Pac-West will each dispatch a technician to an agreed-upon point to conduct a joint meet test to identify and resolve the error or trouble. Verizon may assess a charge for a misdirected dispatch only if the error or trouble is determined to be one that Pac-West should reasonably have been able to isolate and diagnose through one of the testing options available to Pac-West above. The Parties will mutually agree upon the specific procedures for conducting joint meet tests.
      Verizon and Pac-West each have a responsibility to educate the Customer regarding which service provider should be called for problems with their respective service offerings. Verizon will retain primary responsibility for voice band trouble tickets, including repairing analog voice grade services and the physical line between the NID at the Customer premise and the point of demarcation in the Central Office. Pac-West will be responsible for repairing services it offers over the Line Sharing arrangement. Each Party will be responsible for maintaining its own equipment. If a splitter or test head that Pac-West has provided to Verizon malfunctions, Pac-West shall provide a replacement splitter or test head to Verizon. Before either Party initiates any activity on a shared Loop that may cause a disruption of the service of the other Party, that Party shall first make a good faith effort to notify the other Party of the possibility of a service disruption. Verizon and Pac-West will work together to address Customer initiated repair requests and to prevent adverse impacts to the Customer.
      When Verizon provides Inside Wire maintenance services to the Customer, Verizon will only be responsible for testing and repairing the Inside Wire for voice-grade services. Verizon will not test, dispatch a technician, repair, or upgrade Inside Wire to clear trouble calls associated with Pac-West's Advanced Services. Verizon will not repair any CPE provided by Pac-West. Before a trouble ticket is issued to Verizon, Pac-West shall validate whether the Customer is experiencing a trouble that arises from Pac-West's service. If the problem reported is isolated to the analog voice-grade service provided by Verizon, a trouble ticket may be issued to Verizon.
      In the case of a trouble reported by the Customer on its voice-grade service, if Verizon determines the reported trouble arises from Pac-West's equipment, splitter problems, or Pac-West's activities, Verizon will:
        Notify Pac-West and request that Pac-West immediately test the trouble on Pac-West's service.
        If the Customer's voice grade service is so degraded that the Customer cannot originate or receive voice grade calls, and Pac-West has not cleared its trouble within a reasonable time frame, Verizon may take unilateral steps to temporarily restore the Customer's voice grade service if Verizon determines in good faith that the cause of the voice interruption is Pac-West's service.
        Upon completion of the steps in 4.8.6.1 and 4.8.6.2, above, Verizon may temporarily remove the Pac-West-provided splitter from the Customer's Loop and switch port if Verizon determines in good faith that the cause of the voice interruption is Pac-West's service.
        Upon notification from Pac-West that the malfunction in Pac-West's service has been cleared, Verizon will restore Pac-West's service by restoring the splitter on the Customer's Loop.
        Upon completion of the above steps, Pac-West will be charged a Trouble Isolation Charge (TIC) to recover Verizon's costs of isolating and temporarily removing the malfunctioning Pac-West service from the Customer's line if the cause of the voice interruption was Pac-West's service.
        Verizon shall not be liable to Pac-West, the Customer, or any other person, for damages of any kind for disruptions to Pac-West's service that are the result of the above steps taken in good faith to restore the end user's voice-grade POTS service, and Pac-West shall indemnify Verizon from any Claims that result from such steps.
  Line Splitting

  CLECs may provide integrated voice and data services over the same Loop by engaging in "line splitting" as set forth in paragraph 18 of the FCC's Line Sharing Reconsideration Order (CC Docket Nos. 98-147, 96-98), released January 19, 2001. Any line splitting between two CLECs shall be accomplished by prior negotiated arrangement between those CLECs. To achieve a line splitting capability, CLECs may utilize existing supporting OSS to order and combine in a line splitting configuration an unbundled xDSL capable Loop terminated to a collocated splitter and DSLAM equipment provided by a participating CLEC, unbundled switching combined with shared transport, collocator-to-collocator connections, and available cross-connects, under the terms and conditions set forth in their Interconnection Agreement(s). The participating CLECs shall provide any splitters used in a line splitting configuration. CLECs seeking to migrate existing UNE platform configurations to a line splitting configuration using the same unbundled elements utilized in the pre-existing platform arrangement may do so consistent with such implementation schedules, terms, conditions and guidelines as are agreed upon for such migrations in the ongoing DSL Collaborative in the State of New York, NY PSC Case 00-C-0127, allowing for local jurisdictional and OSS differences.

  Sub-Loop

  The Party's understand that as of the Effective Date, C.F.R. 51.319(a)(2) and 51.319(a)(2)(ii) provide:

  "Subloop. The subloop network element is defined as any portion of the loop that is technically feasible to access at terminals in the incumbent LEC's outside plant, including inside wire. An accessible terminal is any point on the loop where technicians can access the wire or fiber within the cable without removing a splice case to reach the wire or fiber within. Such points may include, but are not limited to, the pole or pedestal, the network interface device, the minimum point of entry, the single point of interconnection, the main distribution frame, the remote terminal, and the feeder/distribution interface."

  " Technical feasibility. If parties are unable to reach agreement, pursuant to voluntary negotiations, as to whether it is technically feasible, or whether sufficient space is available, to unbundle the subloop at the point where a carrier requests, the incumbent LEC shall have the burden of demonstrating to the state, pursuant to state arbitration proceedings under section 252 of the Act, that there is not sufficient space available, or that it is not technically feasible, to unbundle the subloop at the point requested."

    Sub-Loop - Distribution (USLA).

    Subject to the conditions set forth in Section 1 and upon request by Pac-West, Verizon shall provide Pac-West with access to a Sub-Loop Distribution Facility (as such term is hereinafter defined) in accordance with, and subject to, the terms and provisions of this Section 6, the rates set forth in the Pricing Attachment, and the rates, terms and conditions set forth in Verizon's applicable Tariffs. A "Distribution Sub-Loop" means a two-wire or four-wire metallic distribution facility in Verizon's network between a Verizon feeder distribution interface (an FDI) and the rate demarcation point for such facility (or network interface device (NID) if the NID is located at such rate demarcation point). Verizon shall provide Pac-West with access to a Sub-Loop Distribution Facility in accordance with, but only to the extent required by, Applicable Law.

      Pac-West may request that Verizon reactivate (if available) an unused drop and NID or provide Pac-West with access to a drop and NID that, at the time of Pac-West's request, Verizon is using to provide service to the Customer (as such term is hereinafter defined.)
      Pac-West may obtain access to a Sub-Loop Distribution Facility only at an FDI and only from a Telecommunications outside plant interconnection cabinet (TOPIC) or, if Pac-West is collocated at a remote terminal equipment enclosure and the FDI for such Sub-Loop Distribution Facility is located in such enclosure, from the collocation arrangement of Pac-West at such terminal. To obtain access to a Sub-Loop Distribution Facility, Pac-West shall install a TOPIC on an easement or Right of Way obtained by Pac-West within 100 feet of the Verizon FDI to which such Distribution Sub-Loop is connected. A TOPIC must comply with applicable industry standards. Subject to the terms of applicable Verizon easements, Verizon shall furnish and place an interconnecting cable between a Verizon FDI and a Pac-West TOPIC and Verizon shall install a termination block within such TOPIC. Verizon shall retain title to and maintain the interconnecting cable. Verizon shall not be responsible for building, maintaining or servicing the TOPIC and shall not provide any power that might be required by Pac-West for any electronics in the TOPIC. Pac-West shall provide any easement, Right of Way or trenching or supporting structure required for any portion of an interconnecting cable that runs beyond a Verizon easement.
      Pac-West may request Subloop conditioning information from Verizon by submitting a loop make-up engineering query to Verizon, and Verizon shall provide to Pac-West, the following information regarding a Sub-Loop Distribution Facility that serves an identified Customer: the Sub-Loop Distribution Facility's length and gauge; whether Sub-Loop Distribution Facility has loading and bridged tap; the amount of bridged tap (if any) on the Sub-Loop Distribution Facility; and, the location of the FDI to which the Sub-Loop Distribution Facility is connected.
      To order access to a Sub-Loop Distribution Facility, Pac-West must first request that Verizon connect the Verizon FDI to which the Sub-Loop Distribution Facility is connected to a Pac-West TOPIC. To make such a request, Pac-West must submit to Verizon an application (a "Feeder Distribution Interface Interconnect Application") that identifies the FDI at which Pac-West wishes to access the Sub-Loop Distribution Facility. A Feeder Distribution Interface Interconnect Application shall state the location of the TOPIC, the size of the interconnecting cable and a description of the cable's supporting structure. A Feeder Distribution Interface Interconnect Application shall also include a two-year forecast of Pac-West's demand for access to Sub-Loop Distribution Facilities at the requested FDI. Pac-West must submit the application fee set forth in the Pricing Attachment attached hereto and Verizon's applicable Tariffs (a "Sub-Loop Distribution Facility Application Fee") with Feeder Distribution Interface Interconnect Application. Pac-West must submit Sub-Loop Interconnection Applications to:

      Pac-West's Account Manager

      Within sixty (60) days after it receives a complete Feeder Distribution Interface Interconnect Application for access to a Sub-Loop Distribution Facility and the Sub-Loop Distribution Facility Application Fee for such application, Verizon shall provide to Pac-West a work order that describes the work that Verizon must perform to provide such access (a "Sub-Loop Distribution Facility Work Order") and a statements of the cost of such work (a "Sub-Loop Distribution Facility Interconnection Cost Statement").
      Pac-West shall pay to Verizon fifty percent (50%) of the cost set forth in a Sub-Loop Distribution Facility Interconnection Cost Statement within sixty (60) days of Pac-West's receipt of such statement and the associated Sub-Loop Distribution Facility Work Order, and Verizon shall not be obligated to perform any of the work set forth in such order until Verizon has received such payment. A Feeder Distribution Interface Interconnect Application shall be deemed to have been withdrawn if Pac-West breaches its payment obligation under this Section. Upon Verizon 's completion of the work that Verizon must perform to provide Pac-West with access to a Distribution Sub-Loop, Verizon shall bill Pac-West, and Pac-West shall pay to Verizon, the balance of the cost set forth in the Sub-Loop Distribution Facility Interconnection Cost Statement for such access.
      After Verizon has completed the installation of the interconnecting cable to a Pac-West TOPIC and Pac-West has paid the full cost of such installation, Pac-West can request the connection of Verizon Sub-Loop Distribution Facilities to the Pac-West TOPIC. At the same time, Pac-West shall advise Verizon of the technology that Pac-West plans to use over the Sub-Loop Distribution Facility (via NC/NCI codes), request any conditioning of the Sub-Loop Distribution Facility and assign the pairs in the interconnecting cable. Pac-West shall run any crosswires within the TOPIC.
      If Pac-West requests that Verizon reactivate an unused drop and NID, then Pac-West shall provide dial tone (or its DSL equivalent) on the Pac-West side of the applicable Verizon FDI at least twenty-four (24) hours before the due date. On the due date, a Verizon technician will run the appropriate cross connection to connect the Verizon Sub-Loop Distribution Facility to the Pac-West dial tone or equivalent from the TOPIC. If Pac-West requests that Verizon provide Pac-West with access to a Sub-Loop Distribution Facility that, at the time of Pac-West's request, Verizon is using to provide service to a Customer, then, after Pac-West has looped two interconnecting pairs through the TOPIC and at least twenty four (24) hours before the due date, a Verizon technician shall crosswire the dial tone from the Verizon central office through the Verizon side of the TOPIC and back out again to the Verizon FDI and Verizon Sub-Loop Distribution Facility using the "loop through" approach. On the due date, Pac-West shall disconnect Verizon's dial tone, crosswire its dial tone to the Sub-Loop Distribution Facility and submit Pac-West's long-term number portability request.
      Verizon will not provide access to a Sub-Loop Distribution Facility if Verizon is using the loop of which the Sub-Loop Distribution Facility is a part to provide line sharing service to another CLEC or a service that uses derived channel technology to a Customer unless such other CLEC first terminates the Verizon-provided line sharing or such Customer first disconnects the service that utilizes derived channel technology.
      Verizon shall provide Pac-West with access to a Sub-Loop Distribution Facility in accordance with negotiated intervals, subject to the Applicable Law, including any applicable non-discrimination and parity provisions provided therein.
      Verizon shall repair and maintain a Sub-Loop Distribution Facility at the request of Pac-West and subject to the time and material rates set forth in Pricing Attachment and the rates, terms and conditions of Verizon's applicable Tariffs. Pac-West accepts responsibility for initial trouble isolation for Sub-Loop Distribution Facilities and providing Verizon with appropriate dispatch information based on its test results. If (a) Pac-West reports to Verizon a Customer trouble, (b) Pac-West requests a dispatch, (c) Verizon dispatches a technician, and (d) such trouble was not caused by Verizon Sub-Loop Distribution Facility facilities or equipment in whole or in part, Pac-West shall pay Verizon the charges set forth in the Pricing Attachment and Verizon's applicable Tariffs for time associated with said dispatch. In addition, these charges also apply when the Customer contact as designated by Pac-West is not available at the appointed time. If as the result of Pac-West instructions, Verizon is erroneously requested to dispatch to a site on Verizon company premises ("dispatch in"), the charges set forth in Pricing Attachment and Verizon's applicable Tariffs will be assessed per occurrence to Pac-West by Verizon. If as the result of Pac-West instructions, Verizon is erroneously requested to dispatch to a site outside of Verizon company premises ("dispatch out"), the charges set forth in Pricing Attachment and Verizon's applicable Tariffs will be assessed per occurrence to Pac-West by Verizon.
    Sub-Loop - Feeder (UFSE).
      Subject to the conditions set forth in Section 1 of this agreement and upon request by Pac-West, Verizon shall provide Pac-West with access to a Feeder Sub-Loop (as such term is hereinafter defined) in accordance with, and subject to, the terms and provisions of this Section 6.2, the rates and charges provided in the Pricing Attachment and the rates, terms and conditions of Verizon's applicable Tariffs. A "Feeder Sub-Loop" means a DS1 or DS3 transmission path over a feeder facility in Verizon's network between a Verizon end office and either a Verizon remote terminal equipment enclosure (an "RTEE") that subtends such end office or a Verizon feeder distribution interface (such an interface, an "FDI") that subtends the end office.
      Pac-West may obtain access to a Feeder Sub-Loop only from a Pac-West collocation arrangement in the Verizon end office where such Feeder Sub-Loop originates and Verizon shall terminate a Feeder Sub-Loop in an RTEE that subtends such end office only if Pac-West has a collocation arrangement in such RTEE. Upon Pac-West's request, Verizon will connect a Feeder Sub-Loop to a Pac-West collocation arrangement in the Verizon end office where the Feeder Sub-Loop originates and to either a Pac-West collocation arrangement in the Verizon RTEE that subtends such end office or a Telecommunications Carrier Outside Plant Cabinet (such a cabinet, a "TOPIC") located within 100 feet of the FDI that subtends the end office and that Pac-West has established in accordance with, and subject to the terms and provisions of, an agreement between Verizon and Pac-West that governs the establishment of such TOPIC. Verizon shall connect a Feeder Sub-Loop to the point of termination bay of a Pac-West collocation arrangement in a Verizon Central Office or to a Pac-West TOPIC, by installing appropriate cross connections and Verizon shall be solely responsible for installing such cross connections. Pac-West may obtain access to a Feeder Sub-Loop between an end office and an RTEE or an FDI only if DS1 or DS3-capable transmission facilities are available and not in use between such office and RTEE or FDI. A Feeder Distribution Interface Interconnect Application shall also include a two-year forecast of Pac-West's demand for access to Feeder Sub-Loop Facilities at the requested FDI.
      Pac-West shall run any crosswires within a Pac-West physical collocation arrangement and a Pac-West TOPIC and Pac-West will have sole responsibility for identifying to Verizon where a Feeder Sub-Loop should be connected to a Pac-West collocation arrangement. Pac-West shall be solely responsible for providing power and space for any cross connects and other equipment that Verizon installs in a TOPIC, and Pac-West shall not bill Verizon, and Verizon shall not pay Pac-West, for providing such power and space.
      Verizon shall not be obligated to provide to Pac-West any multiplexing at an RTEE or at a TOPIC or to combine a Feeder Sub-Loop with a Distribution Sub-Loop. If Pac-West requests access to a Feeder Sub-Loop and a Distribution Sub-Loop that are already combined, such combination shall be deemed to be a loop and Verizon shall provide such loop to Pac-West in accordance with, but only to the extent required by, the terms, provisions and rates in this Agreement that govern loops, if any.
      Verizon shall provide Pac-West with access to a Feeder Sub-Loop in accordance with negotiated intervals, subject to the Applicable Law, including any applicable non-discrimination and parity provisions provided therein.
      Verizon shall repair and maintain a Feeder Sub-Loop at the request of Pac-West and subject to the time and material rates set forth in the Pricing Attachment and the rates, terms and conditions of Verizon's applicable Tariffs. Pac-West may not rearrange, disconnect, remove or attempt to repair or maintain any Verizon equipment or facilities without the prior written consent of Verizon. Pac-West accepts responsibility for initial trouble isolation for Feeder Sub-Loops and providing Verizon with appropriate dispatch information based on its test results. If (a) Pac-West reports to Verizon a trouble, (b) Pac-West requests a dispatch, (c) Verizon dispatches a technician, and (d) such trouble was not caused by Feeder Sub-Loop facilities or equipment in whole or in part, then Pac-West shall pay Verizon the charges set forth in Pricing Attachment and Verizon's applicable Tariffs for time associated with said dispatch. In addition, these charges also apply when a Pac-West contact as designated by Pac-West is not available at the appointed time. If as the result of Pac-West instructions, Verizon is erroneously requested to dispatch to a site on Verizon company premises ("dispatch in"), the charges set forth in Pricing Attachment and Verizon's applicable Tariffs will be assessed per occurrence to Pac-West by Verizon. If as the result of Pac-West instructions, Verizon is erroneously requested to dispatch to a site outside of Verizon company premises ("dispatch out"), the charges set forth in Pricing Attachment and Verizon's applicable Tariffs will be assessed per occurrence to Pac-West by Verizon.
    Collocation in Remote Terminals.

  To the extent required by Applicable Law, Verizon shall allow Pac-West to collocate equipment in a Verizon remote terminal equipment enclosure in accordance with, and subject to, the rates, terms and conditions referenced in the Collocation Attachment and the Pricing Attachment.

  Inside Wire
    House and Riser.

    Subject to the conditions set forth in Section 1 and upon request by Pac-West, Verizon shall provide to Pac-West access to a House and Riser Cable (as such term is hereinafter defined) in accordance with this Section 7 and the rates and charges provided in the Pricing Attachment. A "House and Riser Cable" means a two-wire or four-wire metallic distribution facility in Verizon's network between the minimum point of entry for a building where a premises of a Customer is located (such a point, an "MPOE") and the rate demarcation point for such facility (or network interface device (NID) if the NID is located at such rate demarcation point). Verizon will provide access to a House and Riser Cable only if Verizon owns, operates, maintains and controls such facility and only where such facility is available. Verizon shall not reserve a House and Riser Cable for Pac-West. Pac-West may access a House and Riser Cable only at the MPOE for such cable. Verizon shall provide Pac-West with access to House and Riser Cable in accordance with, but only to the extent required by, Applicable Law. Pac-West must satisfy the following conditions before ordering access to a House and Riser Cable from Verizon:

      Pac-West shall locate its compatible terminal block within cross connect distance of the MPOE for such cable. A terminal block is within cross connect distance of an MPOE if it is located in the same room (not including a hallway) or within twelve (12) feet of such MPOE.
      If suitable space is available, Pac-West shall install its terminal block no closer than within fourteen (14) inches of the MPOE for such cable, unless otherwise agreed by the Parties.
      Pac-West's terminal block or equipment cannot be attached, otherwise affixed or adjacent to Verizon's facilities or equipment, cannot pass through or otherwise penetrate Verizon's facilities or equipment and cannot be installed so that Pac-West's terminal block or equipment is located in a space where Verizon plans to locate its facilities or equipment.
      Pac-West shall identify its terminal block and equipment as a Pac-West facility.
    To provide Pac-West with access to a House and Riser Cable, Verizon shall not be obligated to (a) move any Verizon equipment, (b) secure any Right of Way for Pac-West, (c) secure space for Pac-West in any building, (d) secure access to any portion of a building for Pac-West or (e) reserve space in any building for Pac-West.
    Pac-West must ensure that its terminal block has been tested for proper installation, numbering and operation before ordering from Verizon access to a House and Riser Cable. Verizon shall perform cutover of a Customer to Pac-West service by means of a House and Riser Cable subject to a negotiated interval. Verizon shall install a jumper cable to connect the appropriate Verizon House and Riser Cable pair to Pac-West's termination block, and Verizon shall determine how to perform such installation. Pac-West shall coordinate with Verizon to ensure that House and Riser Cable facilities are converted to Pac-West in accordance with Pac-West's order for such services.
    If a Pac-West compatible connecting block or spare termination on Pac-West's connecting block is not available at the time of installation, Verizon shall bill Pac-West, and Pac-West shall pay to Verizon, the Not Ready Charge set forth in the Pricing Attachment and the Parties shall establish a new cutover date.
    Verizon shall perform all installation work on Verizon equipment. All Pac-West equipment connected to a House and Riser Cable shall comply with applicable industry standards.
    Verizon shall repair and maintain a House and Riser Cable at the request of Pac-West. Pac-West shall be solely responsible for investigating and determining the source of all troubles and for providing Verizon with appropriate dispatch information based on its test results. Verizon shall repair a trouble only when the cause of the trouble is a Verizon House and Riser Cable. If (a) Pac-West reports to Verizon a Customer trouble, (b) Pac-West requests a dispatch, (c) Verizon dispatches a technician, and (d) such trouble was not caused by a Verizon House and Riser Cable in whole or in part, then Pac-West shall pay Verizon the charge set forth in the Pricing Attachment for time associated with said dispatch. In addition, this charge also applies when the Customer contact as designated by Pac-West is not available at the appointed time. If as the result of Pac-West instructions, Verizon is erroneously requested to dispatch to a site on Verizon company premises ("dispatch in"), a charge set forth in the Pricing Attachment will be assessed per occurrence to Pac-West by Verizon. If as the result of Pac-West instructions, Verizon is erroneously requested to dispatch to a site outside of Verizon company premises ("dispatch out"), a charge set forth in the Pricing Attachment will be assessed per occurrence to Pac-West by Verizon.
  Dark Fiber
    Subject to the conditions set forth in Section 1 and upon request,, Verizon shall provide Pac-West with access to unbundled Dark Fiber Loops, Dark Fiber Sub-loops and Dark Fiber IOF (as such terms are hereinafter defined) in accordance with, and subject to, the rates, terms and conditions provided in the Pricing Attachment and rates, terms and conditions of Verizon's applicable Tariffs. Access to unbundled Dark Fiber Loops, Dark Fiber Sub-Loops and Dark Fiber IOF will be provided by Verizon in accordance with Applicable Law and where existing facilities are available at the requested availability date. Access to Dark Fiber Loops, Dark Fiber Sub-Loops and Dark Fiber IOF will be provided in accordance with, but only to the extent required by, Applicable Law. Except as otherwise required by Applicable Law, the following terms and conditions apply to Verizon's Dark Fiber offerings.
      A "Dark Fiber Loop" consists of continuous fiber optic strand(s) in a Verizon fiber optic cable between Verizon's Accessible Terminal, such as the fiber distribution frame, or its functional equivalent, located within a Verizon Wire Center, and Verizon's main termination point at a Customer premises, such as the fiber patch panel located within a Customer premises, and that has not been activated through connection to electronics that "light" it and render it capable of carrying Telecommunications Services.
      A "Dark Fiber Sub Loop" consists of continuous fiber optic strand(s) in a Verizon fiber optic cable (a) between Verizon's Accessible Terminal located within a Verizon Wire Center, and Verizon's Accessible Terminal at a Verizon remote terminal equipment enclosure, (b) between Verizon's Accessible Terminal at a Verizon remote terminal equipment enclosure and Verizon's main termination point located within a Customer premises, or (c) between Verizon's Accessible Terminals at Verizon remote terminal equipment enclosures, and that in all cases has not been activated through connection to electronics that "light" it and render it capable of carrying Telecommunications Services.
      A "Dark Fiber IOF" consists of continuous fiber strand(s) that are located within a fiber optic cable between either (a) Accessible Terminals in two Verizon Central Offices or (b) an Accessible Terminal in a Verizon Central Office and a Pac-West Central Office, but, in either case, that has not been activated through connection to multiplexing, aggregation or other electronics that "light it" and thereby render it capable of carrying Telecommunications Services.
    In addition to the other terms and conditions of this Agreement, the following terms and conditions shall apply to Dark Fiber Loops, Dark Fiber Sub-Loops and Dark Fiber IOF:
      Verizon shall be required to provide a Dark Fiber Loop where technically feasible, including where one end of the Dark Fiber Loop terminates at a Verizon Accessible Terminal in Verizon's Central Office that can be cross-connected to Pac-West's collocation arrangement located in that same Verizon Central Office and the other end terminates at the Customer premises. Verizon shall be required to provide a Dark Fiber Sub-Loop where technically feasible, including where (1) one end of the Dark Fiber Sub-Loop terminates at Verizon's Accessible Terminal in Verizon's Central Office that can be cross-connected to Pac-West's collocation arrangement located in that same Verizon Central Office and the other end terminates at Verizon's Accessible Terminal at a Verizon remote terminal equipment enclosure that can be cross-connected to Pac-West's collocation arrangement or adjacent structure, or (2) one end of the Dark Fiber Sub-Loop terminates at Verizon's main termination point located within the Customer premises and the other end terminates at Verizon's Accessible Terminal at a Verizon remote terminal equipment enclosure that can be cross-connected to Pac-West's collocation arrangement or adjacent structure, or (3) one end of the Dark Fiber Sub-Loop terminates at Verizon's Accessible Terminal at a Verizon remote terminal equipment enclosure that can be cross-connected to Pac-West's collocation arrangement or adjacent structure and the other end terminates at Verizon's Accessible Terminal at another Verizon remote terminal equipment enclosure that can be cross-connected to Pac-West's collocation arrangement or adjacent structure. A Pac-West demarcation point at a Customer premises shall be established in the main telco room of the Customer premises if Verizon is located in that room or, if the building does not have a main telco room or if Verizon is not located in that room, then at a location to be determined by Verizon. A Pac-West demarcation point at a Customer premises shall be established at a location that is no more than 30 feet from Verizon's Accessible Terminal on which the Dark Fiber Loop or Dark Fiber Sub-Loop terminates. Verizon shall connect a Dark Fiber Loop or Dark Fiber Sub-Loop to the Pac-West demarcation point by installing a fiber jumper no greater than 30 feet in length.
      Pac-West may access a Dark Fiber Loop, a Dark Fiber Sub-Loop, or Dark Fiber IOF only at a pre-existing Verizon Accessible Terminal of such Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF. Dark Fiber Loops, Dark Fiber Sub-Loops and Dark Fiber IOF are not available to Pac-West unless such Dark Fiber Loops, Dark Fiber Sub-Loops or Dark Fiber IOF already are terminated on a Verizon Accessible Terminal. Except where required by Applicable Law, Verizon will not introduce additional splice points or open existing splice points or cases to accommodate Pac-West's request. Unused fibers located in a cable vault or a controlled environment vault, manhole or other location outside the Verizon Wire Center, and not terminated to a fiber patch panel, are not available to Pac-West.
      A strand shall not be deemed to be continuous if splicing is required to provide fiber continuity between two locations. Dark Fiber Loops, Dark Fiber Sub-Loops and Dark Fiber IOF will only be offered on a route-direct basis where facilities exist (i.e., no intermediate offices).
      Pac-West may collocate at an intermediate office the equipment necessary (e.g., a pre-wired, pre-assembled, fiber patch panel) for Pac-West to provide dark fiber continuity between two locations and to access Dark Fiber Loop, Dark Fiber Sub-Loop, and Dark Fiber IOF, as defined in this Section 8. Such collocation (including Virtual Collocation) will be provided pursuant to the terms of the Collocation Attachment.
      Verizon shall perform all work necessary to install (1) a cross connect or a fiber jumper from a Verizon Accessible Terminal to a Pac-West collocation arrangement or (2) from a Verizon Accessible Terminal to Pac-West's demarcation point at a Customer premises or Pac-West Central Office.
      A Dark Fiber Inquiry must be submitted prior to submitting an ASR. Upon receipt of the completed Dark Fiber Inquiry, Verizon will initiate a review of its cable records to determine whether Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF may be available between the locations and in the quantities specified. Verizon will respond within fifteen (15) Business Days from receipt of the Pac-West's request, indicating whether Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF may be available based on the records search except that for voluminous requests or large, complex projects, Verizon reserves the right to negotiate a different interval. The Dark Fiber Inquiry is a record search and does not guarantee the availability of Dark Fiber Loops, Dark Fiber Sub-Loops or Dark Fiber IOF.
        Pac-West shall indicate on the Dark Fiber Inquiry Form whether the available Dark Fiber should be reserved, at the rates set forth in the Pricing Attachment, pending receipt of an order for the Dark Fiber.
        Upon request from Pac-West as indicated on the Dark Fiber Inquiry Form, Verizon shall hold such requested Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF for Pac-West's use for ten (10) Business Days from Pac-West's receipt of Acknowledgement and may not allow any other party (including Verizon) to use such fiber during that time period.
        Pac-West shall submit an order for the reserved Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF as soon as possible using the standard ordering process or parallel provisioning process as described in Section 8.2.6.5. The standard ordering process shall be used when Pac-West does not have additional requirements for Collocation. The parallel provisioning process shall be used when Pac-West requires new Collocation facilities or changes to existing Collocation arrangements.
        If no order is received from Pac-West for the reserved Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF within ten (10) Business Days from Pac-West's receipt of Acknowledgement, Verizon shall return to spare the reserved Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF that Verizon previously notified Pac-West are available. Should Pac-West submit an order to Verizon after the ten (10) Business Day reservation period for access to a Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF that Verizon has previously notified Pac-West was available, Pac-West assumes all risk that such Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF will no longer be available.
        Upon Pac-West's request, the Parties will conduct parallel provisioning of Collocation and Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF in accordance with the following terms and conditions.
          Pac-West will use existing interfaces and Verizon's current applications and order forms to request Collocation and Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF.
          Verizon will parallel process Pac-West's requests for Collocation, including augments, and Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF.
          Before Pac-West submits a request for parallel provisioning of Collocation and Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF, Pac-West will:
              submit a Dark Fiber Inquiry Form and receive an Acknowledgement from Verizon; and
              submit a Collocation application for the Verizon Central Office(s) where the Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF terminates and receive confirmation from Verizon that Pac-West's Collocation application has been accepted.
          Pac-West will prepare requests for parallel provisioning of Collocation and Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF in the manner and form reasonably specified by Verizon.
          If Verizon rejects Pac-West's Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF request, Pac-West may cancel its Collocation application within five (5) Business Days of such rejection and receive a refund of the Collocation application fee paid by Pac-West, less the costs Verizon incurred to date.
          If Verizon accepts Pac-West's Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF request, Verizon will parallel provision the Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF to a temporary location in Verizon's Central Office(s). Verizon will charge and Pac-West will pay for parallel provisioning of such Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF at the rates specified in the Pricing Attachment beginning on the date that Verizon accepts each Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF request.
          Within ten (10) Business Days after Verizon completes a Pac-West Collocation application, Pac-West shall submit a Dark Fiber change request to reposition Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF from the temporary location in that Verizon Central Office(s) to the permanent location at Pac-West's Collocation arrangement in such Verizon Central Office(s). Pac-West will prepare such request(s) in the manner and form specified by Verizon.
          If Pac-West cancels its Collocation application, Pac-West must also submit a cancellation for the unbundled Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF provisioned to the temporary location in the Verizon Central Office(s).
      Pac-West shall order Dark Fiber Loops, Dark Fiber Sub-Loops or Dark Fiber IOF by sending to Verizon a separate ASR for each A to Z route.
      Access to Dark Fiber Loops, Dark Fiber Sub-Loops and Dark Fiber IOF that terminate in a Verizon premises must be accomplished via a collocation arrangement in that premises. In circumstances where collocation cannot be accomplished in the premises, the Parties agree to negotiate for possible alternative arrangements.
      A Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF will be offered to Pac-West in the condition that it is available in Verizon's network at the time that Pac-West submits its request (i.e., "as is"). In addition, Verizon shall not be required to convert lit fiber to a Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF for Pac-West's use.
      Spare wavelengths on fiber strands, where Wave Division Multiplexing (WDM) or Dense Wave Division Multiplexing (DWDM) equipment is deployed, are not considered to be Dark Fiber Loops, Dark Fiber Sub-Loops or Dark Fiber IOF, and, therefore, will not be offered to Pac-West as Dark Fiber Loops, Dark Fiber Sub-Loops or Dark Fiber IOF.
      Fiber that has been assigned to fulfill a Customer order, or for maintenance purposes or for Verizon's lit fiber optic systems will not be offered to Pac-West as Dark Fiber Loops, Dark Fiber Sub-Loops or Dark Fiber IOF. Verizon will maintain the following level of maintenance spares:
        For loop fiber for each end user premises: 4 maintenance spares
        For IOF fiber -
        Terminated Cable Size # Maintenance Fiber
        Up to 24 fibers 4
        25-48 fibers 6
        49-96 fibers 8
        97-144 fibers 10
        145 -432 fibers 12
        > 432 fibers 24
      Pac-West shall be responsible for providing all transmission, terminating and regeneration equipment necessary to light and use Dark Fiber Loops, Dark Fiber Sub-Loops, or Dark Fiber IOF.
      Pac-West may not resell Dark Fiber Loops, Dark Fiber Sub-Loops or Dark Fiber IOF, purchased pursuant to this Agreement to third parties.
      Except to the extent that Verizon is required by Applicable Law to provide Dark Fiber Loops, Dark Fiber Sub-Loops or Dark Fiber IOF to Pac-West for use for Special or Switched Exchange Access Services, Pac-West shall not use Dark Fiber Loops, Dark Fiber Sub-Loops or Dark Fiber IOF, for Special or Switched Exchange Access Services.
      In order to preserve the efficiency of its network, Verizon may, upon a showing of need to the Commission, limit Pac-West to leasing up to a maximum of twenty-five percent (25%) of the Fiber Loops, Fiber Sub-Loops or Fiber IOF in any given segment of Verizon's network. In addition, except as otherwise required by Applicable Law, Verizon may take any of the following actions, notwithstanding anything to the contrary in this Agreement:
        Revoke Dark Fiber Loops, Dark Fiber Sub-Loops or Dark Fiber IOF leased to Pac-West upon a showing of need to the Commission and twelve (12) months' advance written notice to Pac-West; and
        Verizon reserves and shall not waive, Verizon's right to claim before the Commission that Verizon should not have to fulfill a Pac-West order for Dark Fiber Loops, Dark Fiber Sub-Loops, or Dark Fiber IOF because that request would strand an unreasonable amount of fiber capacity, disrupt or degrade service to Customers or carriers other than Pac-West, or impair Verizon's ability to meet a legal obligation.
      Except as expressly set forth in this Agreement, Pac-West may not reserve Dark Fiber Loops, Dark Fiber Sub-Loops or Dark Fiber IOF.
      Pac-West shall be solely responsible for: (a) determining whether or not the transmission characteristics of the Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF accommodate the requirements of Pac-West; (b) obtaining any Rights of Way, governmental or private property permit, easement or other authorization or approval required for access to the Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF; (c) installation of fiber optic transmission equipment needed to power the Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF to transmit Telecommunications Services traffic; (d) installation of a demarcation point in a building where a Customer is located; and (e) Pac-West's collocation arrangements with any proper optical cross connects or other equipment that Pac-West needs to access Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF before it submits an order for such access. Pac-West hereby represents and warrants that it shall have all such rights of way, authorizations and the like applicable to the geographic location at which it wishes to establish a demarcation point for dark fiber, on or before the date that Pac-West places an order for the applicable dark fiber, and that it shall maintain the same going forward.
      Pac-West is responsible for trouble isolation before reporting trouble to Verizon. Verizon will restore continuity to Dark Fiber Loops, Dark Fiber Sub-Loops and Dark Fiber IOF that have been broken. Verizon will not repair a Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF that is capable of transmitting light, even if the transmission characteristics of the Dark Fiber Loop, Dark Fiber Sub-Loop or Dark Fiber IOF have changed.
      Pac-West is responsible for all work activities at the Customer premises. Except as otherwise required by Applicable Law, all negotiations with the premises owner are solely the responsibility of Pac-West.
  Network Interface Device
    Subject to the conditions set forth in Section 1, at Pac-West's request, Verizon shall permit Pac-West to connect a Pac-West Loop to the Inside Wiring of a Customer through the use of a Verizon NID in accordance with this Section 9 and the rates and charges provided in the Pricing Attachment. Verizon shall provide Pac-West with access to NIDs in accordance with, but only to the extent required by, Applicable Law. Pac-West may access a Verizon NID either by means of a connection (but only if the use of such connection is technically feasible) from an adjoining Pac-West NID deployed by Pac-West or, if an entrance module is available in the Verizon NID, by connecting a Pac-West Loop to the Verizon NID. In all cases, Verizon shall perform this connection. When necessary, Verizon will rearrange its facilities to provide access to an existing Customer's Inside Wire. An entrance module is available only if facilities are not connected to it.
    In no case shall either Party access, remove, disconnect or in any other way rearrange, Loop facilities from the other Party's NIDs, enclosures, or protectors.
    In no case shall either Party access, remove, disconnect or in any other way rearrange, a Customer's Inside Wiring from the other Party's NIDs, enclosures, or protectors where such Customer Inside Wiring is used in the provision of ongoing Telecommunications Service to that Customer.
    In no case shall either Party remove or disconnect ground wires from the other Party's NIDs, enclosures, or protectors.
    In no case shall either Party remove or disconnect NID modules, protectors, or terminals from the other Party's NID enclosures.
    Maintenance and control of premises Inside Wiring is the responsibility of the Customer. Any conflicts between service providers for access to the Customer's Inside Wiring must be resolved by the person who controls use of the wiring (e.g., the Customer).
    When Pac-West is connecting a Pac-West-provided Loop to the Inside Wiring of a Customer's premises through the Customer's side of the Verizon NID, Pac-West does not need to submit a request to Verizon and Verizon shall not charge Pac-West for access to the Verizon NID. In such instances, Pac-West shall comply with the provisions of Sections 9.2 through 9.7 of this Agreement and shall access the Customer's Inside Wire in the manner set forth in Section 9.8 of this Agreement.
    Due to the wide variety of NIDs utilized by Verizon (based on Customer size and environmental considerations), Pac-West may access the Customer's Inside Wiring, acting as the agent of the Customer by any of the following means:
      Where an adequate length of Inside Wiring is present and environmental conditions permit, Pac-West may remove the Inside Wiring from the Customer's side of the Verizon NID and connect that Inside Wiring to Pac-West's NID.
      Where an adequate length of Inside Wiring is not present or environmental conditions do not permit, Pac-West may enter the Customer side of the Verizon NID enclosure for the purpose of removing the Inside Wiring from the terminals of Verizon's NID and connecting a connectorized or spliced jumper wire from a suitable "punch out" hole of such NID enclosure to the Inside Wiring within the space of the Customer side of the Verizon NID. Such connection shall be electrically insulated and shall not make any contact with the connection points or terminals within the Customer side of the Verizon NID.
      Pac-West may request Verizon to make other rearrangements to the Inside Wiring terminations or terminal enclosure on a time and materials cost basis to be charged to the requesting party (i.e. Pac-West, its agent, the building owner or the Customer). If Pac-West accesses the Customer's Inside Wiring as described in this Section 9.8.3, time and materials charges will be billed to the requesting party (i.e. Pac-West, its agent, the building owner or the Customer).
  Unbundled Switching Elements
    Subject to the conditions set forth in Section 1, Verizon shall make available to Pac-West the Local Switching Element and Tandem Switching Element unbundled from transport, local Loop transmission, or other services, in accordance with this Section 10 and the rates and charges provided in the Pricing Attachment. Verizon shall provide Pac-West with access to the Local Switching Element and the Tandem Switching Element in accordance with, but only to the extent required by, Applicable Law.
    Local Switching.
      The unbundled Local Switching Element includes line side and trunk side facilities (e.g. line and trunk side Ports such as analog and ISDN line side Ports and DS1 trunk side Ports), plus the features, functions, and capabilities of the switch. It consists of the line-side Port (including connection between a Loop termination and a switch line card, telephone number assignment, basic intercept, one primary directory listing, presubscription, and access to 911, operator services, and directory assistance), line and line group features (including all vertical features and line blocking options that the switch and its associated deployed switch software is capable of providing and are currently offered to Verizon's local exchange Customers), usage (including the connection of lines to lines, lines to trunks, trunks to lines, and trunks to trunks), and trunk features (including the connection between the trunk termination and a trunk card).
      Verizon shall offer, as an optional chargeable feature, usage tapes in accordance with Section 8 of the Additional Services Attachment.
      Pac-West may request activation or deactivation of features on a per-port basis at any time, and shall compensate Verizon for the non-recurring charges associated with processing the order. Pac-West may submit a Bona Fide Request in accordance with Section 14.3 for other switch features and functions that the switch is capable of providing, but which Verizon does not currently provide, or for customized routing of traffic other than operator services and/or directory assistance traffic. Verizon shall develop and provide these requested services where technically feasible with the agreement of Pac-West to pay the recurring and non-recurring costs of developing, installing, updating, providing and maintaining these services.
    Network Design Request (NDR).

    Prior to submitting any order for unbundled Local Switching (as a UNE or in combination with other UNEs), Pac-West shall complete the NDR process. As part of the NDR process, Pac-West shall request standardized or customized routing of its Customer traffic in conjunction with the provision of unbundled Local Switching.

    If Pac-West selects customized routing, Pac-West shall define the routing plan and Verizon shall implement such plan, subject to technical feasibility constraints. Time and Material Charges may apply.

    Tandem Switching.

  The unbundled Tandem Switching Element includes trunk-connect facilities, the basic switching function of connecting trunks to trunks, and the functions that are centralized in Tandem Switches. Unbundled Tandem switching creates a temporary transmission path between interoffice trunks that are interconnected at a Verizon access Tandem for the purpose of routing a call or calls.

  Unbundled Interoffice Facilities

  Subject to the conditions set forth in Section 1, where facilities are available, at Pac-West's request, Verizon shall provide Pac-West with IOF unbundled from other Network Elements at the rates set forth in the Pricing Attachment; provided, however, that Verizon shall offer unbundled shared IOF only to the extent that Pac-West also purchases unbundled Local Switching capability from Verizon in accordance with Section 10 of this Attachment. Verizon shall provide Pac-West with such IOF in accordance with, but only to the extent required by, Applicable Law.

  Signaling Networks and Call-Related Databases
    Subject to the conditions set forth in Section 1, Verizon shall provide Pac-West with access to databases and associated signaling necessary for call routing and completion by providing SS7 Common Channel Signaling ("CCS") Interconnection, and Interconnection and access to toll free service access code (e.g., 800/888/877) databases, LIDB, and any other necessary databases, in accordance with this Section 12 and the rates and charges provided in the Pricing Attachment. Such access shall be provided by Verizon in accordance with, but only to the extent required by, Applicable Law.
    Pac-West shall provide Verizon with CCS Interconnection required for call routing and completion, and the billing of calls which involve Pac-West's Customers, at non-discriminatory rates (subject to the provisions of the Pricing Attachment), terms and conditions, provided further that if the Pac-West information Verizon requires to provide such call-related functionality is resident in a database, Pac-West will provide Verizon with the access and authorization to query Pac-West's information in the databases within which it is stored.
    Alternatively, either Party ("Purchasing Party") may secure CCS Interconnection from a commercial SS7 hub provider (third party signaling provider) to transport signaling messages to and from the Verizon CCS network, and in that case the other Party will permit the Purchasing Party to access the same databases as would have been accessible if the Purchasing Party had connected directly to the other Party's CCS network. If a third party signaling provider is selected by Pac-West to transport signaling messages, that third party provider must present a letter of agency to Verizon, prior to the testing of the interconnection, authorizing the third party to act on behalf of Pac-West.
    Regardless of the manner in which Pac-West obtains CCS Interconnection, Pac-West shall comply with Verizon's SS7 certification process prior to establishing CCS Interconnection with Verizon.
    The Parties will provide CCS Signaling to each other, where and as available, in conjunction with all Reciprocal Compensation Traffic, Toll Traffic, Meet Point Billing Traffic, and Transit Traffic. The Parties will cooperate on the exchange of TCAP messages to facilitate interoperability of CCS-based features between their respective networks, including all CLASS Features and functions, to the extent each Party offers such features and functions to its Customers. All CCS Signaling parameters will be provided upon request (where available), including called party number, Calling Party Number, originating line information, calling party category, and charge number. All privacy indicators will be honored as required under applicable law.
    The Parties will follow all OBF-adopted standards pertaining to CIC/OZZ codes.
    Where CCS Signaling is not available, in-band multi-frequency ("MF") wink start signaling will be provided. Any such MF arrangement will require a separate local trunk circuit between the Parties' respective switches in those instances where the Parties have established End Office to End Office high usage trunk groups. In such an arrangement, each Party will out pulse the full ten-digit telephone number of the called Party to the other Party.
    The Parties acknowledge that there is a network security risk associated with interconnection with the public Internet Protocol network, including, but not limited to, the risk that interconnection of Pac-West signaling systems to the public Internet Protocol network may expose Pac-West and Verizon signaling systems and information to interference by third parties. Pac-West shall notify Verizon in writing sixty (60) days in advance of installation of any network arrangement that may expose signaling systems or information to access through the public Internet Protocol network. Pac-West shall take commercially reasonable efforts to protect its signaling systems and Verizon's signaling systems from interference by unauthorized persons.
    Each Party shall provide trunk groups, where available and upon reasonable request, that are configured utilizing the B8ZS ESF protocol for 64 kbps clear channel transmission to allow for ISDN interoperability between the Parties' respective networks.
    The following publications describe the practices, procedures and specifications generally utilized by Verizon for signaling purposes and are listed herein to assist the Parties in meeting their respective Interconnection responsibilities related to Signaling:
      Telcordia Generic Requirements, GR-905-CORE, Issue 1, March, 1995, and subsequent issues and amendments; and
      Where applicable, Verizon Supplement Common Channel Signaling Network Interface Specification (Verizon-905).
    Each Party shall charge the other Party mutual and reciprocal rates for any usage-based charges for CCS Signaling, toll free service access code (e.g., 800/888/877) database access, LIDB access, and access to other necessary databases, as follows: Verizon shall charge Pac-West in accordance with the Pricing Attachment and the terms and conditions in applicable Tariffs. Pac-West shall charge Verizon rates equal to the rates Verizon charges Pac-West, unless Pac-West's Tariffs for CCS signaling provide for lower generally available rates, in which case Pac-West shall charge Verizon such lower rates. Notwithstanding the foregoing, to the extent a Party uses a third party vendor for the provision of CCS Signaling, such charges shall apply only to the third party vendor.
  Operations Support Systems

  Subject to the conditions set forth in Section 1 above and in Section 8 of the Additional Services Attachment, Verizon shall provide Pac-West with access via electronic inter faces to databases required for pre-ordering, ordering, provisioning, maintenance and repair, and billing. Verizon shall provide Pac-West with such access in accordance with, but only to the extent required by, Applicable Law. All such transactions shall be submitted by Pac-West through such electronic interfaces.

  Availability of Other Network Elements on an Unbundled Basis
    Any request by Pac-West for access to a Verizon Network Element that is not already available and that Verizon is required by Applicable Law to provide on an unbundled basis shall be treated as a Network Element Bona Fide Request pursuant to Section 14.3, below. Pac-West shall provide Verizon access to its Network Elements as mutually agreed by the Parties or as required by Applicable Law.
    Notwithstanding anything to the contrary in this Section 14, a Party shall not be required to provide a proprietary Network Element to the other Party under this Section 14 except as required by Applicable Law.
    Network Element Bona Fide Request (BFR).
      Each Party shall promptly consider and analyze access to a new unbundled Network Element in response to the submission of a Network Element Bona Fide Request by the other Party hereunder. The Network Element Bona Fide Request process set forth herein does not apply to those services requested pursuant to Report & Order and Notice of Proposed Rulemaking 91-141 (rel. Oct. 19, 1992) pp 259 and n.603 or subsequent orders.
      A Network Element Bona Fide Request shall be submitted in writing and shall include a technical description of each requested Network Element.
      The requesting Party may cancel a Network Element Bona Fide Request at any time, but shall pay the other Party's reasonable and demonstrable costs of processing and/or implementing the Network Element Bona Fide Request up to the date of cancellation.
      Within ten (10) Business Days of its receipt, the receiving Party shall acknowledge receipt of the Network Element Bona Fide Request.
      Except under extraordinary circumstances, within thirty (30) days of its receipt of a Network Element Bona Fide Request, the receiving Party shall provide to the requesting Party a preliminary analysis of such Network Element Bona Fide Request. The preliminary analysis shall confirm that the receiving Party will offer access to the Network Element or will provide a detailed explanation that access to the Network Element is not technically feasible and/or that the request does not qualify as a Network Element that is required to be provided by Applicable Law.
      If the receiving Party determines that the Network Element Bona Fide Request is technically feasible and access to the Network Element is required to be provided by Applicable Law, it shall promptly proceed with developing the Network Element Bona Fide Request upon receipt of written authorization from the requesting Party. When it receives such authorization, the receiving Party shall promptly develop the requested services, determine their availability, calculate the applicable prices and establish installation intervals. Unless the Parties otherwise agree, the Network Element requested must be priced in accordance with Section 252(d)(1) of the Act.
      As soon as feasible, but not more than ninety (90) days after its receipt of authorization to proceed with developing the Network Element Bona Fide Request, the receiving Party shall provide to the requesting Party a Network Element Bona Fide Request quote which will include, at a minimum, a description of each Network Element, the availability, the applicable rates, and the installation intervals.
      Within thirty (30) days of its receipt of the Network Element Bona Fide Request quote, the requesting Party must either confirm its order for the Network Element Bona Fide Request pursuant to the Network Element Bona Fide Request quote or seek arbitration by the Commission pursuant to Section 252 of the Act.
      If a Party to a Network Element Bona Fide Request believes that the other Party is not requesting, negotiating or processing the Network Element Bona Fide Request in good faith, or disputes a determination, or price or cost quote, or is failing to act in accordance with Section 251 of the Act, such Party may seek mediation or arbitration by the Commission pursuant to Section 252 of the Act.
  Maintenance of Network Elements

  If (a) Pac-West reports to Verizon a Customer trouble, (b) Pac-West requests a dispatch, (c) Verizon dispatches a technician, and (d) such trouble was not caused by Verizon's facilities or equipment in whole or in part, then Pac-West shall pay Verizon a charge set forth in the Pricing Attachment for time associated with said dispatch. In addition, this charge also applies when the Customer contact as designated by Pac-West is not available at the appointed time. Pac-West accepts responsibility for initial trouble isolation and providing Verizon with appropriate dispatch information based on its test results. If, as the result of Pac-West instructions, Verizon is erroneously requested to dispatch to a site on Verizon company premises ("dispatch in"), a charge set forth in the Pricing Attachment will be assessed per occurrence to Pac-West by Verizon. If as the result of Pac-West instructions, Verizon is erroneously requested to dispatch to a site outside of Verizon company premises ("dispatch out"), a charge set forth in the Pricing Attachment will be assessed per occurrence to Pac-West by Verizon. Verizon agrees to respond to Pac-West trouble reports on a non-discriminatory basis consistent with the manner in which it provides service to its own retail Customers or to any other similarly situated Telecommunications Carrier.

  Combinations
    Subject to the conditions set forth in Section 1, Verizon shall be obligated to provide a combination of Network Elements (a "Combination") only to the extent provision of such Combination is required by Applicable Law. To the extent Verizon is required by Applicable Law to provide a Combination to Pac-West, Verizon shall provide such Combination in accordance with, and subject to, requirements established by Verizon that are consistent with Applicable Law (such requirements, the "Combo Requirements"). Verizon shall make the Combo Requirements publicly available in an electronic form.
    In connection with the foregoing, Verizon shall make available Enhanced Extended Loops (EELs) to Pac-West pursuant to Applicable Law. An EEL consists of a combination of unbundled loop and dedicated transport network elements, and multiplexing (if required). Where Pac-West requests a new EEL or conversion of a special access circuit to an EEL, the availability of the EEL will be subject to Applicable Law (including without limitation, the FCC's order released November 5, 1999 [the "UNE Remand Order"], and the Supplemental Order Clarification, released June 2, 2000, in CC Docket 96-98.
  Rates and Charges

  The rates and charges for UNEs, Combinations and other services, facilities and arrangements, offered under this Attachment shall be as provided in this Attachment and the Pricing Attachment.

  COLLOCATION ATTACHMENT

  Verizon's Provision of Collocation

  Verizon shall provide to Pac-West, in accordance with this Agreement, Verizon's applicable Tariffs and the requirements of Applicable Law, Collocation for the purpose of facilitating Pac-West's interconnection with facilities or services of Verizon or access to Unbundled Network Elements of Verizon. Subject to the foregoing, Verizon shall provide Collocation to Pac-West in accordance with the rates, terms and conditions set forth in Verizon's Collocation tariff, and Verizon shall do so regardless of whether or not such rates, terms and conditions are effective.

  Pac-West's Provision of Collocation

  If Pac-West offers collocation of facilities and equipment for the purpose of facilitating interconnection with facilities or services of Pac-West pursuant to a Pac-West Tariff, upon request by Verizon, Pac-West shall provide such collocation to Verizon pursuant to Pac-West's Tariff. In the absence of such a Tariff, if Pac-West elects, at its sole discretion, to provide collocation to Verizon, such collocation shall be provided in accordance with rates, terms and conditions negotiated, and agreed to in writing, by the Parties.

  911 ATTACHMENT

  911/E-911 Arrangements
    Pac-West may, at its option, interconnect to the Verizon 911/E-911 Selective Router or 911 Tandem Offices, as appropriate, that serve the areas in which Pac-West provides Telephone Exchange Services, for the provision of 911/E-911 services and for access to all subtending Public Safety Answering Points (PSAP). In such situations, Verizon will provide Pac-West with the appropriate CLLI codes and specifications of the Tandem Office serving area. In areas where E-911 is not available, Pac-West and Verizon will negotiate arrangements to connect Pac-West to the 911 service in accordance with applicable state law.
    Path and route diverse Interconnections for 911/E-911 shall be made at the Pac-West POI, the Verizon Wire Center, or other points as necessary and mutually agreed, and as required by law or regulation.
    Within thirty (30) days of its receipt of a complete and accurate request from Pac-West, to include all required information and applicable forms, and to the extent authorized by the relevant federal, state, and local authorities, Verizon will provide Pac-West, where Verizon offers 911 service, with the following at a reasonable fee, if applicable:
      a file via electronic medium containing the Master Street Address Guide ("MSAG") for each county within the LATA(s) where Pac-West is providing, or represents to Verizon that it intends to provide within sixty (60) days of Pac-West's request, local exchange service, which MSAG shall be updated as the need arises and a complete copy of which shall be made available on an annual basis;
      a list of the address and CLLI code of each 911/E-911 selective router or 911 Tandem office(s) in the area in which Pac-West plans to offer Telephone Exchange Service;
      a list of geographical areas, e.g., LATAs, counties or municipalities, with the associated 911 tandems, as applicable.
      a list of Verizon personnel who currently have responsibility for 911/E-911 requirements, including a list of escalation contacts should the primary contacts be unavailable.
      any special 911 trunking requirements for each 911/E-911 selective router or 911 Tandem Office, where available, and;
      prompt return of any Pac-West 911/E-911 data entry files containing errors, so that Pac-West may ensure the accuracy of the Customer records.
  Electronic Interface

  Pac-West shall use, where available, the appropriate Verizon electronic interface, through which Pac-West shall input and provide a daily update of 911/E-911 database information related to appropriate Pac-West Customers. In those areas where an electronic interface is not available, Pac-West shall provide Verizon with all appropriate 911/E-911 information such as name, address, and telephone number via facsimile for Verizon's entry into the 911/E-911 database system. Any 911/E-911-related data exchanged between the Parties prior to the availability of an electronic interface shall conform to Verizon standards, whereas 911/E-911-related data exchanged electronically shall conform to the National Emergency Number Association standards (NENA). Pac-West may also use the electronic interface, where available, to query the 911/E-911 database to verify the accuracy of Pac-West Customer information.

  911 Interconnection

  Verizon and Pac-West will use commercially reasonable efforts to facilitate the prompt, robust, reliable and efficient interconnection of Pac-West systems to the 911/E-911 platforms and/or systems.

  911 Facilities

  Pac-West shall be responsible for providing facilities from the Pac-West End Office to the 911 Tandem or selective router. Pac-West shall deploy diverse routing of 911 trunk pairs to the 911 tandem or selective router.

  Local Number Portability for use with 911

  The Parties acknowledge that until Local Number Portability (LNP) with full 911/E-911 compatibility is utilized for all ported telephone numbers, the use of Interim Number Portability ("INP") creates a special need to have the Automatic Location Identification (ALI) screen reflect two numbers: the "old" number and the "new" number assigned by Pac-West. Therefore, for those ported telephone numbers using INP, Pac-West will provide the 911/E-911 database with both the forwarded number and the directory number, as well as all other required information including the appropriate address information for the customer for entry into the 911/E-911 database system. Further, Pac-West will outpulse the telephone number to which the call has been forwarded (that is, the Customer's ANI) to the 911 Tandem office or selective router. Pac-West will include their NENA five character Company Identification ("COID") for inclusion in the ALI display.

    Pac-West is required to enter data into the 911/E-911 database under the NENA Standards for LNP. This includes, but is not limited to, using Pac-West's NENA COID to lock and unlock records and the posting of Pac-West's NENA COID to the ALI record where such locking and migrating feature for 911/E-911 records are available or as defined by local standards.
  PSAP Coordination

  Verizon and Pac-West will work cooperatively to arrange meetings with PSAPs to answer any technical questions the PSAPs, or county or municipal coordinators may have regarding the 911/E-911 arrangements.

  911 Compensation

  Pac-West will compensate Verizon for connections to its 911/E-911 platform and/or system pursuant to the rate schedule included in the Pricing Attachment.

  911 Rules and Regulations

  Pac-West and Verizon will comply with all applicable rules and regulations (including 911 taxes and surcharges as defined by local requirements) pertaining to the provision of 911/E-911 services in California.

  PRICING ATTACHMENT

  General
    As used in this Attachment, the term "Charges" means the rates, fees, charges and prices for a Service.
    Except as stated in Section 2 or Section 3, below, Charges for Services shall be as stated in this Section 1.
    The Charges for a Service shall be the Charges for the Service stated in the Providing Party's applicable Tariff.
    In the absence of Charges for a Service established pursuant to Section 1.3, the Charges shall be as stated in Appendix A of this Pricing Attachment.
    The Charges stated in Appendix A of this Pricing Attachment shall be automatically superseded by any applicable Tariff Charges. The Charges stated in Appendix A of this Pricing Attachment also shall be automatically superseded by any new Charge(s) when such new Charge(s) are required by any order of the Commission or the FCC, approved by the Commission or the FCC, or otherwise allowed to go into effect by the Commission or the FCC (including, but not limited to, in a Tariff that has been filed with the Commission or the FCC), provided such new Charge(s) are not subject to a stay issued by any court of competent jurisdiction.
    In the absence of Charges for a Service established pursuant to Sections 1.3 through 1.5, if Charges for a Service are otherwise expressly provided for in this Agreement, such Charges shall apply.
    In the absence of Charges for a Service established pursuant to Sections 1.3 through 1.6, the Charges for the Service shall be the Providing Party's FCC or Commission approved Charges.
    In the absence of Charges for a Service established pursuant to Sections 1.3 through 1.7, the Charges for the Service shall be mutually agreed to by the Parties in writing.
  Verizon Telecommunications Services Provided to Pac-West for Resale Pursuant to the Resale Attachment
    Verizon Telecommunications Services for which Verizon is Required to Provide a Wholesale Discount Pursuant to Section 251(c)(4) of the Act.
      The Charges for a Verizon Telecommunications Service purchased by Pac-West for resale for which Verizon is required to provide a wholesale discount pursuant to Section 251(c)(4) of the Act shall be the Retail Price for such Service set forth in Verizon's applicable Tariffs (or, if there is no Tariff Retail Price for such Service, Verizon's Retail Price for the Service that is generally offered to Verizon's Customers), less, to the extent required by Applicable Law: (a) the applicable wholesale discount stated in Verizon's Tariffs for Verizon Telecommunications Services purchased for resale pursuant to Section 251(c)(4) of the Act; or, (b) in the absence of an applicable Verizon Tariff wholesale discount for Verizon Telecommunications Services purchased for resale pursuant to Section 251(c)(4) of the Act, the applicable wholesale discount stated in Appendix A for Verizon Telecommunications Services purchased for resale pursuant to Section 251(c)(4) of the Act.
      The Charges for a Verizon Telecommunications Service Customer Specific Arrangement ("CSA") purchased by Pac-West for resale pursuant to Section 3.3 of the Resale Attachment for which Verizon is required to provide a wholesale discount pursuant to Section 251(c)(4) of the Act, shall be the Retail Price for the CSA, less, to the extent required by Applicable Law: (a) the applicable wholesale discount stated in Verizon's Tariffs for Verizon Telecommunications Services purchased for resale pursuant to Section 251(c)(4) of the Act; or, (b) in the absence of an applicable Verizon Tariff wholesale discount for Verizon Telecommunications Services purchased for resale pursuant to Section 251(c)(4) of the Act, the applicable discount stated in Appendix A for Verizon Telecommunications Services purchased for resale pursuant to Section 251(c)(4) of the Act. Notwithstanding the foregoing, in accordance with, and to the extent permitted by Applicable Law, Verizon may establish a wholesale discount for a CSA that differs from the wholesale discount that is generally applicable to Telecommunications Services provided to Pac-West for resale pursuant to Section 251(c)(4) of the Act.
      Notwithstanding Sections 2.1 and 2.2, in accordance with, and to the extent permitted by Applicable Law, Verizon may at any time establish a wholesale discount for a Telecommunications Service (including, but not limited to, a CSA) that differs from the wholesale discount that is generally applicable to Telecommunications Services provided to Pac-West for resale pursuant to Section 251(c)(4) of the Act.
      The wholesale discount stated in Appendix A shall be automatically superseded by any new wholesale discount when such new wholesale discount is required by any order of the Commission or the FCC, approved by the Commission or the FCC, or otherwise allowed to go into effect by the Commission or the FCC, provided such new wholesale discount is not subject to a stay issued by any court of competent jurisdiction.
      The wholesale discount provided for in Sections 2.1.1 through 2.1.3 shall not be applied to:
        Short term promotions as defined in 47 CFR § 51.613;
        Except as otherwise provided by Applicable Law, Exchange Access services;
        Subscriber Line Charges, Federal Line Cost Charges, end user common line Charges, taxes, and government Charges and assessment (including, but not limited to, 9-1-1 Charges and Dual Party Relay Service Charges).
        Any other service or Charge that the Commission, the FCC, or other governmental entity of appropriate jurisdiction determines is not subject to a wholesale rate discount under Section 251(c)(4) of the Act.
    Verizon Telecommunications Services for which Verizon is Not Required to Provide a Wholesale Discount Pursuant to Section 251(c)(4) of the Act.
      The Charges for a Verizon Telecommunications Service for which Verizon is not required to provide a wholesale discount pursuant to Section 251(c)(4) of the Act shall be the Charges stated in Verizon's Tariffs for such Verizon Telecommunications Service (or, if there are no Verizon Tariff Charges for such Service, Verizon's Charges for the Service that are generally offered by Verizon).
      The Charges for a Verizon Telecommunications Service customer specific contract service arrangement ("CSA") purchased by Pac-West pursuant to Section 3.3 of the Resale Attachment for which Verizon is not required to provide a wholesale discount pursuant to Section 251(c)(4) of the Act shall be the Charges provided for in the CSA and any other Charges that Verizon could bill the person to whom the CSA was originally provided (including, but not limited to, applicable Verizon Tariff Charges).
    Other Charges.
      Pac-West shall pay, or collect and remit to Verizon, without discount, all Subscriber Line Charges, Federal Line Cost Charges, and end user common line Charges, associated with Verizon Telecommunications Services provided by Verizon to Pac-West.
  Pac-West Prices

  The charges that Pac-West bills Verizon for Pac-West's Services shall be as provided in Pac-West's applicable tariffs and/or contracts.

  Section 271

  If Verizon is a Bell Operating Company (as defined in the Act) and in order to comply with Section 271(c)(2)(B) of the Act provides a Service under this Agreement that Verizon is not required to provide by Section 251 of the Act, Verizon shall have the right to establish Charges for such Service in a manner that differs from the manner in which under Applicable Law (including, but not limited to, Section 252(d) of the Act) Charges must be set for Services provided under Section 251.

  Regulatory Review of Prices

Notwithstanding any other provision of this Agreement, each Party reserves its respective rights to institute an appropriate proceeding with the FCC, the Commission or other governmental body of appropriate jurisdiction: (a) with regard to the Charges for its Services (including, but not limited to, a proceeding to change the Charges for its services, whether provided for in any of its Tariffs, in Appendix A, or otherwise); and (b) with regard to the Charges of the other Party (including, but not limited to, a proceeding to obtain a reduction in such Charges and a refund of any amounts paid in excess of any Charges that are reduced).

APPENDIX A TO THE PRICING ATTACHMENT

Ver. 1.1

Rates and Charges for Transportation and Termination of Traffic

A. Reciprocal Compensation Traffic Termination

Reciprocal Compensation Traffic End Office Rate $0.001457# per minute of use.

Reciprocal Compensation Traffic Tandem Rate: $0.0030672♦ # per minute of use.

B. The Tandem Transit Traffic Service Charge is $0.0014055♦ # per minute of use.

C. Entrance Facility and Transport for Interconnection Charge: See Intrastate Special Access Tariff

Services Available for Resale

The avoided cost discount for all Resale services is 12.00%.

Prices for Unbundled Network Elements

Monthly Recurring Charges

Local Loop

2 Wire Analog Loop (inclusive of NID)

Zone 1 (former GTEC area) $ 10.56#

Zone 2 (former Contel CA area) $ 22.37#

4 Wire Analog Loop (inclusive of NID)

Zone 1 (former GTEC area) $ 21.73 #

Zone 2 (former Contel CA area) $ 46.03 #

2 Wire Digital Loop (inclusive of NID)

Zone 1 (former GTEC area) $ 10.56 #

Zone 2 (former Contel CA area) $ 22.37 #

4 Wire Digital Loop (inclusive of NID)

Zone 1 (former GTEC area) $ 21.73 #

Zone 2 (former Contel CA area) $ 46.03 #

DS-1 Loop $ 97.98

DS-3 Loop $ 1,345.90

Supplemental Features:

ISDN-BRI Line Loop Extender $ 8.78

DS1 Clear Channel Capability $ 25.00

Sub-Loop

2-Wire Feeder $ 9.43

2-Wire Distribution $ 17.51

4-Wire Feeder $ 13.55

4-Wire Distribution $ 25.16

2-Wire Drop $ 3.50

4-Wire Drop $ 5.03

Inside Wire BFR

Network Interface Device (leased separately)

Basic NID: $ 0.93

Complex (12 x) NID $ 1.10

Switching

Port

Basic Analog Line Side Port $ 2.12 #

Coin Line Side Port $ 22.75

ISDN BRI Digital Line Side Port $ 30.49

DS-1 Digital Trunk Side Port $ 54.67 #

ISDN PRI Digital Trunk Side Port $ 603.15

Vertical Features See Attached List

Usage Charges (must purchase Port) - Per Minute of Use Charges

Local Central Office Switching

(MOU) $ 0.001457 #

Common Shared Transport

Transport Facility (Average MOU/ALM) $ 0.0000155 ♦

Transport Termination (Average MOU/Term) $ 0.0002047 ♦

Tandem Switching (MOU) $ 0.001038 #

Terminating to Originating Ratio 1.00

Dedicated Transport Facilities

CLEC Dedicated Transport

CDT 2 Wire $ 27.80

CDT 4 Wire $ 39.65

CDT DS1 $ 171.37 ♦

CDT DS3 Optical Interface $ 1,125.00

CDT DS3 Electrical Interface $ 738.50 ♦

Interoffice Dedicated Transport

IDT DS0 Transport Facility per ALM $ 0.40

IDT DS0 Transport Termination $ 3.18

IDT DS1 Transport Facility per ALM $ 0.95 ♦

IDT DS1 Transport Termination $ 37.97 ♦

IDT DS3 Transport Facility per ALM $ 22.62 ♦

IDT DS3 Transport Termination $ 344.54 ♦

Multiplexing

DS1 to Voice Multiplexing $ 123.74

DS3 to DS1 Multiplexing $ 373.55 ♦

DS1 Clear Channel Capability $ 25.00

Unbundled Dark Fiber

Unbundled Dark Fiber Loops/Sub-Loops

Dark Fiber Loop $ 67.13

Dark Fiber Sub-Loop - Feeder $ 53.17

Dark Fiber Sub-Loop - Distribution $ 13.96

Unbundled Dark Fiber Dedicated Transport

Dark Fiber IDT -Facility $ 24.80

Dark Fiber IDT -Termination $ 6.34

Intermediate Office Cross Connect TBD

Loop Conditioning

Loop Conditioning Greater than 12K ft $ 1.50

Line Sharing Loop

Loop - Copper $ 0.00§

UNE-P Pricing

MRCs. The MRC for a UNE-P will generally be equal to the sum of the MRCs for the combined UNEs (e.g. the total of the UNE loop charge plus the UNE port charges in the Agreement (see Note A) plus: UNE local switching (per minute originating usage plus T/O factor to determine terminating minutes) based on UNE local switching rates in the Agreement plus UNE shared transport and tandem switching (based on factors for percent interoffice and tandem switch usage, plus assumed transport mileage of 10 miles and 2 terms) based on UNE shared transport rates in the Agreement plus UNE Vertical Services charges (optional per line charges, if allowed by the Agreement).

(Note A): UNE platforms are available in four loop/port configurations as shown below. If the price for any component of these platforms is not set forth herein, Verizon will use the ICB process to determine the appropriate price and TBD pricing shall apply.

UNE Basic Analog Voice Grade Platform consists of the following components:

UNE 2-wire Analog loop; and

UNE Basic Analog Line Side port

UNE ISDN BRI Platform consists of the following components:

UNE 2-wire Digital loop; and

UNE ISDN BRI Digital Line Side port

UNE ISDN PRI Platform consists of the following components:

UNE DS1 loop; and

UNE ISDN PRI Digital Trunk Side port

UNE DS1 Platform consists of the following components:

UNE DS1 loop; and

UNE DS1 Digital Trunk Side port

NRCs.

Optional NRCs will apply as ordered by the CLEC including such charges as Expedites, Coordinated Conversions, loop Conditioning, etc.

Operator Services and Directory Assistance Services (OS/DA). If ***CLEC Acronym TXT*** does not initially utilize available customized routing services to re-route OS/DA calls to its own or another party's operator services platform, Verizon will bill the CLEC for OS/DA calls at a market-based ICB rate pending ***CLEC Acronym TXT***'s completion of a separate OS/DA agreement.

EEL Pricing

MRCs. The MRCs for an EEL will generally be equal to the applicable MRCs for UNEs and Multiplexing that comprise an EEL arrangement (e.g. UNE Loop, IDT, CDT, Multiplexing, & Clear Channel Capability).

CALIFORNIA UNBUNDLED VERTICAL FEATURES
VERTICAL FEATURES		(Subject to Availability)
Call Waiting	$/Feature/Month	$0.00 #
Call Forwarding (Multipath)	$/Feature/Month	$0.00 #
Call Waiting ID	$/Feature/Month	$ 0.00 #
Cancel Call Waiting	$/Feature/Month	$ 0.00 #
Caller ID	$/Feature/Month	$0.00 #
* 69	$/Feature/Month	$0.00 #
Call Forwarding (Variable) - Busy/Don't Answer	$/Feature/Month	$0.00 #
Call Forwarding	$/Feature/Month	$ 0.00 #
Select Call Forwarding	$/Feature/Month	$0.00 #
Priority Call	$/Feature/Month	$0.00 #
Caller ID - Number Only	$/Feature/Month	$0.00 #
Distinctive Ring - 1 Number	$/Feature/Month	$0.00 #
Three-Way Calling	$/Feature/Month	$0.00 #
Busy Redial	$/Feature/Month	$0.00 #
Speed Dialing 30	$/Feature/Month	$0.00 #
Speed Dialing 8	$/Feature/Month	$0.00 #
Call Block	$/Feature/Month	$ 0.00 #
Anonymous Call Block	$/Feature/Month	$0.00 #
Selective Blocking	$/Feature/Month	$0.00 #
Complete Blocking	$/Feature/Month	$0.00 #
Call Trace	$/Feature/Month	$ 0.00 #
Do Not Disturb	$/Feature/Month	$ 0.00 #
Call Waiting / Cancel Call Waiting	$/Feature/Month	$ 0.00 #
Caller ID - Anonymous Call Block	$/Feature/Month	$ 0.00 #
Caller ID - Number Only with Anonymous Call Block	$/Feature/Month	$ 0.00 #
Call Forwarding - Busy	$/Feature/Month	$ 0.00 #
Call Forwarding - Busy Line Don't Answer	$/Feature/Month	$ 0.00 #
Call Forwarding - Don't Answer	$/Feature/Month	$ 0.00 #

NON-RECURRING CHARGES - LOOP AND PORT

Service Ordering (Loop or Port)

Initial Service Order, per order $ 31.71♦

Transfer of Service Charge, per order $ 15.83♦

Subsequent Service Order, per order $ 8.55♦

Installation

Unbundled Loop, per loop $ 14.03♦

Unbundled Port, per port $ 14.03♦

Loop Facility Charge, per order (See Note 1) $ 79.74♦

CUSTOM HANDLING

Coordinated Conversions:

ISO $ 21.12

Central Office Connection $ 10.01

Outside Facility Connection $ 9.26

Hot Coordinated Conversions First Hour:

ISO $ 36.79

Central Office Connection $ 41.03

Outside Facility Connection $ 37.03

Hot Coordinated Conversions per Additional Quarter Hour:

ISO $ 7.52

Central Office Connection $ 10.01

Outside Facility Connection $ 9.26

Note 1: The Loop Facility Charge will apply when field work is required for establishment of a new unbundled loop service.

NON-RECURRING CHARGES - OTHER UNEs
LOCAL WHOLESALE SERVICES	Ordering 100% Manual	Ordering Semi- Mech.	Provisioning
			Initial Unit	Addt'l Unit

UNBUNDLED NID

Exchange - Basic	$ 27.06	$ 18.83	$ 33.99	N/A

UNBUNDLED SUB-LOOP

Exchange - FDI Feeder Interconnection - Initial	$ 36.32	$ 26.88	$ 46.20	$ 24.97
Exchange - FDI Feeder Interconnection - Subsequent	$ 15.01	$ 11.83	$ 16.99	$ 7.22
Exchange - FDI Distribution Interconnection - Initial	$ 36.32	$ 26.88	$ 61.90	$ 30.36
Exchange - FDI Distribution Interconnection - Subsequent	$ 15.01	$ 11.83	$ 16.99	$ 7.22
Exchange - Serving Terminal Interconnection - Initial	$ 36.32	$ 26.88	$ 28.99	$ 15.51
Exchange - Serving Terminal Interconnection - Subsequent	$ 15.01	$ 11.83	$ 13.23	$ 6.41

UNBUNDLED DARK FIBER

Advanced - Service Inquiry Charge	$405.87	$405.65	N/A	N/A
Advanced - Interoffice Dedicated Transport - Initial	$ 64.80	$ 64.57	$267.28	$224.28
Advanced - Unbundled Loop - Initial	$ 64.80	$ 64.57	$261.86	$220.43
Advanced - Sub-Loop Feeder - Initial	$ 64.80	$ 64.57	$261.86	$220.43
Advanced - Sub-Loop Distribution - Initial	$ 64.80	$ 64.57	$264.84	$216.19
Dark Fiber Record Review	TBD
Intermediate Office Cross Connect	TBD
Dark Fiber Optional Engineering Services	TBD

ENHANCED EXTENDED LOOPS (EELs) Loop portion ( In addition, IDT and CDT charges apply if applicable to the EEL arrangement)

Advanced (2-wire and 4-wire) - Basic - Initial	$ 88.39	$ 56.13	$ 14.03	N/A
Advanced (2-wire and 4-wire) - Basic - Subsequent	$ 38.02	$ 21.89	$ 14.03	N/A
DS1/DS3 - Initial	$ 97.94	$ 65.68	$ 14.03	N/A
DS1/DS3 - Subsequent	$ 38.02	$ 21.89	$ 14.03	N/A
DS3 to DS1 Multiplexer	N/A	N/A	$450.00	N/A
DS1 to DS0 Multiplexer	N/A	N/A	$800.00	N/A

Changeover Charge - (Conversion from Special Access to EELs or Transport)
Advanced - Basic (2-wire and 4-wire) Changeover (As Is)	$161.87	$ 99.77	$ 41.64	n/a
Advanced - Basic (2-wire and 4-wire) Changeover (As Is)- Additional MOG (Mass Order Generator) Only	$ 7.52	$ 4.56	$ 41.64	n/a
Advanced - Complex (DS1 and above) Changeover (As Is)	$179.37	$117.27	$ 41.64	n/a
Advanced - Complex (DS1 and above) Changeover (As Is)- Additional MOG (Mass Order Generator) Only	$ 7.52	$ 4.56	$ 41.64	n/a

UNE PLATFORM

Exchange - Basic - Initial	$ 31.57	$ 22.13	$ 28.23	$ 26.58
Exchange - Basic - Subsequent	$ 16.44	$ 13.26	$ 1.08	$ 1.08
Exchange - Basic - Changeover	$ 19.93	$ 15.54	$ 0.90	$ 0.90
Exchange - Complex Non-Digital - Initial	$ 41.35	$ 27.53	$162.41	$ 31.70
Exchange - Complex Non-Digital - Subsequent (Port Feature)	$ 16.44	$ 13.26	$ 5.89	$ 5.89
Exchange - Complex Non-Digital - Subsequent (Switch Feature Group)	$ 20.82	$ 13.26	$ 22.73	$ 22.73
Exchange - Complex Non-Digital - Changeover (As Is)	$ 22.35	$ 17.96	$ 3.61	$ 3.61
Exchange - Complex Non-Digital - Changeover (As Specified)	$ 30.08	$ 21.31	$ 20.97	$ 3.61
Exchange - Complex Digital - Initial	$ 41.35	$ 27.53	$205.75	$ 28.18
Exchange - Complex Digital - Subsequent (Port Feature)	$ 16.44	$ 13.26	$ 5.15	$ 5.15
Exchange - Complex Digital - Subsequent (Switch Feature Group)	$ 20.82	$ 13.26	$ 22.73	$ 22.73
Exchange - Complex Digital - Changeover (As Is)	$ 22.35	$ 17.96	$ 4.18	$ 4.18
Exchange - Complex Digital - Changeover (As Specified)	$ 30.08	$ 21.31	$ 80.98	$ 4.18
Advanced - Complex - Initial	$ 48.35	$ 34.53	$681.24	$303.66
Advanced - Complex - Subsequent	$ 20.82	$ 13.26	$ 65.81	$ 48.47
Advanced - Complex - Changeover (As Is)	$ 24.06	$ 19.67	$ 51.51	$ 34.17
Advanced - Complex - Changeover (As Specified)	$ 37.08	$ 28.31	$ 82.31	$ 64.97

INTEROFFICE DEDICATED TRANSPORT (IDT) (Also applies to IDT portion of an EEL arrangement)

Advanced (2-wire and 4-wire) - Basic - Initial	$ 95.49	$ 63.01	$428.58	N/A
Advanced (2-wire and 4-wire) - Basic - Subsequent	$ 45.12	$ 28.77	$ 58.20	N/A
Advanced (DS1 and above) - Complex - Initial	$105.04	$ 72.56	$584.49	N/A
Advanced (DS1 and above) - Complex - Subsequent	$ 45.12	$ 28.77	$ 86.80	N/A

CLEC DEDICATED TRANSPORT(IDT) (Also applies to CDT portion of an EEL arrangement)
Entrance Facility/Dedicated Transport DS0 - Initial	$ 95.49	$ 63.01	$390.08	N/A
Entrance Facility/Dedicated Transport DS0 - Subsequent	$ 45.12	$ 28.77	$ 58.20	N/A
Entrance Facility/Dedicated Transport DS1/DS3 - Initial	$105.04	$ 72.56	$515.03	N/A
Entrance Facility/Dedicated Transport DS1/DS3 - Subsequent	$ 45.12	$ 28.77	$ 86.80	N/A
Clear Channel Capability	N/A	N/A	$ 90.00	N/A

SIGNALING SYSTEM 7 (SS7)

Facilities and Trunks - Initial	$237.67	$205.19	$568.54	N/A
Facilities and Trunks - Subsequent (with Engineering Review)	$ 71.58	$ 55.23	$213.12	N/A
Facilities and Trunks - Subsequent (w/o Engineering Review)	$ 71.58	$ 55.23	$ 67.28	N/A
Trunks Only - Initial	$126.13	$ 93.65	$505.41	N/A
Trunks Only - Subsequent (with Engineering Review)	$ 49.46	$ 33.11	$202.03	N/A
Trunks Only - Subsequent (w/o Engineering Review)	$ 49.46	$ 33.11	$ 67.28	N/A
STP Ports (SS7 Links)	$237.67	$205.19	$438.81	N/A

CUSTOMIZED ROUTING	BFR	BFR	BFR	BFR

OTHER

Customer Record Search (per account)	$ 4.21	$ -	N/A	N/A
CLEC Account Establishment (per CLEC)	$166.32	$166.32	N/A	N/A
Design Change Charge - EELs and Transport	$ 27.00	$ 27.00	N/A	N/A

LINE SHARING - CLEC OWNED SPLITTER

CLEC Splitter Connection - Initial	$ 32.19	$ 22.52	$ 53.04	$ 47.29
CLEC Splitter Connection - Subsequent	$ 13.24	$ 9.83	$ 14.49	$ 13.53

Application of NRCs

Preordering:

CLEC Account Establishment is a one-time charge applied the first time that ***CLEC Acronym TXT*** orders any service from this Agreement.

Customer Record Search applies when ***CLEC Acronym TXT*** requests a summary of the services currently subscribed to by the end-user.

Ordering and Provisioning:

Initial Service Order (ISO) applies to each Local Service Request (LSR) and Access Service Request (ASR) for new service. Charge is Manual (e.g. for a faxed order) or Semi-Mechanized (e.g. for an electronically transmitted order) based upon the method of submission used by the CLEC.

Subsequent Service Order applies to each LSR/ASR for modifications to an existing service. Charge is Manual or Semi-Mechanized based upon the method of submission used by the CLEC.

Advanced ISO applies per LSR/ASR when engineering work activity is required to complete the order.

Exchange ISO applies per LSR/ASR when no engineering work activity is required to complete the order.

Provisioning - Initial Unit applies per ISO for the first unit installed. The Additional Unit applies for each additional unit installed on the same ISO.

Basic Provisioning applies to services that can be provisioned using standard network components maintained in inventory without specialized instructions for switch translations, routing, and service arrangements.

Complex Provisioning applies to services that require special instruction for the provisioning of the service to meet the customer's needs.

Examples of services and their Ordering/Provisioning category that applies:

Exchange-Basic: 2-Wire Analog, 4-Wire Analog, Standard Sub-Loop Distribution, Standard Sub-Loop Feeder, Drop and NID.

Exchange-Complex: Non-loaded Sub-Loop Distribution, Non-load Sub-Loop Feeder, Loop Conditioning, Customized Routing, ISDN BRI Digital Line Side Port and Line Sharing.

Advanced-Basic: 2-Wire Digital Loop, 4-Wire Digital Loop

Advanced-Complex: DS1 Loop, DS3 Loop, Dark Fiber, EELs, and ISDN PRI Digital Trunk Side Port

Conditioning applies in addition to the ISO, for each Loop or Sub-Loop UNE for the installation and grooming of Conditioning requests.

DS1 Clear Channel Capability applies in addition to the ISO, per DS1 for the installation and grooming of DS1 Clear Channel Capability requests.

Changeover Charge applies to UNE-P and EEL orders when an existing retail, resale, or special access service is already in place.

Service Inquiry - Dark Fiber applies per service inquiry when a CLEC requests Verizon to determine the availability of dark fiber on a specific route.

EELs - The NRCs that generally apply to an EEL arrangement are applicable ordering & provisioning charges for EEL Loops, IDT, CDT, Multiplexing and Clear Channel Capability

Custom Handling (These NRCs are in addition to any Preordering or Ordering and Provisioning NRCs):

Service Order Expedite applies if ***CLEC Acronym TXT*** requests service prior to the standard due date intervals and the expedite request can be met by Verizon.

Coordinated Conversion applies if ***CLEC Acronym TXT*** requests notification and coordination of service cutover prior to the service becoming effective.

Hot Coordinated Conversion First Hour applies if ***CLEC Acronym TXT*** requests real-time coordination of a service cutover that takes one hour or less.

Hot Coordinated Conversion Per Additional Quarter Hour applies, in addition to the Hot Coordinated Conversion First Hour, for every 15-minute segment of real-time coordination of a service cut-over that takes more than one hour.

Design Change Charge applies to EELs & Transport orders for design changes requested by the CLEC.

Rates and Charges for 911

See State Tariff

Collocation Rates

See CA Collocation Tariff CAL P.U.C No. K-9